    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 26, 1997


                                                      REGISTRATION NO. 333-23259
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                               AMENDMENT NO. 2 TO


                                   FORM SB-2

                             REGISTRATION STATEMENT

                                     Under

                           THE SECURITIES ACT OF 1933
                            ------------------------
                           BELL TECHNOLOGY GROUP LTD.

              (Exact name of small business issuer in its charter)

     DELAWARE                     7373                         13-3781263
  (State or other           (Primary Standard               (I.R.S. Employer
   jurisdiction                Industrial                 Identification No.)
 of incorporation)      Classification Code No.)

                              MARC H. BELL
                       BELL TECHNOLOGY GROUP LTD.
   295 LAFAYETTE          295 LAFAYETTE STREET            295 LAFAYETTE STREET
      STREET            NEW YORK, NEW YORK 10012           NEW YORK, NY 10012
NEW YORK, NY 10012           (212) 334-8510                  (212) 334-8510
  (212) 334-8510
   (Address and          (Address and telephone          (Address and telephone
     telephone         number of agent for service       number of business or
number of principal            of process)            intended place of business)
executive offices)

                                   COPIES TO:

        ARNOLD N. BRESSLER, ESQ.                  THOMAS A. ROSE, ESQ.
MILBERG WEISS BERSHAD HYNES & LERACH LLP     SCHNECK WELTMAN & HASHMALL LLP
         ONE PENNSYLVANIA PLAZA                1285 AVENUE OF THE AMERICAS
        NEW YORK, NEW YORK 10119                NEW YORK, NEW YORK 10019

                            ------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
     If any of these securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. H
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration number of the same offering. h
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the follow-ing box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. h
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. H

     Also registered hereunder pursuant to Rule 416(a) are such indeterminate number of shares which may be issued pursuant to the anti-dilution provisions of the Debentures and the Underwriter's Warrants.


     Pursuant to Rule 429 of the Securities Act of 1933, as amended, this form incorporates by reference and updates all of the information contained in the Registration Statement on Form SB-2; File No. 33-98978.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                           BELL TECHNOLOGY GROUP LTD.

                             CROSS-REFERENCE SHEET

          SHOWING LOCATION IN PROSPECTUS OF PART I ITEMS OF FORM SB-2

ITEM NUMBER AND HEADING IN
FORM SB-2 REGISTRATION STATEMENT                        LOCATION IN PROSPECTUS
------------------------------------------------------  -----------------------------------------------------------

  1.  Front of Registration Statement and Outside       Front of Registration Statement; Outside of Front Cover
      Front Cover of Prospectus.......................  Page

  2.  Inside Front and Outside Back Cover Pages of
      Prospectus......................................  Inside Front and Outside Back Cover Pages

  3.  Summary Information and Risk Factors............  Prospectus Summary; The Company; Risk Factors

  4.  Use of Proceeds.................................  Prospectus Summary; Use of Proceeds

  5.  Determination of Offering Price.................  Outside Front Cover Page; Risk Factors; Underwriting

  6.  Dilution........................................  Not Applicable

  7.  Selling Security Holders........................  Not Applicable

  8.  Plan of Distribution............................  Outside Front Cover Page; Plan of Distribution

  9.  Legal Proceedings...............................  Business

 10.  Directors, Executive Officers, Promoters and
      Control Persons.................................  Principal Stockholders; Management

 11.  Security Ownership of Certain Beneficial Owners
      and Management..................................  Principal Stockholders

 12.  Description of Securities.......................  Description of Securities

 13.  Interest of Named Experts and Counsel...........  Not Applicable

 14.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities.....................................  Management -- Limited Liability and Indemnification Matters

 15.  Organization Within Last Five Years.............  Prospectus Summary; Certain Transactions

 16.  Description of Business.........................  Prospectus Summary; Risk Factors; Management's Discussion
                                                        and Analysis of Financial Condition and Results of
                                                        Operations; Business

 17.  Management's Discussion and Analysis or Plan of
      Operation.......................................  Management's Discussion and Analysis of Financial Condition
                                                        and Results of Operations

 18.  Description of Property.........................  Business -- Properties

 19.  Certain Relationships and Related
      Transactions....................................  Certain Transactions; Principal Stockholders

 20.  Market for Common Equity and Related Stockholder
      Matters.........................................  Outside Front Cover Page; Risk Factors; Dividend Policy;
                                                        Description of Capital Stock; Shares Eligible for Future
                                                        Sale; Market for Company's Common Stock

 21.  Executive Compensation..........................  Management

 22.  Financial Statements............................  Financial Statements

 23.  Changes in and Disagreements With Accountants on
      Accounting and Financial Disclosure.............  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

      PRELIMINARY PROSPECTUS DATED AUGUST 26, 1997, SUBJECT TO COMPLETION

                           BELL TECHNOLOGY GROUP LTD.

            10% CONVERTIBLE SENIOR SUBORDINATED DEBENTURES DUE 2003


     This Prospectus relates to an offering (the "Offering") by Bell Technology Group Ltd. (the "Company"), of $5,500,000 of 10% convertible senior subordinated debentures due September __, 2003 (the "Debentures"), through Rickel & Associates, Inc. (the "Underwriter"). Commencing one year after date of issue and continuing until the maturity date of the Debentures, the Debentures may be converted at the option of the holder into shares of common stock, $.01 par value per share, of the Company (the "Common Stock"), at a conversion price of $__ per share (the "Conversion Rate") (subject to adjustment in certain events as hereinafter described). The Debentures are unsecured and subordinated to all present and future Senior Debt (as hereinafter defined), that amounts to approximately $3,000,000 as of June 30, 1997. See "Description of
Securities -- Debentures."



     Interest will be paid on the Debentures semi-annually at the rate of 10% per annum commencing on _____, 1998. Interest for the first 12 months may be paid in cash or shares of Common Stock, at the option of the Company. The Debentures are redeemable in whole or in part by the Company at any time after _____, 1999 (or earlier with the Underwriter's prior written consent) and until maturity at a redemption price equal to 110% of the principal amount of the Debentures (declining ratably over the remaining four year term of the Debentures to 100%), plus all accrued and unpaid interest. The right of the Company to redeem the Debentures is conditioned upon Debenture holders being given at least 30 (but not more than 60) days prior written notice, and the last sale price of the Common Stock having been at least 120% of the Conversion Rate on all 20 of the trading days ending on the third day prior to the day on which notice of redemption is given.


     Prior to the Offering, there has been no public market for the Debentures and a limited public market for the Common Stock. There can be no assurance that a public market will develop for the Debentures or that the public market for the Common Stock will continue after the closing of the Offering. The terms of the Debentures were determined by negotiation between the Company and the Underwriter and do not necessarily bear any direct relationship to the Company's assets, earnings, book value per share or other generally accepted criteria of value. The Common Stock is presently quoted on The Nasdaq SmallCap Market ("Nasdaq") under the trading symbol "BELT," and on the Boston Stock Exchange ("BSE") under the trading symbol "BTG." The Company intends to apply for quotation of the Debentures on Nasdaq under the trading symbol "BELTG," and on the BSE under the trading symbol "BTGG."

                            ------------------------

   FOR A DESCRIPTION OF CERTAIN RISKS REGARDING AN INVESTMENT IN THE COMPANY,
                          SEE "RISK FACTORS" AT PAGE 9

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE
                    CONTRARY IS A CRIMINAL OFFENSE.

[CAPTION]


                                                                            UNDERWRITING
                                                    PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                                     PUBLIC               COMMISSIONS (1)             COMPANY (2)
Per Debenture...........................             $1,000                     $100                      $900
Total (3)...............................           $5,500,000                 $550,000                 $4,950,000


(1) Does not include additional compensation to the Underwriter consisting of
    (i) a non-accountable expense allowance equal to 3% of the gross proceeds of the Offering, of which $35,000 has been paid by the Company to date, and
    (ii) warrants (the "Underwriter's Warrants") entitling the Underwriter to purchase up to $550,000 principal amount of Debentures at a price of $1,200 per Debenture. The Company has also agreed to indemnify the Underwriter against certain civil liabilities, including those arising under the Securities Act. See "Underwriting."

(2) After deducting discounts and commissions payable to the Underwriter, but before payment of the Underwriter's non-accountable expense allowance ($165,000, or $189,750 if the Underwriter's over-allotment option (as defined below) is exercised in full) and the other expenses of the Offering payable by the Company estimated at $400,000. See "Underwriting."

(3) The Company has granted to the Underwriter an option, exercisable within 45 days after the closing of the Offering, to purchase up to an additional $825,000 of Debentures upon the same terms and conditions solely for the purpose of covering over-allotments, if any (the "Underwriter's over-allotment option"). If the Underwriter's over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $6,325,000, $632,500 and $5,692,500, respectively. See "Underwriting."

                           RICKEL & ASSOCIATES, INC.

                The date of this Prospectus is __________, 1997

                            ------------------------

    The Debentures are being offered by the Underwriter on a firm commitment basis, subject to prior sale and when, as and if delivered to and accepted by the Underwriter, and subject to certain conditions. The Offering is subject to the Underwriter's right to reject offers in whole or in part. It is expected that delivery of the Debentures will be made at the offices of the Underwriter, 875 Third Avenue, New York, New York, on or about _____, 1997.

                            ------------------------

    IN CONNECTION WITH THE OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBENTURES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Atlanta Regional Office of the Commission at 3475 Lenox Road, N.E., Suite 1000, Atlanta, Georgia 30326-7232. Copies of such materials may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site (C://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file such information electronically. The Common Stock is quoted on Nasdaq and the BSE. Reports, proxy statements and other information concerning the Company may be inspected at the offices of Nasdaq, 1735 K Street N.W., Washington, D.C. 20006, and at the offices of the BSE at One Boston Place, Boston, Massachusetts 02108.

    The Company has filed with the Commission a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debentures offered hereby and the Common Stock issuable upon the conversion of the Debentures. This Prospectus, which is a part of the registration statement, does not contain all the information set forth in, or annexed as exhibits to, such registration statement, certain portions of which have been omitted pursuant to rules and regulations of the Commission. For further information with respect to the Company, the Debentures and the Common Stock, reference is made to such registration statement, including the exhibits thereto, copies of which may be inspected and copied at the aforementioned facilities of the Commission. Copies of such registration statement, including the exhibits, may be obtained from the Public Reference Section of the Commission at the aforementioned address upon payment of the fee prescribed by the Commission.

    The Company intends to furnish its Debenture holders with annual reports containing financial statements audited and reported upon by its independent public accountants after the end of each fiscal year, commencing with its fiscal year ending September 30, 1997. It will make available such other periodic reports as the Company may deem appropriate or as may be required by law.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITER'S OVER-ALLOTMENT OPTION.

     CERTAIN TERMS USED IN THIS PROSPECTUS ARE DEFINED IN THE GLOSSARY ON PAGE
8.

                                  THE COMPANY


     Bell Technology Group Ltd., together with its wholly-owned subsidiaries (the "Company"), is a diversified computer products and service company which is focused on providing sophisticated Internet and computer solutions to large corporate clients. The Company advises clients on computer solutions available, provides, installs and services such solutions, and assists the client in properly utilizing the benefits to be gained from using the Internet. The Company has pursued a growth strategy of becoming a "start-to-finish" provider of Internet solutions, which provides corporate customers with everything necessary for their Internet needs. Using the Company's knowledge of hardware and software as a means of entry into a new client, the Company then proceeds to deal with all of its computer clients needs. The services offered include (i) the sale and service of hardware and software, (ii) training in the use of Internet and related programs, (iii) interactive development, and (iv) Internet co-location, access and hosting services. The number of corporate Internet customers has grown from approximately 29 in early 1996 to over 220 as of June 30, 1997, or an increase of 659%. For the nine months ended June 30, 1997, the Company reported $13 million in revenues versus $7.9 million for 1996, or an increase of 75%.


     The Company is authorized to sell and service high end equipment from hardware manufacturers such as Silicon Graphics, Inc., Sun Microsystems, Inc. and Cisco Systems, Inc. and software manufactures such as Microsoft Corporation, Netscape Corporation, Alias/Wavefront Inc. and Checkpoint Software Corp. The Company prepares equipment sold to customers, installs LANs, provides warranty support for major hardware manufacturers, and provides ongoing service support for its customers in the form of hardware repairs and software consulting.


     A large number of the Company's clients are "Fortune 1000" companies. Major customers include American Express, Amro Bank, Gannett, General Media (Penthouse), The Hearst Corporation, Lucent Technologies, MSNBC Desktop Video, Ogilvy & Mather, Prudential, Ralph Lauren, Scholastic and Time Warner. Major corporations that have web hosting and/or co-location services with the Company are invited to work closely with the Company at its facility in setting up and managing sites.


     During the past fiscal year, the Company has spent over $2 million building a state-of-the-art network operations center ("NOC") at its new location. The 2,000 square foot NOC offers customers direct, high-speed Internet connections and World Wide Web hosting and co-location facilities. The Company assists its clients on a personalized level with web development and hosts their web sites by providing the appropriate hardware, network and maintenance services. The Company firmly believes that facilities-based Internet services are the future of the industry.

     The Company maintains several classrooms at its headquarters facility, where it conducts training for its clients. In addition, the Company provides training at its client's facilities on a national basis. The Company uses a variety of modern hardware and software and typically charges a fixed price depending upon the size of the class, the complexity of the group and the equipment required. The Company is a training center in the New York City Metropolitan area for Alias/Wavefront and Macromedia Authorware/Director.

     The Company's digital media division is involved in producing interactive CD-ROM presentations and high-impact World Wide Web sites. The Company's main areas of digital design development include animation, interactive and web production. The Company's graphic arts capabilities include creating and assembling World Wide Web sites and interactive applications such as computer based training and promotional sales material. The Company works with content providers such as marketing firms and provides the technical and design aspects of a project for large-scale multimedia projects including sites to be used on the Internet. The Company provides consulting and project management services for companies making the transition from print to electronic to Internet presentations or catalogs and is currently completing a nine month project for the Thomas Register, put out by Thomas Publishing, the largest and oldest industrial directory of products and services in the world. The
                                       3

Company is presently working with numerous customers to implement secure commerce and audio/video streaming applications.

     Other services offered by the Company to its customers include Internet access, ISDN, leased lines, web hosting, programming, firewall, network security and system design services. Due to the existence of its sales and service operation, the Company is able to offer customers support and services on all major operating systems including UNIX, IRIX, Windows NT and Mac OS. The Company also provides consulting services in the areas of inter-networking, programming, firewall services, computer and network security, network design and network operation.

     Among the solutions offered by the Company are Internet based commerce solutions, which include secure credit card transaction processing, a shopping cart for browsing and purchasing merchandise on-line, and audio/video streaming technologies that allow for, among other things, pay-per-view programming. The Company is able to create multi-media web sites and provide high-speed access to the Internet for the client/user. This technology enables users to make use of the Internet to complete "on-line" transactions. For example, the Company is bringing a substantial catalog sales company on-line, to enable it to increase sales and market share by completing transactions over the Internet.

     In January 1996, the Company completed an initial public offering of 1,279,642 shares of its Common Stock and 661,250 redeemable Common Stock purchase warrants (the "Warrants") to purchase an additional 661,250 shares of Common Stock, which raised net proceeds of approximately $7,000,000.

     The Company was originally incorporated in the state of New York in 1989 by Marc H. Bell as NAFT International Ltd. ("NAFT"). In July 1994, PFM Technologies Corporation ("PFMT") acquired the assets and liabilities of NAFT and its affiliated corporations in a tax-free exchange of common stock. In September 1995, the Company was reincorporated by merger into Bell Technology Group Ltd., a Delaware corporation. The Company's executive offices are located at 295 Lafayette Street, 3rd Floor, New York, New York 10012, and its telephone number is (212) 334-8510. The Company's address on the World Wide Web is www.belltech.com.
                                       4

                                  THE OFFERING


Debentures Offered....................................  $5,500,000 principal amount of the Debentures due
                                                        September __, 2003. The Debentures will be issued in
                                                        registered form.
Offering Price........................................  $1,000 per Debenture.
Interest Payments.....................................  Interest on the Debentures is payable semi-annually at the rate of 10% per annum on ____and ____ of each
                                                        calendar year commencing on ____, 1998 and ending on the
                                                        date of redemption or conversion of the Debentures.
                                                        Interest for the first 12 months may be paid, at the
                                                        option of the Company, in cash or in shares of Common
                                                        Stock.
Conversion Rights.....................................  Each Debenture is convertible, at the option of the holder, at any time prior to redemption or maturity at a
                                                        conversion price of $_____ per share (equivalent to a
                                                        conversion rate of approximately _____ shares per $1,000
                                                        principal amount of Debenture), subject to adjustment in
                                                        certain events. Debentures called for redemption will be
                                                        convertible up to and including, but not after, the close
                                                        of business on the redemption date. See "Description of
                                                        Securities -- Debentures."
Optional Redemption...................................  The Debentures are redeemable in whole or in part by the
                                                        Company at any time after _____, 1999 (or earlier with
                                                        the Underwriter's prior written consent), and until
                                                        maturity at the redemption price equal to 110% of the
                                                        principal amount of the Debenture (declining ratably over
                                                        the remaining four year term of the Debentures), plus all
                                                        accrued and unpaid interest. The right of the Company to
                                                        redeem the Debentures is conditioned upon Debenture
                                                        holders being given at least 30 (but not more than 60)
                                                        days prior written notice, if the last sale price of the
                                                        Common Stock has been at least 120% of the Conversion
                                                        Rate on all 20 of the trading days ending on the third
                                                        day prior to the day on which notice of redemption is
                                                        given.
Subordination.........................................  The Debentures are subordinated in right of payment to all present and future Senior Debt of the Company. Senior
                                                        Debt includes all secured debt and capitalized leases
                                                        created before or after this Offering. At June 30, 1997,
                                                        Senior Debt and capitalized leases aggregated
                                                        approximately $3,000,000, excluding accrued interest.
Use of Proceeds.......................................  The net proceeds to the Company from the Offering, aggregating approximately $4,385,000, will be used to:
                                                        expand and improve the Company's existing Internet
                                                        operations center, increase its sales and marketing
                                                        programs, reduce its outstanding debt and for working
                                                        capital and other general corporate purposes. See "Use of
                                                        Proceeds."
Risk Factors..........................................  The securities offered hereby involve a high degree of risk. See "Risk Factors."

Common Stock Outstanding
  Prior to the Offering (1)...........................  3,048,450
  After the Offering (1)(2)...........................


                       NASDAQ        BSE
                       ------       ----
     Trading Symbols

     Debentures*          BELTG      BTGG
     Common Stock         BELT       BTG
     Warrants             BELTW      BTGW

---------------

*Proposed trading symbols


(1) Excludes: (i) _____ shares of Common Stock issuable upon conversion of the Debentures offered hereby; (ii)____ shares of Common Stock issuable upon conversion of Debentures subject to the Underwriter's Warrants; (iii) 661,150 shares of Common Stock issuable upon exercise of the Company's outstanding Warrants; (iv) an aggregate of 355,000 shares of Common Stock reserved for issuance pursuant to options available for grant under the Company's 1995 Stock Option Plan, approximately 280,000 of which options are currently outstanding; and (v) 172,500 shares of Common Stock issuable upon exercise of the warrants issued to the Underwriter in connection with the Company's initial public offering.


(2) Assumes conversion of all Debentures at a Conversion Rate of $_____. There can be no assurance that any Debentures will be so converted.
                                       6

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION


     The summary consolidated financial data for the nine month period ended September 30, 1995 and fiscal year ended September 30, 1996, and for the nine month periods ended June 30, 1996 and June 30, 1997 have been derived from the Company's financial statements included elsewhere in this Prospectus. The nine month period ended September 30, 1995 and year ended September 30, 1996 have been audited by Arthur Andersen LLP, independent public accountants, whose report thereon is also included elsewhere in this Prospectus. The summary consolidated financial data for the nine month period ended June 30, 1997 are unaudited and in the opinion of management include all adjustments, consisting of only normal recurring adjustments necessary for a fair presentation of such data. In 1995, the Company changed its fiscal year end from December 31 to September 30. The summary consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus.



                                                  FOR THE NINE            FOR THE            FOR THE NINE MONTHS ENDED
                                                  MONTHS ENDED           YEAR ENDED        ------------------------------
                                               SEPTEMBER 30, 1995    SEPTEMBER 30, 1996    JUNE 30, 1996    JUNE 30, 1997
                                               ------------------    ------------------    -------------    -------------
STATEMENT OF OPERATIONS DATA:
Revenue.....................................       $8,738,410           $ 10,373,664        $ 7,935,579      $ 13,868,965
Gross profit................................        1,446,178              1,774,423          1,593,767         3,066,141
                                               ------------------    ------------------    -------------    -------------
Income (loss) from operations...............       $  130,839           $ (1,688,721)       $  (602,986)     $ (1,503,067)
                                               ------------------    ------------------    -------------    -------------
Net income (loss)...........................       $   38,859           $ (1,893,480)       $  (830,915)     $ (1,540,397)
                                               ------------------    ------------------    -------------    -------------
                                               ------------------    ------------------    -------------    -------------
Net income (loss) per common and equivalent
  share.....................................       $     0.02           $      (0.72)       $     (0.34)     $      (0.51)
Shares used in computing net income (loss)
  per common and common equivalent share....        1,725,000              2,633,400          2,464,185         3,044,799
OTHER DATA:
Deficiency of earnings to cover fixed
  charges (1)...............................          (75,865)            (1,705,795)          (875,924)       (1,753,535)



                                          SEPTEMBER 30,                    JUNE 30, 1997
                                   ---------------------------    -------------------------------
                                      1995            1996           ACTUAL       AS ADJUSTED (2)
                                   -----------     -----------    ------------    ---------------
BALANCE SHEET DATA:
Cash and cash equivalents.......   $   222,367     $ 2,342,011    $  1,338,747      $ 4,323,747
Working capital.................       179,739       3,423,313       1,435,565        5,820,565
Other assets....................       459,670       2,666,387       3,956,083        5,071,083
Total assets....................     2,961,550       7,809,782      10,291,424       14,391,424
Current liabilities.............     2,322,141       1,720,082       4,899,776        3,499,776
Long-term liabilities...........       340,612               0         896,940        6,396,940
Stockholders' equity............       298,797       6,089,700       4,494,708        4,494,708


---------------

(1) Deficiency of earnings available to cover fixed charges consist of earnings (losses) before income taxes. Fixed charges consist of interest on debt and the interest component of rent expense (deemed to be one-third of the total).


(2) As Adjusted financial information gives effect to the issuance and sale by the Company of the $5,500,000 of Debentures pursuant to the Offering and the application of a portion of the net proceeds thereof to repay approximately $1,400,000 of outstanding short term debt. This does not include any accrual of interest expense on the Debentures. See "Use of Proceeds."

                                    GLOSSARY

Backbone                      A centralized high-speed network that interconnects smaller, independent networks.

Bandwidth                     The number of bits of information which can move through a communications medium in a given amount of time.

CSU/DSU                       A high-speed modem used with dedicated network connections, capable of handling connection speeds of up to 45 Mbps or more.

Firewall                      A system placed between networks that filters data passing through it and removes unauthorized traffic, thereby enhancing the security of the network.

HTML                          Hyper-Text Markup Language. Used in writing pages for the World Wide Web, it permits the text to include code that defines font, layout, embedded graphics and hypertext links.

Internet                      A global collection of interconnected computer networks which uses TCP/IP, a common communications protocol.

Intranet                      The use of the hypertext transfer protocol ("http") within a private network for the purpose of disseminating html content. An Intranet is usually confined to a local area network ("LAN") or private wide area network ("WAN").

ISDN                          Integrated Services Digital Network. A communications protocol used by telephone companies to permit copper telephone wires to carry voice, data and other source materials at high speeds.

LAN                           Local Area Network. A data communications network designed to interconnect personal computers, workstations, minicomputers, file servers and other communications and computing devices within a localized environment.

Mbps                          Megabits per second. A transmission rate. One megabit equals 1,024 kilobits.

Render Farm                   The process of creating an image on a computer from a collection of mathematical formulas is called rendering, a microprocessor intensive activity. A render farm is a collection of multiple computers (and therefrom micro-processors) linked together to act as a single unit.

Router                        A system placed between networks that relays data to those networks based upon a destination address contained in the data packets being routed.

TCP/IP                        Transmission Control Protocol/Internet Protocol. A suite of network protocols that allow computers with different architectures and operating system software to communicate with other computers on the Internet.

WAN                           Wide Area Network. A data communications network designed to connect personal computers, workstations, minicomputers, file servers and other communications and computing devices over a geographically dispersed area.

World Wide Web Or Web         A collection of computer systems supporting a communications protocol that permits multi-media presentation presentation of information over the Internet.

                                  RISK FACTORS

     THE SECURITIES OFFERED HEREBY INVOLVE CERTAIN RISKS. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING FACTORS IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED
HEREBY:

1. LIMITED OPERATING HISTORY. The Company's consulting services business has been in operation for approximately six years, and the Company's Value Added Reseller ("VAR") business has been in operation for approximately four years. However, the Company's Internet business has been in operation only since early 1995 and the Company's interactive development operations have been in operation for approximately one year. There can be no assurance that the Company will be able to successfully commercialize these operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


2. PRIOR LOSSES; ACCUMULATED DEFICIT. The Company incurred a net loss for the fiscal year ended September 30, 1996 in the amount of $1,893,480, and a net loss in the first nine months of the current fiscal year in the amount of $1,540,397 ($680,806 for the three month period ended December 31, 1996, $402,076 for the three month period ended March 31, 1997 and $457,515 for the three months ended June 30, 1997). As of June 30, 1997, the Company had an accumulated deficit of $3,514,663. There can be no assurance that the Company will be profitable in future operating periods or that it will have sufficient cash available to meet continuing losses, necessary capital expenditures and/or the repayment of the Debentures (including the interest payable on the Debentures). The Company believes that as a result of the expansion to be undertaken after the completion of the Offering, it may incur further losses during the 1998 fiscal year due to the fact that certain expenses (e.g. marketing) are incurred and recognized prior to the earning and recognition of the revenue to which such expenses would relate. However, there can be no assurance that after incurring such expenses, there will be an increase in revenues or earnings resulting therefrom. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


3. SUBORDINATION OF THE DEBENTURES. The Debentures will be subordinate and junior in right of payment to all Senior Debt of the Company. On a pro forma basis after giving effect to the sale of the Debentures and the anticipated use of the estimated net proceeds therefrom, the Senior Debt of the Company will be approximately $2,000,000. The Indenture will not restrict the amount of indebtedness or Senior Debt the Company may incur from time to time. Due to the subordination of the Debentures, in the event of any payment or distribution of assets of the Company in any dissolution, insolvency, bankruptcy or other similar proceeding, holders of Senior Debt must be paid in full before the holders of the Debentures may be paid. By reason of this subordination, in the event of the dissolution, insolvency or bankruptcy of the Company, holders of the Debentures may recover less, ratably, than holders of Senior Debt and other creditors of the Company, or may recover nothing. In addition, the Company may be required to stop making payments of principal and interest on the Debentures if there is a continuing default with respect to certain Senior Debt that would permit the holders of such Senior Debt to accelerate payment of that debt. See "Description of Securities -- Debentures -- Subordination."

4. PRESSURE ON PROFIT MARGINS OF VALUE-ADDED RESELLERS. As a reseller of computer and peripheral equipment to corporations and other organizations, the Company faces intense competition and the use of mass marketing channels in which price-cutting is the dominant form of competition. Over the past decade, technological improvements in computer and peripheral products, and increased competition, have been accompanied by a consistent decline in their prices. This decline in prices has resulted in decreasing profit margins for computer resellers, including the Company. The industry trend is for users to hire on-staff MIS personnel or independent MIS consultants which enables the user to purchase equipment from catalogs rather than engage the services of a reseller such as the Company to design and/or install a computer system. See
"Business -- Product Sales and Service."

5. NEED FOR ADDITIONAL CAPITAL RESOURCES; ADDITIONAL INDEBTEDNESS. The Company believes that this Offering may not fully satisfy its future need for capital and that it will require additional financing in the future to fund future acquisitions and growth. Therefore, in such event, it would seek to raise additional capital through further public or private offerings, the call of the Warrants (which requires consent of the Underwriter until the expiration of one year from the date hereof) or the conversion of the Debentures. However, there can be no assurance that the Company will be able to raise additional capital when and as needed. The Company will not be restricted in the amount of indebtedness it may incur in the future. The Company's amount of leverage will affect its cost of funds, which may limit the financing available to the Company for its operations, make it more vulnerable to economic downturns and limit its ability to withstand adverse changes or to capitalize on business opportunities. If the Company is at any time unable to generate sufficient cash flow from operations to service its debt, refinancing of all or a portion of that debt or obtaining additional financing may be required to avoid defaults (including cross-defaults) on some or all of its indebtedness. A substantial portion of the Company's accounts receivable, inventory and furniture, fixtures and equipment have been pledged to current lenders, thereby making it unlikely that additional institutional debt financing will be available (other than the refinancing of existing debt). There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained, or obtained on terms that are favorable or acceptable to the Company. If the Company is not successful with this Offering, does not find another source of capital or fails in its efforts to increase cash flow from current operations, the Company may not have sufficient cash resources to continue current operations after September 30, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

6. DEPENDENCE UPON SUPPLIERS; SOLE AND LIMITED SOURCES OF SUPPLY. The Company relies on other companies to supply certain components of its computer inventory, service and diagnostic equipment, as well as its network infrastructure (including telecommunications services and networking equipment) which, in the quantities and quality required by the Company, is available only from sole or limited sources. At the present time, Silicon Graphics and Sun Microsystems are the Company's largest suppliers of products for both its sales and Internet operations. Revenues from the sales from each of such suppliers presently account for approximately 18% of the Company's total revenues. The Company has in the past, and may from time to time, experience delays in receiving telecommunications services and shipments of merchandise purchased for resale. There can be no assurance that the Company will be able to obtain such telecommunication services and shipments of merchandise on the scale and at the times required by the Company at an affordable cost. There can be no assurance that the Company's suppliers, will not enter into exclusive arrangements with the Company's competitors or stop selling their products or components to the Company at commercially reasonable prices, or at all. See
"Business -- Dependence Upon Suppliers."

7. COMPETITION WITH SUPPLIERS. The Company is dependent upon continued service from an Internet access provider ("IAP") that may, for competitive reasons, discontinue service to the Company at any time. Although there are other IAPs from whom the Company could obtain a comparable level of service, a change in access providers would likely involve significant costs and result in delays in the Company's service to its customers. In addition, these other access providers are, by definition, competitors of the Company, and may also discontinue service to the Company.

     In order to provide Internet access and other on-line services to its customers, the Company leases long distance fiber optic telecommunications lines from more than one national telecommunications services provider does. The Company is dependent upon these providers of data communications facilities.

     Certain of the Company's suppliers, including the regional Bell operating companies ("RBOCs") and local exchange carriers ("LECs") currently are subject to various price constraints, including tariff controls, which in the future may change. In addition, regulatory proposals are pending that may affect the prices charged by the RBOCs and LECs to the Company. Such regulatory changes could result in increased prices of products and services, which could have a material adverse effect on the Company's business, financial condition and results of operations.

8. INTERNET RELATED RISK FACTORS.

DIFFICULTY IN ESTABLISHING INTERNET ACCESS BUSINESS. The Company's success in the Internet access business will depend upon its ability to develop a reputation for reliability over the long term and the security of its current and future Internet connections. The Company must continue to expand and adapt its network infrastructure as the number of users and the amount of information they wish to transfer increases, and as the requirements of its customers change. The expansion of the Company's Internet network infrastructure will require substantial capital expenditures to purchase network-related hardware and telecommunications lines. The Company may experience insufficient revenue growth to achieve and maintain profitability if it is unable to obtain and expand an ongoing client base. If the Internet access market fails to grow, grows more slowly than anticipated, or becomes saturated with competitors, the Company's business, financial condition and results of operations would be materially adversely affected. See
"Business -- Competition."

PHYSICAL RISKS ASSOCIATED WITH INTERNET ACCESS BUSINESS. The Company's Internet operations are dependent upon the protection of its network infrastructure against damage from acts of nature, power failures, telecommunications failures and similar events. Physical protection of the Company's network infrastructure will be the primary responsibility of the Company. However, because it leases its lines from long-distance telecommunications companies, RBOCs and LECs, the Company is dependent upon these companies for physical repair and maintenance of the leased lines. Despite precautions taken by the Company, the occurrence of a natural disaster or other unanticipated problems at the Company's headquarters and network operations center in New York City, may cause interruptions in the services provided by the Company. In addition, failure of the Company's telecommunications providers to provide the data communications capacity required by the Company as a result of a natural disaster, operational disruption or for any other reason could cause interruptions in the services provided by the Company.

SECURITY RISKS ASSOCIATED WITH INTERNET ACCESS BUSINESS. Despite the implementation of security measures, the core of the Company's network infrastructure is vulnerable to computer viruses and disruptive problems. The Company and other IAPs may in the future experience interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Unauthorized use could also potentially jeopardize the security of confidential information stored in the computer systems of the Company and its customers, which may result in liability of the Company to its customers and deter potential subscribers. Although the Company intends to continue to implement industry-standard security measures, such measures have been circumvented in the past, and there can be no assurance that measures implemented by the Company will not be circumvented in the future. Eliminating computer viruses and alleviating other security problems may cause interruptions, delays or cessation of service to the Company's customers. The Company does not carry any insurance against these risks due to the unavailability of such insurance at a reasonable cost. See "Use of Proceeds" and "Business."

9. COMPETITION. The Company engages in an array of technology and computer-related businesses, each of which carries its own particular commercial and financial risks. There are no substantial barriers to entry into any of the Company's lines of business, and the Company encounters significant competition in each of them. The Company's competitors include (i) value-added resellers of computer, network and peripheral equipment, (ii) computer repair services and training providers, (iii) network consultants, (iv) IAPs, and (v) graphic design and consulting firms. Many of the Company's current and potential competitors have substantially greater financial, technical, marketing and other resources and larger installed customer bases than the Company. The Company expects that competition will intensify in each of its lines of business, particularly in the area of Internet services, as more competitors enter the marketplace. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to successfully meet its competition. See "Business -- Competition."

10. RISKS OF TECHNOLOGICAL CHANGE; DEFECTS. The markets for the Company's products and services are generally characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. There can be no assurance that the Company can successfully identify new product opportunities and develop and bring new products and services to market in a timely manner. The Company's pursuit of necessary technological advances will require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its computer distribution and Internet services businesses to changing technology standards and customer requirements.

11. TECHNICAL OBSOLESCENCE. The introduction of new products and services could render the Company's existing products and services obsolete and unmarketable. This risk is present in each of the Company's product lines, but particularly in its Internet services business, which relies on the continued widespread commercial use of Transmission Control Protocol/Internetwork Protocol ("TCP/IP"). Alternative open protocol and proprietary protocol standards have been or are being developed. If any of these alternative protocols become widely adopted, there may be a reduction in the use of TCP/IP. There can be no assurance that the announcement or introduction of new products or services by the Company or its competitors or any change in industry standards will not cause customers to defer or cancel purchases of existing products or services, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Products and services as complex as those offered by the Company may contain undetected errors or defects when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company or its customers, errors will not be found in new products after commencement of commercial deployment, resulting in product redevelopment costs and loss of, or delay in, market acceptance, delays in collecting accounts receivable and additional service costs.

12. DEPENDENCE UPON CHIEF EXECUTIVE OFFICER; NEED TO MANAGE GROWTH AND EXPANSION. The Company's success will depend upon the continued service of its President and CEO, Marc H. Bell. Mr. Bell has entered into an employment agreement with the Company pursuant to which Mr. Bell will be employed by the Company through September 30, 2000. In addition, the Company has obtained a key person life insurance policy on Mr. Bell in the amount of $1,000,000. The Company is the beneficiary of such policy.

     The Company's success also depends upon its ability to attract and retain additional highly qualified management, technical and sales and marketing personnel. Competition for qualified employees is intense and salaries are escalating very quickly. In addition, the process of locating such personnel with the combination of skills and attributes required to carry-out the Company's strategy is often lengthy.

     As of June 30, 1997, the Company had approximately 69 full-time employees and 10 part-time employees. The Company has hired additional full-time sales staff, engineers and technicians the cost of which, at least initially, is greater than the revenue, which they will generate. To manage its growth, the Company must hire and train additional qualified personnel; and must continue to expand and upgrade its sales capacity and build its network infrastructure. Failure to manage its growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

13. GEOGRAPHIC CONCENTRATION; INDUSTRY CONCENTRATION. Almost all of the Company's current revenues are generated within the New York City metropolitan area. In addition, approximately 50% of the Company's sales are currently made to organizations engaged in the advertising, publishing and entertainment industries. As a result, the Company is susceptible to fluctuations in its business caused by economic conditions in the New York City metropolitan area and/or in those industries.

14. GOVERNMENT REGULATION. The Internet access operations of the Company are not currently subject to direct regulation by the Federal Communications Commission or any other government agency, other than regulations applicable to businesses generally. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes which directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could have an adverse effect on the Company's business. The Company cannot predict the impact, if any, that future regulation or regulatory changes may have on its business.

15. SUBSTANTIAL CONTROL BY PRINCIPAL STOCKHOLDERS. Marc H. Bell and Harpoon Holdings, Ltd. (together, the "Principal Stockholders") beneficially own or control approximately 57.1% of the outstanding shares of Common Stock. If all the Warrants are exercised and all the Debentures are converted, the Principal Stockholders will own or control approximately ______% of the outstanding shares of Common Stock. Harpoon has entered into an Irrevocable Proxy Agreement with Marc H. Bell (the "Irrevocable Proxy") which expires on October 1, 2005, pursuant to which Marc H. Bell has the power to vote all shares owned by Harpoon (the "Harpoon Shares") in the election of the Company's directors. The Irrevocable Proxy is intended to enable Mr. Bell to maintain control over the Company. Thus, as a practical matter, Marc H. Bell will be able to control election of the Company's Board of Directors. The Irrevocable Proxy could have the effect of depressing the market price of the Company's securities since it adversely affects the ability of other stockholders to effect changes in management of the Company. See "Principal Stockholders."

16. POSSIBLE ADVERSE EFFECT OF ISSUANCE OF PREFERRED STOCK. The Company's Certificate of Incorporation authorizes the issuance of 500,000 shares of "blank check" Preferred Stock, with designations, rights and preferences that may be determined from time to time by the Board of Directors. At this time, none of the shares of Preferred Stock are issued or outstanding. However, the Board of Directors is empowered, without further stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In addition, such charter provisions could limit the price that certain investors might be willing to pay in the future for shares of the

Company's Common Stock and may have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock also could decrease the amount of earnings and assets available for distribution to the holders of Common Stock. There can be no assurance that the Company will not issue Preferred Stock at some time in the future. See "Description of Securities -- Preferred Stock."

17. SHARES AVAILABLE FOR FUTURE SALE. Future sales of shares of Common Stock by the Principal Stockholders under Rule 144 of the Securities Act or the issuance of shares of Common Stock upon the exercise of options or warrants, or conversion of the Debentures, could materially and adversely affect the market price of the Common Stock and could materially impair the Company's future ability to raise capital through an offering of equity securities. A substantial number of shares of Common Stock will become available for sale in the public market at various times. No predictions can be made as to the effect, if any, that market sales of such shares or the availability of such shares for future sale will have on the market price of the Securities prevailing from time to time. See "Principal Stockholders."

18. BROAD DISCRETION IN APPLICATION OF PROCEEDS. Approximately $585,000 of the net proceeds received upon the sale of the Debentures will be applied to working capital and general corporate purposes. Accordingly, the Company will have broad discretion as to the application of such proceeds without prior stockholder approval. In addition, the management of the Company has broad discretion to adjust the application and allocation of the net proceeds from the sale of the Debentures, in order to address changed circumstances and business opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of the management of the Company. See "Use of Proceeds."

19. ABSENCE OF DIVIDENDS. The Company has not paid any cash dividends on the Common Stock since July 1994, when NAFT and an affiliated company, both Subchapter S corporations under the Internal Revenue Code, were acquired by PFMT, the Company's immediate corporate predecessor. As Subchapter S corporations, NAFT and its affiliated company made several distributions to their sole shareholder, Marc H. Bell. The Company does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

20. SECURITIES LAWS RESTRICTIONS ON CONVERSION OF DEBENTURES. In certain cases, the sale of the Debentures and the Common Stock issuable upon conversion of the Debentures pursuant to the conversion rights could violate the securities laws of certain states or other jurisdictions. The Company has used and will continue to use its best efforts to cause the Registration Statement of which this Prospectus is a part to be declared effective under the laws of various states as may be required to cause the sale of securities upon exercise of the Debentures to be lawful.

21. POSSIBLE DELISTING AND RISK OF LOW-PRICED SECURITIES. The Company's Common Stock is listed on Nasdaq and on the BSE. There can be no assurance that the Company will continue to be able to satisfy certain specified financial tests and market related criteria required for continued listing on Nasdaq and the BSE. If the Company is unable to satisfy such maintenance criteria in the future, the Common Stock may be delisted from trading on Nasdaq or the BSE, as the case may be. If the Common Stock were to be delisted from trading on each of Nasdaq or the BSE, trading, if any, would thereafter be conducted in the over-the-counter market so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc., and consequently an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's Common Stock. This could adversely impact on the market value of the Debentures.

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market price listed of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on Nasdaq or a national securities exchange (such as the BSE) and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

     In addition, if the Company's securities are not quoted on Nasdaq or the BSE, or the Company does not meet the other exceptions to the penny stock regulations cited above, trading in the Company's securities would be covered by Rule 15g-9 promulgated under the Exchange Act for non-Nasdaq and non-exchange listed securities. Under such rule, broker/dealers who recommend such Securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities, in general, also are exempt from this rule if the market price is at least $5.00 per share.

     If the Company's securities become subject to the regulations applicable to penny stocks, the market liquidity for the Company's securities could be adversely affected. In such an event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

22. LIMITED LIABILITY AND INDEMNIFICATION MATTERS. As permitted by the Delaware Law, the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the By-laws of the Company provide that the Company is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted.

                       MARKET FOR COMPANY'S COMMON STOCK

     The Company's Common Stock is traded on Nasdaq and the BSE. The following table indicates high and low sales quotations for the periods indicated based upon information supplied by Nasdaq, since the Company's initial public offering in January 1996. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                                                             LOW       HIGH
                                                                            ------    -------
Fiscal year ended September 30, 1997
  First Quarter..........................................................   $8.875    $ 9.875
  Second Quarter.........................................................    9.625     13.750
  Third Quarter..........................................................    9.875     13.875

Fiscal year ended September 30, 1996
  Second Quarter.........................................................   $7.750    $10.500
  Third Quarter..........................................................    8.625     10.000
  Fourth Quarter.........................................................    7.500      9.500


     The number of holders of record of the Company's Common Stock on August 22, 1997 was approximately 25, which does not include individual participants in security position listings. The closing price for the Common Stock on August 22, 1997 was $10.875 per share.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Debentures is estimated to be approximately $4,385,000 after the allowance of the Underwriter's discount and estimated offering expenses. The Company anticipates that the proceeds will be used as follows:

                                                                                                        APPROXIMATE
                                                                                                       PERCENTAGE OF
                                                                                        APPROXIMATE         NET
                                                                                          AMOUNT         PROCEEDS
                                                                                        -----------    -------------
Upgrade of Facilities and Equipment (1)..............................................   $1,400,000          31.9%
Reduction of Existing Debt(2)........................................................    1,400,000          31.9
Sales and Marketing (3)..............................................................      500,000          11.4
Upgrade of Management Information Systems (4)........................................      500,000          11.4
Working Capital and General Corporate Purposes (5)...................................      585,000          13.4
                                                                                        -----------    -------------
       Total.........................................................................   $4,385,000         100.0%

---------------

(1) In order to upgrade the network operation center, the Company will need to
    (i) purchase additional equipment and line capacity, (ii) maintain a sufficient inventory of network capacity to satisfy customer requirements on a timely basis, and (iii) make additional physical improvements to the existing facilities such as an increase in electrical power and air conditioning. Expenditures may include the purchase of additional network servers, routers, CSU/DSUs and network computers, as well as high-speed telecommunications lines (T-1s and T-3s). These costs are estimated to be approximately $1,400,000 and are necessitated by the rapid growth of the Company's Internet related operations.

(2) The Company intends to make a $1,400,000 payment to NationsCredit in order to reduce the amount of indebtedness (presently, approximately $2,000,000) currently outstanding under a Revolving Credit Agreement, bearing interest at a rate of 1.75% over the prime rate (10.25% as of July 1, 1997). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(3) Represents funds required to implement the Company's sales and marketing program, including participation in trade shows, the hiring of additional sales personnel, the placing of advertising in various media, and the marketing of the Company's Internet services and promotion of the Company's other products and services.


(4) In order to integrate more efficiently the Company's various databases and systems, the Company intends to upgrade its management information system. In connection with this project the Company will need to purchase additional equipment and programming service.


(5) The Company intends to use the balance of the net proceeds of the Offering for working capital and other general corporate purposes.

     The foregoing uses of proceeds are estimates only and there could be significant variations in the anticipated use of the proceeds due to changes in business or economic circumstances and the amount of capital received pursuant to this Offering. Accordingly, the Company reserves the right to reallocate the foregoing uses of proceeds depending upon any such change of circumstances.

     Pending specific application of the proceeds of the Offering, the net proceeds of the Offering will be invested in interest-bearing savings accounts, certificates of deposit, money market accounts, United States government obligations or other short-term interest-bearing obligations.

                                DIVIDEND POLICY

     The Company has not paid any cash dividends on the Common Stock since terminating its status as a Subchapter S corporation under the Internal Revenue Code in 1994. The Company currently intends to retain its future earnings, if any, to fund the development and growth of its business and, therefore does not anticipate paying any cash dividends on the Common Stock in the foreseeable future.

                                 CAPITALIZATION


     The following table sets forth the Company's actual capitalization as of June 30, 1997, without giving effect to or assuming the exercise of the Warrants or conversion of the Debentures.



                                                                      JUNE 30, 1997
                                                              -----------------------------
                                                                ACTUAL       AS ADJUSTED(1)
                                                              -----------    --------------
Notes Payable..............................................   $ 1,225,501     $  1,225,501
10% Convertible Senior Subordinated Debentures.............            --        5,500,000
Preferred Stock, $.01 par value, 500,000
  shares authorized, no shares issued and
  outstanding; no shares issued and
  outstanding pro forma; no shares issued
  and outstanding as adjusted..............................            --               --
Common Stock, $.01 par value, 10,000,000
  shares authorized, 3,048,450 shares issued
  and outstanding at June 30, 1997 (1).....................        30,485           30,485
Additional paid-in capital.................................     7,978,886        7,978,886
Accumulated deficit........................................    (3,514,663)      (3,514,663)
                                                              -----------    --------------
Total capitalization.......................................   $ 5,720,209     $ 11,220,209
                                                              -----------    --------------
                                                              -----------    --------------


         ---------------------------------

         (1) As Adjusted financial information gives effect to the issuance and sale by the Company of the $5,500,000 of Debentures pursuant to the Offering. This does not include any accrual of interest expense on the Debentures. See "Use of Proceeds."

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION


     The selected consolidated financial data for the nine months ended September 30, 1995 and year ended September 30, 1996 have been derived from the Company's financial statements included elsewhere in this Prospectus which have been audited by Arthur Andersen LLP, independent public accountants, whose report thereon is also included elsewhere in this Prospectus. The selected consolidated financial data for the nine months ended June 30, 1997 are unaudited and, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus.



                                                 FOR THE NINE            FOR THE            FOR THE NINE MONTHS ENDED
                                                 MONTHS ENDED           YEAR ENDED        ------------------------------
                                              SEPTEMBER 30, 1995    SEPTEMBER 30, 1996    JUNE 30, 1996    JUNE 30, 1997
                                              ------------------    ------------------    -------------    -------------
STATEMENT OF OPERATIONS DATA:
Revenues...................................       $8,738,410           $ 10,373,664        $ 7,935,579     $  13,868,965
Costs and expenses.........................
Cost of goods sold.........................        7,292,232              8,599,241          6,341,812        10,802,824
Selling, general and administrative........        1,212,829              3,186,718          2,025,573         4,256,888
Depreciation and amortization..............           68,510                219,176            171,180           312,320
Research and development...................           34,000                 57,250                -0-               -0-
                                              ------------------    ------------------    -------------    -------------
Income (loss) from operations..............       $  130,839           $ (1,688,721)       $  (602,986)    $  (1,503,067)
Interest income............................              -0-                121,256             28,119            69,366
Interest expense...........................          (72,881)               (98,520)           (56,541)          (32,036)
Income (loss) before taxes.................           57,958             (1,923,376)          (830,915)       (1,540,397)
Provision (benefit) for taxes..............           19,099                (29,896)               -0-               -0-
                                              ------------------    ------------------    -------------    -------------
Net income (loss)..........................       $   38,859           $ (1,893,480)       $  (830,915)    $  (1,540,397)
                                              ------------------    ------------------    -------------    -------------
                                              ------------------    ------------------    -------------    -------------
Net income (loss) per common and common
  equivalent share.........................       $     0.02           $      (0.72)       $     (0.34)    $       (0.51)
Number of shares used in computing net
  income (loss) per common and common
  equivalent share.........................        1,725,000              2,633,400          2,464,185         3,044,799

OTHER DATA:
Deficiency of earnings to cover fixed
  charges (1)..............................          (75,865)            (1,705,795)          (875,924)       (1,753,535)



                                                      SEPTEMBER 30,
                                              ------------------------------
                                                 1995               1996         JUNE 30, 1997
                                              -----------        -----------     -------------
BALANCE SHEET DATA:
Cash and cash equivalents................     $   222,367        $ 2,342,011      $  1,338,747
Working capital..........................         179,739          3,423,313         1,435,565
Other assets.............................         459,670          2,666,387         3,956,083
Total assets.............................       2,961,550          7,809,782        10,291,424
Current liabilities......................       2,322,141          1,720,082         4,899,776
Long-term liabilities....................         340,612                -0-           896,940
Stockholders' equity.....................         298,797          6,089,700         4,494,708



---------------



(1) Deficiency of earnings available to cover fixed charges consist of earnings (losses) before income taxes. Fixed charges consist of interest on debt and the interest component of rent expense (deemed to be one-third of the total).

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

GENERAL

     The Company has divided its operations for "Segment Reporting" purposes into two segments: (a) Sale, preparation, installation and servicing of computer hardware and software products (the "Products Segment"); and (b) Internet programming, web hosting, design of Internet systems such as shopping malls, on-line gaming systems, payment systems and video streaming, training in the use of computer software, animation services, and interactive and CD ROM design services (the "Services Segment"). The Company first reported operations based upon segments for the fiscal year ended September 30, 1996. These segment results were influenced by the fact that during the fiscal year ended September 30, 1996, the Company's Internet activities were essentially in a developmental stage. During the current fiscal year, the operating revenues from the Services Segment will be considerably higher than in the prior fiscal year, both in terms of dollar amount and percentage of sales, as will the identifiable assets used in the Services Segment. However, the Company makes no prediction as to the operating results of the two segments. For a further discussion of operations:
See "Business."

     For the fiscal year ended September 30, 1996, operating results on a segment basis were:

                                                      PRODUCTS      SERVICES
                                                      SEGMENT       SEGMENT      CONSOLIDATED
                                                     ----------    ----------    -----------
Sales to unaffiliated customers...................   $9,732,322    $  641,342    $10,373,664
Operating loss....................................      267,482       359,751      1,688,721*
Identifiable assets...............................    3,442,760     1,132,253      7,809,782**

      * Includes $1,061,488 of unallocated corporate overhead including executive salaries of $389,000 and overhead including rent, payroll charges for administrative staff including accounting, human resources, MIS and other support personnel and professional fees.

     ** Including corporate assets not allocable to a particular segment of $3,234,769.

RESULTS OF OPERATIONS


NINE MONTHS ENDED JUNE 30, 1997 COMPARED WITH NINE MONTHS ENDED JUNE 30, 1996



REVENUES. Consolidated revenues for the nine months ended June 30, 1997, compared to the same period in 1996, increased approximately 75% from approximately $7.9 million to approximately $13.9 million. This increase was spread across all aspects of the Company's business. The Company intends to focus its future operations primarily in the areas of Internet related activities, sales of high-end computer products and systems, training, interactive development and web site development.



COST OF REVENUES. Cost of revenues for the nine months ended June 30, 1997 were approximately $10.8 million, or approximately 78% of revenues, as compared to approximately $6.3 million or approximately 80% of revenues for the comparable period in fiscal 1996. The increase in gross profit margin was due to the fact that an increased percentage of sales came from sales of services (which generated higher profit margins) rather than sales of products. In addition, product sales of more sophisticated computer systems, which required greater pre-sales, and after market customer assistance, and therefore generated higher profit margins, increased.



SELLING, GENERAL AND ADMINISTRATIVE. For the nine months ended June 30, 1997, selling, general and administrative expenses increased from approximately $2,026,000 (or 26% of Revenues) to approximately $4,257,000 (or 31% of Revenues). This increase was due primarily to an increase in payroll for corporate administrative personnel and sales personnel, technicians and engineers in all areas of operations. In addition, general overhead increased as a result of the relocation and expansion of the Company's facilities. Starting in January 1997, the Company commenced an internal cost cutting program. Specifically, it has consolidated all of its operations at 295 Lafayette Street, New York, New York and surrendered its premises at 611 Broadway, New York, New York. This was made possible by the exercise by the Company of an option to lease additional space at its corporate headquarters at a price of $4.00 per square foot.



NET LOSS. For the nine month period ended June 30, 1997, the Company incurred a net loss of approximately $1,540,000 as compared to a net loss of approximately $831,000 for the corresponding nine month period ended June 30, 1996. The Company expects that as a result of the expansion to be undertaken after the completion of this Offering, it may incur further operating losses during fiscal 1998 due to the fact that it will incur and recognize certain expenses (such as marketing costs) in advance of the receipt and recognition of revenues expected to be generated by such increased expenditures.

TWELVE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1995

     The financial statements contain results of operations for the twelve-month period ended September 30, 1996 and the nine-month period ended September 30, 1995. The Company received the proceeds of its public offering on February 1, 1996. These facts should be considered in reading the following discussion.

REVENUES. Revenues increased from $8,738,410 in fiscal 1995 to $10,363,664 in fiscal 1996 because of the longer fiscal year. In the fiscal year ended September 30, 1995, revenues from Internet operations were small, and no other segment of the Company's business accounted for 10% of gross revenues, operating income/loss and identifiable assets of the Company. While the Company's actual revenues are not steady on a month by month basis, for comparison purposes only, average monthly revenues in fiscal 1996 were approximately $864,000 as contrasted with average monthly revenues in fiscal 1995 of approximately $971,000. This decline is due to a substantial reduction in the sales of Apple computer products, which produced large sales numbers because of the price of the products, being sold. The Company is replacing these sales in part with sales of other products and with Internet related sales, training and service. The Company anticipates that, in the future, a greater percentage of revenues will result from Internet related sales which have higher gross profit margins.

COST OF REVENUES. Cost of revenues remained constant from fiscal 1995 to fiscal 1996 at approximately 82%. However, gross profit margins for the three and nine month periods ended June 30, 1996 were 23% and 20%, respectively. The gross profit margin for the three month period ended September 30, 1996 was 7%. The fourth quarter results of operations were negatively impacted by a number of events and adjustments, all of which adversely impacted gross margins. In particular, (a) the Company reflected a reclassification of approximately $100,000 from selling, general and administration to cost of revenue to more accurately reflect direct expenses of the Internet operations; (b) established a reserve of $90,000 for returned merchandise allowances primarily with Apple Computer, Inc., because of the Company's de-emphasis of its business with Apple and the Company's assessment of Apple's financial situation; and (c) various year-end adjustments of approximately $100,000. In addition, the Company relocated its operations in the fourth quarter of fiscal 1996, which adversely impacted revenues and gross profit margins.

NET INCOME (LOSS). Approximately $220,000 of the Company's loss before taxes in 1996 was due to depreciation and $257,000 was due to the write-off of debt issuance costs related to a debt incurred prior to the initial public offering. The balance of the loss (in the amount of $1,416,480) can be traced directly to selling, general and administrative costs. Within this category, a substantial portion of such costs was related to payroll. The monthly payroll of the Company increased from $162,233 for the month of October 1995 to $308,115 for the month of October 1996. This increase in payroll was primarily for corporate administrative personnel and sales personnel, technicians and engineers in all areas of operations. A portion of the Internet engineering payroll ($130,000) was capitalized. In the initial phases of operation, such increased payroll resulted in no significant revenue. This negative trend continued in the fourth quarter so that selling, general and administrative costs as a percentage of revenues increased from approximately 22% in the quarter ended December 31, 1995 to approximately 48% in the quarter ended September 30, 1996. The Products Segment in the year ended September 30, 1996 had an operating loss of approximately $267,000. For the nine months ended September 30, 1995, the Products Segment had an operating profit of approximately $71,000. The cost of revenues for the Products Segment for both fiscal years was approximately 85%. The reason for the loss in 1996 can be traced to (a) an increase in payroll of approximately $650,000 for the hiring of additional sales staff and computer technicians offset by (b) a decrease in other selling, general and administrative expenses of approximately $150,000, and (c) an increase in gross profits of $200,000 based on increased revenues of approximately $1,300,000. As noted above, the Company's focus is shifting toward its Internet operations. The Company believes that the increase in sales staff and technicians in the Products Segment will lead to future business for its complimentary Services Segment.

     Expenditures for research and development increased by $23,250 to $57,250. This increase was for Internet programming work done by the Company in setting up its Internet network.

     As a result of the above, the Company reported a net loss for 1996 of $1,893,480 or $0.72 per share as opposed to the reported net income in 1995 of $38,859 or $0.02 per share.

LIQUIDITY AND CAPITAL RESOURCES


     The Company (through its NAFT subsidiary) has a Revolving Credit Agreement with NationsCredit ("Nations") which may be used to finance its accounts receivable and inventory up to a maximum of $3 million. The availability of credit is based upon the balance of collateral available which is 80% of its current accounts receivable and 100% of its inventory. As of June 30, 1997, the Company had an outstanding balance of approximately $2.2 million, which was the maximum available under the formula. Such obligation is secured by a continuing security interest in the accounts receivable and inventory of NAFT, and guaranties and cross guaranties of the Company and its other subsidiaries. The borrowings bear interest at the prime rate plus 1.75%. Pursuant to the terms of these agreements, NAFT is required to maintain certain liquidity ratios which the Company is currently maintaining; (a) tangible net worth plus indebtedness subordinated to amounts owed to Nations, less prepaid expenses, officer/employee receivables and other intangible assets of not less than $1.4 million at the end of each fiscal quarter, and (b) a ratio of total liabilities to tangible net worth of no greater than 2.5 to 1 at the end of each fiscal quarter. As of June 30, 1997, NAFT had a tangible net worth of approximately $1.45 million and a ratio of total liabilities to tangible net worth of 2.4 to 1, therefore keeping the Company in complaince with all requirements. As of March 31, 1997, NAFT had a tangible net worth as defined in the Credit Agreement of approximately $1.2 million and a ratio of total liabilities to tangible net worth of 2.9 to 1. The shortfall in tangible net worth arose because of certain intercompany transactions. Nations formally waived the default in May 1997. Since the Company's NAFT subsidiary is currently operating with a small profit, the Company believes that it will be able to maintain compliance with all required liquidity ratios. While the Credit Agreement gives Nations the right to demand repayment ifi it deems itself "insecure." Nations has given the Company no indication that it is considering utilizing this provision. Furthermore, incurring losses as the Company builds its new businesses was anticipated in setting its covenants with Nations in October 1996. The Company deems its relationship with Nations to be normal.



     The Company had a negative cash flow of approximately $1 million for the nine months ended June 30, 1997. This resulted in part from a cash loss in operations of approximately $2.7 million which represents a net loss of approximately $1.5 million, and an increase in accounts receivable of approximately $2.2 million (offset in part, by the increase in accounts payable of approximately $600,000). In addition, the Company purchased property and equipment in the amount of approximately $1.6 million and increased long-term borrowings by approximately $1.2 million.



     Due to the Company's negative cash flow from operations and past and future expenditures under its aggressive program of capital expenditures, the Company has increased its borrowings under its Credit Agreement, and obtained a chattel mortgage on its furniture and certain computer equipment in April 1997 in the amount of $874,000 from FINOVA Capital Corporation. Such loan is for a term of three years bears interest at 12.19% per annum and is self-liquidating over its term.


     To continue its pattern of growth, the Company must raise additional capital and there can be no assurance that such capital will be available when and as needed by the Company, or at a reasonable cost. If the Company is not successful with this Offering, does not find another source of capital or fails in its efforts to increase cash flow from current operations, the Company may not have sufficient cash resources to continue current operations after September 30, 1998.

FORWARD LOOKING STATEMENTS

     The foregoing Management's Discussion and Analysis of Financial Condition and Results of Operations contains certain forward-looking statements. Due to the fact that the Company faces intense competition in a business characterized by rapidly changing technology, actual results and outcomes may differ materially from any such forward looking statements. Future results of operations are, in general, difficult to forecast due to the fast moving pace of the industry.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share. This statement establishes standards for computing and presenting earnings per share ("EPS"), replacing the presentation of currently required primary EPS with a presentation of Basic EPS. For entities with complex capital structures, the statement requires the dual presentation of both Basic EPS and Diluted EPS on the face of the statement of operations. Under this new standard, Basic EPS is computed based on weighted average number of shares actually outstanding during the year and excludes any potential dilution; diluted EPS includes the effect of potential dilution from the exercise of dilutive stock options and warrants into common stock using the treasury stock method. SFAS 128 is effective for financial statements issued for periods ending after December 31, 1997, including interim periods, and earlier application is not permitted. When adopted, the Company will be required to restate its EPS data for all prior periods presented. The Company does not expect the impact of the adoption of this statement to be material to previously reported EPS amounts.

                                    BUSINESS

     Bell Technology Group Ltd. (the "Company"), is a diversified computer products and service company which focuses its operation on providing sophisticated computer/Internet business solutions to larger companies which are engaged primarily in the graphics arts, advertising, publishing, entertainment and financial industries. The Company has the ability to advise clients on the various computer solutions available, provide, install and service such solutions and then assist the client in properly utilizing the benefits to be gained from using the World Wide Web (the "Internet"). The Company has authorizations to sell and service equipment from hardware manufacturers such as Silicon Graphics, Inc., Sun Microsystems, Inc. and Cisco Systems, Inc. and software manufactures such as Microsoft Corporation, Netscape Corporation, Alias/Wavefront Inc. and Checkpoint Software Corp. As a result of its growing experience in the use of the Internet in commercial applications, the Company has done substantial work in the areas of video streaming, security in credit card transactions, and the creation of "shopping carts" for catalog sales companies.

  INTERNET SERVICES

     The Internet services industry is comprised of many large, mid-sized, and small companies engaged in a number of Internet-related activities including Internet access, World Wide Web site design, Internet software development and related consulting services. The Internet is a worldwide network of public and private computer networks that link individuals, commercial organizations, government agencies and educational institutions by means of a common communication standard. Recent technological advances, including improvement in network topologies and the development of easy-to-use graphical user interfaces, combined with cultural and business changes, have led to the Internet being integrated into the activities of individuals and the operations and strategies of commercial organizations. However, direct access to the Internet is, in general, prohibitively expensive for many organizations and individuals, without the assistance of an Internet Access Provider, such as the Company, which has the technological and other resources necessary to provide the connection. In addition, while there has been significant media interest in use of the Internet by consumers, business and professional organizations currently represent a more significant percentage of Internet use. In June 1995, the Company, in order to take advantage of the rapid growth in Internet usage by commercial organizations began providing Internet-related services to such organizations.

     During the past fiscal year, the Company has spent over $2 million building a state-of-the-art network operations center at its new location. The 2,000 square foot network operations center offers customers the ultimate in network connectivity. Connected to three Tier I Internet carriers via redundant fiber optics, and providing connectivity to leased line clients via an OC-12 on the NYNEX SONET ring, the Company is poised to service the most demanding companies in New York City. Additionally, the network operations center offers secure on-premises co-location services for those clients focused on Internet publishing on the World Wide Web. The Company will use a portion of the proceeds from the sale of the Debentures, to expand the network operations center facility. See "Use of Proceeds."

     With its staff of Internet engineers and systems administrators, the Company offers multiple platforms for World Wide Web hosting and development, and is continually working on new and unique approaches to the use of the Internet for business solutions. The Company's state-of-the-art network operations center (located at its corporate headquarters) provides sophisticated Internet connectivity available for direct, high-speed Internet connections and World Wide Web hosting and co-location facilities. The Company assists its clients with web development and hosts their web sites by providing the appropriate hardware, network and maintenance services. The Company operates this aspect of its business on a highly personalized level as opposed to using a mass market approach, paying particular attention to the particular needs of its clients. The Company firmly believes that facilities-based Internet services are the future of the industry. Major corporations, which have web hosting and/or co-location services, such as MSNBC Desktop Video and General Media International, are invited to work closely with the Company at its facility in setting up and managing sites.

     Among the services and products offered to its clients is video streaming -- a process whereby a user can view video transmissions while downloading the video file. This allows companies like MSNBC Desktop Video to distribute live video feeds to its customers. The Company is also working with a major international magazine publisher to stream multiple channels of video, each carrying its own content, to the Internet using public. In effect, this enables the magazine publisher to produce its own "cable-like TV experience" without regard to geographic boundaries.

     Among the marketing approaches developed by the Company are Internet based commerce solutions, which include secure credit card transaction processing, a shopping cart for browsing and purchasing merchandise on-line, and audio/video streaming technologies that allow for, among other things, pay-per-view programming. The Company is able to create multi-media web sites and provide high-speed access to the Internet for the client/user. This technology enables users to make use of the Internet to complete "on-line" transactions. For example, the Company is bringing a substantial catalog sales company on-line, to enable it to increase sales and market share by completing transactions over the Internet.

     BASIC INTERNET ACCESS: The Company provides dedicated Internet access to corporations and other commercial entities. The Company offers four commercial connection bandwidths: 56 Kbps, 128 Kbps, T-1, and T-3, and the hardware necessary for basic Internet access, including routers and CSU/DSUs. The bandwidth, or capacity of a physical network to carry traffic, of a dedicated digital line is far greater than that possible through use of a conventional modem. Greater bandwidth allows faster connection and downloading capabilities for subscribers. Businesses with medium to large LANs and WANs often require the bandwidth offered by dedicated digital lines.

     A direct link between a commercial subscriber's LAN or WAN and the Internet through the Company gives a subscriber the ability to use all the tools available on the Internet. A direct link involves a leased line, provided by a local telephone service provider, between the subscriber's location and the Company's multi-path (or "redundant") backbone connection to the Internet. The Company derives Basic Internet Access revenues from initial connection charges and monthly service fees, both of which vary directly with the bandwidth chosen. Each commercial subscriber receives a numerical Internet address, a descriptive domain name, and 24-hour access to the Internet.

     The Company also offers three levels of protection against unauthorized access to private communications, depending on subscriber needs: (i) router configuration, (ii) host configuration, and (iii) firewall design and configuration. Router configuration involves the filtering of information requests. Host configuration involves the determination of who is authorized to access information. Firewall design, which is the most secure form of protection against unauthorized access available, involves the interposition of certain physical devices and barriers between a LAN and the Internet.

     The Company assists subscribers in achieving full integration of their existing LAN or WAN into the Internet once the basic Internet connection is established. Where commercial subscribers utilize standard internal e-mail applications, such as QuickMail or cc:Mail, the Company is able to assist them with the setup of a mail gateway for proactive mail delivery to the desktop. In addition, the Company provides a configuration service for LAN-based computers by installing and configuring Internet-related software needed for applications such as (i) File Transfer Protocol ("FTP"), an application which allows an Internet user to retrieve entire files and documents from remote databases and networks, and (ii) telnet, a utility which allows users to log-on to remote systems easily.

     Other services offered by the Company to it's customers include Internet access, ISDN, leased lines, web hosting, programming, firewall, network security and system design services. Due to the existence of its sales and service operation the Company is able to offer customers support and services on all major operating systems including UNIX, IRIX, Windows NT and Mac OS. However, the Company does not intend to go into the consumer "dial-up" market. The Company also provides consulting services in the areas of inter-networking, computer and network security, network design and network operations.

  PRODUCT SALES AND SERVICE

     The Company has been shifting its emphasis from the sale of low margin products with intense price competition such as Apple to higher-end, higher margin hardware products such as Silicon Graphics, Integraph, Sun Microsystems, Cisco, Digital Equipment, and software products such as SoftImage, Alias/Wavefront and Avid. These products are generally not purchased through mail order (as are Compaq and Apple products, for example) and require a higher level of sales effort and after-market support such as training.

     The Company services the products, which it sells by providing, warranty repair services as well as contract support of system software and hardware. Hardware contracts are issued for a fixed price and for a fixed term.

Contracts for software support and maintenance are issued on the basis of prepaid hours where a customer prepays for a block of hours, which may be used at any time. Payments for service contracts are accounted for ratably over the period of the contract. Payments for prepaid hours are accounted for as the hours are used.

     When requested by the client, the Company will prepare all equipment sold by it by loading customer programs, connecting equipment to a network, and servicing the client's hardware and software. The Company is authorized to carry out warranty and other repairs on many of the products, which it sells. However, the Company does not consider its repair and service activity to be a mainstream activity but rather a service, which is maintained for the convenience of its clients.

  TRAINING

     The Company maintains several classrooms at its headquarters facility, which it rents out to corporations for the training of their professional staff. The Company also provides training at the client's site on a national basis. The Company provides a variety of modern operating equipment and current programs, together with instructors to teach how to use such equipment and programs. Some instructors are on staff and others are hired on a freelance basis, as needs dictate. The Company typically charges a fixed price depending upon the size of the class, the complexity of the group and the equipment required.

     In September 1996, the Company began an aggressive program to market its in-house training facilities. The Company provides training services for the more sophisticated computer software program which it sells. Training is marketed to large advertising and publishing firms, banks, large financial institutions, clothing manufacturers, and the like, which send their personnel to the Company's facility to attend one to five day programs. The Company's modern classrooms at its corporate headquarters can accommodate groups of up to
150. Training rooms are equipped with modern hardware, computer desks and other appropriate classroom equipment and various programs are loaded into equipment as required by the users. In addition, T-1 access is provided in each classroom for use in teaching Internet usage and programs. Course materials and training methodology are custom developed to fit each client's specific needs. The Company markets it training on a value-added basis, rather than as a price-focused commodity product. The Company intends to expand this operation into a significant source of revenue. The Company also provides training sessions at its customers' sites. In such events, it provides trainers, materials and any software or special hardware required.

     The Company is a training center for Alias/Wavefront for the New York City Metropolitan area. Alias programs are used for high-end (e.g. broadcast and film) animation, 3-D modeling, and rendering. The Company is also an authorized training provider for Macromedia Authorware/Director. Training is provided on a wide range of platforms, including PC, IRIX and Mac OS.

  INTERACTIVE DEVELOPMENT

     The Company's graphic arts capabilities include creating and assembling World Wide Web sites, interactive applications such as computer based training and promotional sales material. The Company works with content providers such as marketing firms to provide the technical and design aspects of a project for large-scale multimedia projects including sites to be used on the Internet.

     The Company designs internal communications products used by businesses for computer based in-house training and Intranet development. In addition, the Company provides front-end interfaces and graphics for database driven web sites.

     The Company's main areas of digital design development include animation, interactive and web production. The animation capability extends to working in Alias and SoftImage (the two animation packages with the greatest market share) and to render work on a state-of the-art render farm from Silicon Graphics. The Silicon Graphics render farm is made available to major national broadcast companies which rent time on the farm when the Company is not using it. The Company's Authorware division is responsible for creating computer-based training and computer-based sales tools for major corporations. Most recently, the Company has leveraged its Internet knowledge and instructional design expertise to develop interactive training applications with rich multi-media content for delivery over corporate Intranets. The Company recently completed an intranet based interactive training program utilizing Macromedia Shockwave technology for an international pharmaceutical company.

     The Company provides consulting and project management services for companies making the transition from print to electronic to Internet presentations and is currently doing such project for the largest and oldest industrial directory of products and services in the world.

  COMPETITION

     The Company engages in an array of technology and computer related businesses, each of which carries its own particular commercial and financial risks. All of the businesses in which the Company engages faces competition from significantly larger and better capitalized companies.

     The market for Internet access services is extremely competitive. There are no substantial barriers to entry in this industry, and the Company expects that competition will intensify in the future. The Company believes that its ability to compete successfully depends upon a number of factors including the pricing policies of its competitors and suppliers; the timing of introductions of new products and services by the Company and its competitors; and the Company's ability to maintain or exceed industry service standards. The Company expects that, because of the specialized nature of the Internet services business, it may initially enjoy a competitive advantage because of its existing knowledge of the advertising and publishing industries.

     The Company's current and prospective competitors in the Internet services industry generally may be divided into the following two groups: (1) other IAPs, such as UUNET, and its strategic partner Microsoft, PSI, NETCOM, BBN, and other national and regional providers; and (2) telecommunications companies, such as AT&T, MCI, Sprint, MFS, WilTel, the RBOCs and various cable companies. All of these competitors have greater market presence, engineering and marketing capabilities, and financial, technological and personal resources than those available to the Company.

     Although most of the established telecommunications companies currently offer only limited Internet access, many have announced plans to offer expanded Internet access capabilities. The Company expects that all of the major telecommunications companies will compete fully in the Internet access market. The Company believes that new competitors, including large hardware, software, media and other technology and telecommunications companies will enter the Internet access market, resulting in even greater competition for the Company. Certain companies, including America On-Line, GTE and PSI, have obtained or expanded their Internet access products, services and customer bases as a result of acquisitions. Such acquisitions may permit the Company's competitors to devote greater resources to the development and marketing of new and existing competitive products and services. In addition, the ability of some of the Company's competitors to market other products and services with Internet access services could place the Company at a competitive disadvantage. For example, certain of the Company's competitors which are telecommunications companies may be able to provide customers with reduced communications costs in connection with their Internet access services, reducing the overall cost of their Internet access solution and significantly increasing price pressure on the Company.

     As a result of increased competition, the Company expects to encounter significant pricing pressure in each of its business areas, which in turn could result in significant reductions in the prices that the Company can charge for its services. There can be no assurance that the Company will be able to offset the effects of any such price reductions with an increase in the number of its customers, higher revenues from enhanced services, cost reductions or otherwise. In addition, the Company believes that the Internet access and on-line services businesses are likely to encounter consolidation in the near future, which could result in increased price and other competition in the industry. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to successfully meet its competition. See "Risk Factors -- Dependence upon Chief Executive Officer; Need to Manage Growth and Expansion."

     As a reseller of computer and peripheral equipment to business organizations, the Company faces intense competition from mass marketing channels in which price-cutting is the dominant form of competition. Over the past decade, technological improvements have been accompanied by a consistent decline in prices. This decline in prices has resulted in decreasing profits margins. Consequently, in order to achieve and maintain profitability, the Company must attain increased sales in this area of the business, or achieve greater sales in other areas of the business, which have higher profit margins. Furthermore, as companies hire their own internal computer specialists, the companies are in a better position to fulfill their computer needs through mail order purchases at lower prices than the Company can provide.

     The market for new commercial computer equipment is characterized by rapid technological advancements, intense competition and the use of mass marketing channels in which price-cutting is the dominant form of competition. The Company can be distinguished from other computer equipment providers on the basis of added services, such as consultation and advisory services, and its ability to work with clients in the more sophisticated areas of computer usage such as 3D animation, training and Internet access, which the Company's sales and technical staff is trained to provide.

     The market for the servicing of computers and peripheral equipment is a local market. As a result, the Company's main competitors are local New York City computer resellers. The Company has scaled back its computer service and repair operation and offers it primarily as a convenience to its clients.

     The Company relies on other companies to supply certain components of its computer inventory, service and diagnostic equipment, as well as its network infrastructure (including telecommunications services and networking equipment) which, in the quantities and quality required by the Company, are available only from sole or limited sources. The Company has in the past, and may from time to time, experience delays in receiving telecommunication services and shipments of merchandise. There can be no assurance that the Company will be able to obtain such telecommunication services and merchandise on the scale and at the times required by the Company at an affordable cost.

  EMPLOYEES

     As of June 30, 1997, the Company employed approximately 69 full time and 10 part time employees. Of the full time employees, approximately 10 are in management positions, 10 are in administrative and support positions, 14 are in sales positions, and 35 are in technical, engineering, design and service positions. None of the Company's employees are covered by a collective bargaining agreement. The Company believes that its employee relations are satisfactory.

  PROPERTIES

     The Company leases approximately 32,000 square feet of space in New York, New York, which it uses as its principal executive offices, sales, service and training center, shipping and receiving depot, for a term expiring the year 2007. The initial rent under the lease is $309,250, and escalates over the term of the lease to $563,547 in the year 2007. The Company intends to use a portion of the proceeds of the Offering to expand its facilities. See "Use of Proceeds."

     The Company considers that, in general, its physical properties are well maintained, in good operating condition and adequate for its purposes.

  LEGAL PROCEEDINGS

     In January 1997, a company, which allegedly provides website services, commenced an action in the Supreme Court of the State of New York, County of New York against General Media International Ltd., the Company and two individuals. The complaint alleges that the Company tortiously interfered with the plaintiff's contractual and business relations with General Media International, Inc. The Company believes that the action against it is without merit and intends to vigorously defend itself. No papers have been filed in the action since the original summons and complaint filed by the plaintiff and the answer by the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

     The following sets forth information with respect to the executive officers and directors of the Company as of the date of the Prospectus.

NAME                     AGE     POSITION
---------------------    ---     -----------------------------------
Marc H. Bell             29      Chairman, Chief Executive Officer
                                   and Director
Robert B. Bell           58      Executive Vice President, Chief
                                   Financial Officer and Director
William T. Jahnke        43      Vice President
Marc Jaffe               30      Vice President
Alan Levy                35      Treasurer (Chief Accounting
                                   Officer)
Scott Safran             41      Vice President -- Training &
                                   Interactive Development
Tsuyoshi Shiraishi       52      Director
Martin Fox               62      Director
Dr. Richard Videbeck     73      Director

     MARC H. BELL has been the President and Chief Executive Officer since he founded the Company in 1989. He has had more than eight years of experience in the computer industry. Mr. Bell has a B.S. degree in accounting from Babson College and an M.S. degree in Real Estate Development and Investment from New York University.

     ROBERT BELL has served as Executive Vice President and Chief Financial Officer of the Company and its corporate predecessor since 1994. Prior to joining the Company, Mr. Bell was a practicing attorney in New York City for more than five years. Prior to 1994, Mr. Bell was for many years also an Adjunct Professor at New York University. He is primarily responsible for the Company's financial policies. Robert Bell is the father of Marc H. Bell.

     WILLIAM T. JAHNKE has been a Vice President of the Company since March 1997 and the Director of Corporate Sales of the Company since August 1995. Prior to joining the Company, Mr. Jahnke was president and chief operating officer of Vernon Computer Rentals and Leasing from February 1989 to December 1994, where he pioneered and implemented a nationwide asset management program for Apple which is used by several thousand U.S. sales representatives. Mr. Jahnke received a B.S. Degree in Computer Science from Seneca College in 1975.

     MARC JAFFE a Vice President of the Company since March 1997 and Director of On-Line Services, joined the Company in early 1995 to run the Company's Internet services business. Prior to joining the Company, Mr. Jaffe had extensive experience in the use of computers and telecommunications in the advertising and marketing industry. Mr. Jaffe recently developed an Internet-focused marketing strategy that won the prestigious CreaTech Award, presented by ADVERTISING AGE magazine, and has spoken at numerous Internet conferences sponsored by Apple Computer. Prior to joining the Company, Mr. Jaffe was a department manager at Sid Patterson Advertising Inc. in New York City since 1989. Mr. Jaffe graduated from Colgate University in 1989, where he received a Bachelor of Arts Degree.

     ALAN LEVY joined the Company as Treasurer and Chief Accounting Officer in February 1997. From March 1994, to February 1997, Mr. Levy was the Assistant to the Vice President of Finance of Del Laboratories, Inc., a manufacturer and wholesaler of cosmetics and over-the-counter pharmaceuticals. Prior to that, Mr. Levy was a Technical Manager with the American Institute of Certified Public Accountants from August 1990 to March 1994. He is a Certified Public Accountant and received his Bachelor's degree in Public Accounting from Long Island University, C.W. Post Campus.

     SCOTT SAFRAN has been Vice President-Training and Interactive Development since June 1997 and the Director of Corporate Training since joining the Company in March 1996. Prior to joining the Company he was a Senior Account Executive at IBM Skill Dynamics Corporation from December 1994 to October 1995. From December 1989 to December 1994 Mr. Safran was in various sales positions with AT&T Networking Systems.

Mr. Safran has a Bachelor of Arts in English Literature and Master of Business Administration degrees from St. John's University.

     TSUYOSHI SHIRAISHI has been a director of the Company since July 1, 1994. Mr. Shiraishi has been the Chairman of Century World PTE Ltd., an investment consulting firm and the Managing Director of Harpoon since 1992. Prior to that, Mr. Shiraishi was the Director of Marketing & Investment for Kajima Overseas Asia PTE Ltd., a subsidiary of Kajima Corporation, an international construction company, since 1990. In addition, since 1990, Mr. Shiraishi has been Vice Chairman of Century International Hotels, which operates and manages 17 hotels in the Pacific Rim. He is the sole shareholder of Harpoon. Mr. Shiraishi is a Japanese citizen and a resident of Singapore.

     MARTIN FOX has been a director of the Company since October 1995. Mr. Fox has been, for more than five years, the President and a director of Initio, Inc., a publicly owned mail order retailer of consumer products.

     RICHARD VIDEBECK has been a director of the Company since October 1995. Since 1983, Dr. Videbeck has been an independent consultant in consumer risk analysis, particularly for retailers and banks. From 1974 until 1986, Dr. Videbeck was a professor of sociology at the University of Illinois at Chicago. From 1974 until 1977, Dr. Videbeck was the Dean of the Doctor of Arts Program of the Graduate College of the University of Illinois at Chicago.

     The directors serve until the next annual meeting of the Company's stockholders and until their respective successors are duly elected and qualified or until their earlier resignation, death or removal. Officers are appointed by, and serve at the discretion of, the Board. Marc H. Bell and Robert Bell have each entered into employment agreements with the Company. See
" -- Employment Arrangements."

OTHER KEY EMPLOYEES

     MARC MANDEL, 30, currently serves as the Director of Publishing Sales and is an Internet Sales Account Executive for the Company. Mr. Mandel has been with the Company since August 1993. Prior to joining the Company, Mr. Mandel was President of Desktop Designs Ltd., a VAR of Apple and Silicon Graphics systems, which he founded in 1986. Mr. Mandel has degrees in Marketing and Management from Western New England College.

     JERROLD HOFFMAN, 52, the Company's Director of Purchasing since January 1994, has extensive experience in purchasing, production, sales and budgeting. Prior to joining the Company, Mr. Hoffman served for eight years as production manager at A. Kamhi, Inc., an apparel manufacturer. He received his Bachelor's degree in economics from Hunter College.

     RICHARD TOPOLEWSKI, JR., 35, has been the Company's Director of Internet Sales since May 1997. Mr. Topolewski has thirteen years experience in the telecommunications industry. Prior to joining the Company, Mr. Topolewski was the Director of Northeast Agent Sales for MFS Communications from February 1993 through May 1997. Prior to that, he was with Metromedia Communications as National Sales Manager from November 1990 through February 1993. He received a Bachelors of Science from Johnson and Wales University in Business Management.


BOARD COMPENSATION


     Each director of the Company who is not employed by the Company, and who does not beneficially own more than 5% of the outstanding Common Stock of the Company, receives (i) the sum of $1,000 per meeting attended by such outside director and (ii) an annual grant of options to purchase a total of 3,000 shares of Common Stock. Such options are immediately exercisable, have a ten-year term, subject to certain restrictions, and are exercisable at the fair market value of the Common Stock at the date of the grant. Of the current board members, only Mr. Fox and Dr. Videbeck are entitled to receive such compensation. The stock options granted to them expire in October 2005 and October 2006 and are exercisable at $7.00 and $8.625, respectively. In addition, at the discretion of the Board of Directors, directors may be reimbursed for reasonable travel expenses in attending Board and committee meetings.

EXECUTIVE COMPENSATION

  SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth information concerning the compensation received for services rendered to the Company during the past three fiscal years by Marc H. Bell, the Chief Executive Officer. No other executive officer received compensation in excess of $100,000 during any of the past three fiscal years.

                           SUMMARY COMPENSATION TABLE

                              ANNUAL COMPENSATION

                             NAME AND
                        PRINCIPAL POSITION                            YEAR       SALARY
-------------------------------------------------------------------   ----      ---------
Marc H. Bell.......................................................   1996       $165,000
  President and Chief                                                 1995         45,000
  Executive Officer                                                   1994(1)     149,000

         ---------------------------------

         (1) Prior to July 1, 1994, the Company was a Subchapter S corporation for purposes of the Internal Revenue Code. The amount shown is for a twelve-month period and includes dividend distributions made by the Company.

STOCK OPTION PLAN

     The Company has adopted the 1995 Stock Option Plan (the "Stock Option Plan"), pursuant to which options to acquire an aggregate of 360,000 shares of Common Stock have been reserved for issuance to employees, officers or directors of, or consultants to, the Company. The Board has discretionary authority to determine the types of stock options to be granted, the persons eligible to receive stock options, those to whom options may be granted, the number of shares to be subject to such options, the exercise price of such options and the terms of the stock option agreements. The exercise price may be paid in cash, certified or bank check, or in stock of the Company valued at its then fair market value. Options are non-transferable (including pursuant to a final divorce decree or property division settlement or agreement) except by will or by the laws of descent and distribution. The Company has filed a registration statement on Form S-8 with respect to the shares of Common Stock to be issued upon the exercise of the options granted under the 1995 Stock Option Plan.


     As of July 31, 1997, the Company had granted options to purchase 279,063 shares of Common Stock under the Stock Option Plan of which 248,730 options are unexercised. The unexercised number includes options to purchase 90,000 shares granted to Robert Bell, the Company's Executive Vice President; options to purchase 6,000 shares granted to Martin Fox, a director; and options to purchase 6,000 shares granted to Dr. Richard Videbeck, a director. The exercise price of all such options is between $7.00 and $8.75 per share and the term of the options is ten years from the date of grant.


SHARE DEPOSIT AGREEMENT

     Pursuant to a Share Deposit Agreement between the Principal Stockholders, the Company and the Underwriter entered into in January 1996, the Principal Stockholders have deposited with the Company an aggregate of 420,000 of the shares of Common Stock owned by them. The Share Deposit Agreement was negotiated between the Principal Stockholders and the Underwriter as a means for the Principal Stockholders to demonstrate their confidence in the Company's future and their commitment to the Company. The Principal Stockholders retain the right to vote such shares during the term of the agreement. The shares so deposited by them will not be released until January 24, 2004 unless the Company reports "pre-tax net income" (as defined in the Share Deposit Agreement) in excess of $3,500,000 during the eight quarters ending March 31, 1998, in which event all of such shares will be released.

EMPLOYMENT ARRANGEMENTS

     In October 1995, the Company entered into an employment agreement with Marc
H. Bell, which extends for a period of five years, terminating on September 30, 2000. Pursuant to the terms of the agreement, Mr. Bell receives a base salary of $200,000 per year effective January 1, 1996. Mr. Bell's base salary will increase 5% per year for each year that the Company reports net income. Pursuant to his existing employment agreement, in the third quarter of fiscal 1997, the Company made loans to Mr. Bell bearing interest at 8.75% per annum in the amount of $145,408. Such loan matures in April, 2002 to the extent of $114,000 and in June 2002 for the balance. The agreement also provides for a severance payment to Mr. Bell in the event of a "change of control" of the Company equal to 2.99 times his average annual compensation, including bonus, during the term of the agreement.

     The Company has entered into an employment agreement with Robert Bell, Executive Vice President, for a term of two years, terminating on September 30, 1997. Pursuant to the terms of this agreement, effective January 1, 1996, Mr. Bell's base salary is $125,000 per annum. Mr. Bell's base salary will increase 5% per year for each year that the Company reports net income. Mr. Bell also has the right to terminate his employment agreement on 60 days prior written notice.

     The Company has also entered into employment agreements with all of its executive and key personnel listed above. See "Management -- Executive Officers, Key Employees and Directors." Many of these agreements contain non-competition provisions in the event of termination for cause by the Company, or termination without cause by the employee.

     In addition to base compensation, the Company intends to reserve at the end of each fiscal year, a sum equal to ten (10%) percent of the consolidated net income of the Company (computed before provision for federal and state income taxes) (the "Bonus Pool"), for allocation among the officers of the Company and certain key employees (including Marc H. Bell). Marc H. Bell will receive an amount equal to 5% of the pre-tax income over $1 million (50% of the Bonus Pool to the extent, if any, that the Bonus Pool exceeds $100,000). The Board of Directors of the Company will determine the allocation of the Bonus Pool to other employees to the extent the Bonus Pool is in excess of Mr. Bell's allocable share as set forth above.

     The Company has obtained a key person life insurance policy on Mr. Bell in the amount of $1,000,000. The Company is the beneficiary of such policy.

LIMITED LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by the Delaware Law, the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the By-laws of the Company provide that the Company is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. The Company believes that the provisions discussed above are necessary to attract and retain qualified persons as directors and officers.

     The Company has been advised that it is the position of the Commission that insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Securities Act, such provision is against public policy as expressed in the Securities Act and is therefore unenforceable.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of June 30, 1997 by each beneficial owner of more than 5% of the outstanding shares thereof known to the Company, and by each director and executive officer named in the Summary Compensation Table and all executive officers and directors of the Company as a group, both before and after giving effect to this Offering.

                                                                                           PERCENTAGE OF OUTSTANDING
                                                                                                  COMMON STOCK
                                                                                             BENEFICIALLY OWNED(3)
                                                                  SHARES OF               ----------------------------
                   NAME AND ADDRESS OF                          COMMON STOCK               BEFORE             AFTER
                   BENEFICIAL OWNER(1)                      BENEFICIALLY OWNED(2)         OFFERING         OFFERING(4)
---------------------------------------------------------   ---------------------         --------         -----------

Marc H. Bell(5)..........................................         1,802,142                 56.9%              ___%

Tsuyoshi Shiraishi (5)(6)
Harpoon Holdings, Ltd.
2 Handy Road, #11-09 Cathay
Building, Singapore 229233...............................           862,500                 28.3%              ___%

Robert B. Bell (7).......................................            90,000                  2.9%              ___%

Martin Fox (7)
2001 Tonnelle Avenue
North Bergen, NJ 07047...................................             6,000                  *                *

Richard Videbeck (7)
3249 East Angler's Stream
Avon Park, FL 33825......................................             6,000                  *                *

All executive officers and directors
as a group (9 persons) (8)...............................         1,822,142                 57.1%              ___%

---------------

*   Less than 1%

(1) The address for Messrs. Marc and Robert Bell is c/o Bell Technology Group Ltd., 295 Lafayette Street, New York, NY 10012.

(2) Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named entities or individuals have sole voting and investment power with respect to the shares of Common Stock beneficially owned.

(3) Represents the number of shares of Common Stock beneficially owned as of June 30, 1997 by each named person or group, expressed as a percentage of all of the shares of such class outstanding as of such date. The total number of shares of Common Stock to be outstanding after the Offering assumes the conversion of all Debentures offered hereby.

(4) Assumes conversion of all Debentures offered hereby (not including Debentures issuable upon exercise of the Underwriter's over-allotment option or the Underwriter's Warrant), at the Conversion Rate. There can be no assurance that any Debentures will be converted.

(5) Includes the 862,500 Harpoon Shares which are subject to the October 1995 Irrevocable Proxy Agreement entered into between Harpoon and Marc H. Bell, pursuant to which Harpoon has granted Mr. Bell the sole right to vote the Harpoon Shares with respect to the election of the Company's directors. The Irrevocable Proxy Agreement terminates in October 2005. Also includes 420,000 Shares subject to the Share Deposit Agreement. See
    "Management -- Share Deposit Agreement." Also includes 90,000 shares with respect to which Robert Bell, the Company's Executive Vice President, and 30,000 with respect to which Leslie Bell, the Company's Assistant Secretary, have currently exercisable options to purchase. Robert Bell and his daughter Leslie Bell, have entered into an agreement pursuant to which Marc H. Bell, or in the alternative, the Company has the right to acquire any shares purchased pursuant to the exercise of such options for the fair market value of such shares on the date of exercise.

(6) Mr. Shiraishi, a director of the Company, is the sole shareholder of Harpoon. See "Management -- Executive Officers and Directors."

(7) The named individual has the right to acquire the number of shares shown above pursuant to a currently exercisable stock option.

(8) Includes currently exercisable stock options to purchase 140,000 shares.

CERTAIN TRANSACTIONS

     During the past two years, there have been no transactions between the Company and any of its officers, directors and/or principal stockholders other than the creation of five year, 8.75% term loans to Marc Bell in the amount of $145,408. Such loans, which mature in the third quarter of fiscal 2002, were made pursuant to Mr. Bell's Employment Agreement. See "Management -- Employment Arrangements."

                           DESCRIPTION OF SECURITIES

GENERAL

     The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, par value $.01 per share, and 500,000 shares of Preferred Stock, par value $.01 per share. The Preferred Stock may be issued with such rights, designations and privileges (including redemption and voting rights) as the Board may, from time to time, determine.

COMMON STOCK

     There are currently 3,048,450 shares of Common Stock outstanding. holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders of the Company. The holders of the Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior liquidation rights of any outstanding Preferred Stock. The Common Stock has no preemptive, redemption, conversion or other subscription rights. The outstanding shares of Common Stock are, and the shares to be issued by the Company upon the conversion of the Debentures, will be fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock, which the Company may designate and issue in the future.

DEBENTURES

     THE FOLLOWING DESCRIPTION OF CERTAIN TERMS OF THE DEBENTURES DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE INDENTURE PURSUANT TO WHICH THE DEBENTURES WILL BE ISSUED, A COPY OF THE PROPOSED FORM OF WHICH IS AN EXHIBIT TO THE REGISTRATION STATEMENT (SEE "AVAILABLE INFORMATION"), AND TO THOSE TERMS MADE PART OF THE INDENTURE BY REFERENCE TO THE TRUST INDENTURE ACT OF 1939, AS AMENDED (THE "TRUST INDENTURE ACT"). TERMS (WHETHER OR NOT CAPITALIZED) USED BUT NOT DEFINED IN THIS SECTION HAVE THE MEANINGS GIVEN TO THEM IN THE INDENTURE.

     GENERAL: The Debentures will be general unsecured senior subordinated obligations of the Company and will be issued under an Indenture between the Company and Continental Stock Transfer & Trust Company, as Trustee (the "Trustee"). The Debentures will be limited to an aggregate principal amount of $5,500,000 ($6,875,000 if the Underwriter's over-allotment option and the Underwriter's Warrants are exercised in full) and will mature on __________, 2003. The Debentures will bear interest at the rate of 10% per annum, payable semi-annually in arrears on ________ and ______ of each calendar year, commencing on _________, 1998 to holders of record ("Holders") at the close of business on the third day preceding the date set for payment. Interest will be payable in cash; provided, however, at the Company's option, interest during the first 12 months after the date hereof may be paid in freely-transferable shares of Common Stock. The number of shares of Common Stock to be issued shall be determined based upon the average of the daily closing prices of the Common Stock for the ten trading days preceding the interest payment date. Any fractional shares shall be paid in cash. The Debentures will be issued in registered form in denominations of $1,000.

     The Debentures will be subordinated and junior in right of payment to all Senior Debt, as hereinafter described. There will be no restrictions upon the payment of dividends other than those imposed by state law, on intra-Company transactions such as sales, loans or dividends, or during any period when there exists an "Event of Default" (as hereinafter defined). The Debentures will be fully guaranteed as to payment of principal, premium and interest by the wholly-owned subsidiary corporations of the Company in existence on the date hereof.

     Principal, premium and interest on the Debentures will be payable, and the Debentures may be presented for registration of transfer or exchange, at the offices of the Trustee in New York, New York. Payments may be made by check mailed to the registered address of the holders of record. The holders must surrender the Debentures to the Trustee, which also acts as the paying agent (the "Paying Agent") to collect principal payments. The Company may require appropriate endorsements, transfer documents, and payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection with certain transfers or exchanges of the Debentures. The Company may change any Paying Agent or registrar without prior notice to the Holders.

     CONVERSION OF DEBENTURES: The Holder of a Debenture will be entitled at any time prior to the close of business on __________, subject to prior redemption, to convert the Debentures (or portions thereof which are in denominations of $1,000, or multiples thereof), at the principal amount thereof, into shares of Common Stock of the Company at the Conversion Rate of $________ (subject to adjustment as provided below). Interest is required to be paid on any semi-annual interest payment date with respect to the Debentures surrendered for conversion after the record date therefor to the registered Holder thereof on that record date. No other payment or adjustment will be made on conversion of any Debenture for interest accrued thereon or for dividends payable on Common Stock. The Company will not issue fractional shares upon conversion of Debentures and, in lieu thereof, will pay a cash adjustment based upon the current market price of the Common Stock on the last business day prior to the date of conversion. In the case of Debentures called for redemption, conversion rights will expire at the close of business on the redemption date.

     The Conversion Rate is subject to adjustment in certain events, as set forth in the Indenture. Such adjustments include the issuance of stock of the Company as a dividend or distribution on the Common Stock; subdivisions, combinations and reclassifications of the Common Stock; the issuance to all holders of Common Stock of certain rights (but only when the rights become exercisable) or warrants entitling them to subscribe for Common Stock at less than the current market price; except for cash dividends permitted by the Indenture, the distribution to all holders of Common Stock of assets or debt securities of the Company or rights (other than those referred to above, but only when such additional rights become exercisable) or warrants (other than those referred to above) to purchase assets, debt securities or other securities of the Company; the issuance, in certain circumstances, of shares of Common Stock for less than the then current market price; and the issuance in certain circumstances of securities which are convertible into or exchangeable for Common Stock (other than pursuant to transactions described above) for a consideration per share less than the then current market price of the Common Stock. No adjustment in the conversion price will be required unless the adjustment would require a change of at least 1% in the conversion price then in effect, but any adjustment which would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment. The Company may at any time reduce the conversion price by any amount, provided that the period during which the reduced price is available is at least 20 days and the reduced price is irrevocable during that period.

     If the Company consolidates or merges with or into or transfers or leases all or substantially all of its assets to any Person, the Debentures will become convertible into the kind and amount of securities, cash or other assets which the holders of the Debentures would have owned immediately after the transaction had they converted the Debentures into Common Stock immediately before the transaction occurred.


     REDEMPTION: The Company may redeem any or all the Debentures at any time or some of them from time to time at any time after September __, 1999 (or earlier with the Underwriter's prior written consent). The right of the Company to redeem the Debentures is conditioned upon Debenture Holders being given at least 30 (but not more than 60) days prior written notice, if the last sale price of the Common Stock has been at least 120% of the Conversion Rate on all 20 of the trading days ending on the third day prior to the day on which notice of redemption is given. The redemption price for Debentures so redeemed shall be the redemption prices (expressed in percentages of principal amount) set forth below, plus accrued interest to the redemption date, if redeemed during the 12 month period beginning September ____ of the years starting with the year indicated below:


YEAR                                                                             PERCENTAGE
------------------------------------------------------------------------------   ----------
1999..........................................................................      110.0%
2000..........................................................................      107.5
2001..........................................................................      105.0
2002..........................................................................      102.5
2003..........................................................................      100.0

     SELECTION AND NOTICE: If less than all of the Debentures are to be redeemed at any time, selection of the Debentures to be redeemed will be made by the Trustee from among the outstanding Debentures by lot or in compliance with the requirements of the principal national securities exchange, if any, on which the Debentures are then listed. Notice of redemption will be mailed at least 30 days, but not more than 60 days, before the redemption date to each Holder whose Debentures are to be redeemed at the registered address of such Holder. On and after the redemption date, interest shall cease to accrue on the Debentures or portions thereof called for redemption.

     SUBORDINATION: The Debentures will be subordinate and junior in right of payment, to the extent and in the manner to be set forth below, to all "Senior Debt" of the Company. The Indenture will define "Senior Debt" as all present or future secured debt and capitalized leases created, incurred, assumed or guaranteed (to the extent of the guarantee) by the Company (and all wholly-owned subsidiary corporations of the Company), and all renewals, extensions or refundings thereof. However, Senior Debt shall not include any debt of the Company or guarantees of Debt by the Company which by its terms or the terms of the instrument creating or evidencing it expressly provides that such Debt or guarantee is expressly subordinated in right of payment to any other Debt of the Company.

     At June 30, 1997, the Senior Debt of the Company was approximately $3 million.

     In the event of a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, upon any distribution of assets, holders of Senior Debt will be entitled to be paid principal and interest in full before principal or interest payments may be made on the Debentures. Furthermore, the holders of Debentures will be required to pay over their share of such distribution to the holders of Senior Debt until such Senior Debt is paid in full, except that holders of Debentures may receive securities that are subordinated at least to the same extent as the Debentures are to Senior Debt. By reason of this subordination, in the event of dissolution, insolvency or bankruptcy of the Company, holders of the Debentures may recover less, ratably, than holders of Senior Debt and other creditors of the Company, or may recover nothing.

     The Company may not pay principal of, or interest on, the Debentures and may not acquire any Debentures for cash or property (other than securities that are subordinated to at least the same extent as the Debentures are subordinated to Senior Debt) if (i) a default in the payment of any principal or other obligations with respect to Senior Debt occurs and is continuing beyond any applicable grace period or (ii) a default, other than a payment default, on Senior Debt occurs and is continuing that then permits holders of the Senior Debt to accelerate its maturity and the Trustee receives a notice of the default from a person permitted to give such notice under the Indenture requesting that payment of principal or interest with respect to the Debentures be prohibited. Notwithstanding the foregoing, the Company may resume payments in respect of the Debentures upon the earlier of (a) the date upon which the default is cured or waived or (b) in the case of a default referred to in (ii) above, 179 days pass after notice is received (a "Payment Blockage Period"), provided that the terms of the Indenture otherwise permit the payment, distribution or acquisition of the Debentures at the time in question. Only one Payment Blockage Period may be commenced within any consecutive 365-day period with respect to the Debentures.

     AFFIRMATIVE COVENANTS: In addition to the covenants described below, the Indenture will require the Company, subject to certain limitations described therein, to, among other things, do the following: (a) deliver to the Trustee copies of all reports filed with the Commission; (b) deliver to the Trustee quarterly officers' certificates with respect to the Company's compliance with its obligations under the Indenture; (c) maintain its corporate existence, subject to the provisions described below relating to mergers and acquisitions; and (d) pay its taxes when due except where such taxes are being contested in good faith.


     EVENTS OF DEFAULT: An Event of Default is defined in the Indenture as being default in payment of any principal of and premium, if any, on the Debentures; default for 15 days in payment of interest on Debentures; default for 60 days after notice in the observance or performance of any other covenant in the Indenture; or certain events of bankruptcy, insolvency or reorganization.


     In case an Event of Default shall occur and be continuing, the Trustee or the Holders of not less than 25% in principal amount of the Debentures then outstanding may declare the principal amount of all the Debentures to be due and payable. The Indenture provides that the Trustee shall within 60 days after the occurrence of a default, mail to the Holders of the Debentures notice of all uncured defaults known to it (the term default to include the events specified above without regard to periods of grace); provided that, except in the case of default in the payment of principal of (or premium, if any) of interest on any of the Debentures, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the Debentures.

     The Indenture includes a covenant that the Company will file with the Trustee and the Securities and Exchange Commission (the "Commission"), in accordance with the rules and regulations of the Commission, such additional information, documents and reports with respect to compliance by the Company with the conditions and covenants provided for in the Indenture as may be required by such rules and regulations. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of the rights or powers under the Indenture at the request, order or direction of any of the Debenture Holders unless such Debenture Holders shall have offered to the Trustee reasonable security and indemnity. Subject to the provisions for the indemnification of the Trustee and certain limitations contained in the Indenture, the Holders of a majority in principal amount of the Debentures at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     MODIFICATION OF THE INDENTURE: The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than 66 2/3% in principal amount of the Debentures at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the Holders of the Debentures except that no such modification shall: (i) extend the fixed maturity of any Debenture, reduce the rate or extend the time or payment of interest thereon, reduce the principal amount thereof or change the currency in which the Debentures are payable, or impair the right to convert the Debentures into Common Stock on the terms set forth in the Indenture, without the consent of each Debenture Holder so affected; or (ii) reduce the aforesaid percentage of Debentures, the consent of the Holders of which is required for any such modification, without the consent of the Holders of all the Debentures.

     GOVERNING LAW: The Indenture and each Debenture is deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York.

WARRANTS

     The Company has outstanding 661,150 Warrants to purchase shares of its Common Stock. The holders of the Warrants are entitled to purchase one share of Common Stock at a price of $7.70 per share at any time until January 23, 2001. Unless exercised, the Warrants will automatically expire on January 23, 2001. The Warrants are subject to redemption by the Company at a redemption price of $.10 per Warrant upon 30 days prior written notice to the holders of the Warrants. The redemption is conditioned upon the average closing bid quotation of the Common Stock as reported on Nasdaq, if traded thereon, (or if not traded thereon, the average closing price if listed on a national securities exchange or other reporting system that provides last sale price), having been at least 150% of the then current exercise price of the Warrants (initially $11.55 per share) for a period of 20 consecutive trading days ending on the third day prior to the date on which the Company gives notice of redemption. The Warrants are exercisable until the close of business on the day immediately preceding the date fixed for redemption. The Company has agreed with the Underwriter not to redeem the Warrants during the twelve month period commencing on the date hereof without the Underwriter's prior written consent. The Warrant Agreement may be amended, subject to certain exceptions, by the Company and the warrant agent with the consent in writing of the holders of at least a majority of the Warrants.

PREFERRED STOCK

     The Board of Directors is authorized, without further stockholder approval, to issue up to 500,000 shares of "blank check" Preferred Stock in one or more series. The Board has the right to fix the rights, preferences, privileges and restrictions granted or imposed upon any unissued shares of Preferred Stock, fix the number of shares constituting any series and the designations of such series.

     The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. As of the closing of the Offering, no shares of Preferred Stock will be outstanding, and the Company currently has no plans to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     The Company is a Delaware corporation and subject to Section 203 of the Delaware General Corporation Law (the "Delaware Law"), an anti-takeover law. In general, Section 203 of the Delaware Law prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder, subject to certain exceptions such as the approval of the Board of Directors and the holders of at least 66 2/3% of the outstanding shares of voting stock not owned by the interested stockholder. The existence of this provision would be expected to have the effect of discouraging takeover attempts, including attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

     The Company's Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders. The Certificate of Incorporation and Bylaws leave to the directors the sole right to change the size of the Board of Directors and to fill vacancies on the Board of Directors. The Bylaws also establish procedures, including advance notice procedures, with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for elections as directors or for stockholder proposals to be submitted at stockholder meetings.

     These and other provisions could have the effect of making it more difficult for a third party to effect a change in control of the Board of Directors and therefore may discourage another person or entity from making a tender offer for the Company's Common Stock, including offers at a premium over the market price of the Common Stock, and might result in a delay in changes in control of management. In addition, these provisions could have the effect of making it more difficult for proposals favored by the stockholders to be presented for stockholder consideration.

     The Company's Certificate of Incorporation also includes provisions to eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware Law and to indemnify its directors and officers to the fullest extent permitted by the Delaware Law.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock and Warrants is Continental Stock Transfer & Trust Company.

DEBENTURE TRUSTEE

     The trustee for the Debentures is Continental Stock Transfer & Trust
Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Except as discussed below, all the Company's Securities will be freely tradable without restriction under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act.

     The Company currently has 3,048,450 shares of Common Stock outstanding. Of these, 1,682,142 shares of Common Stock were issued by the Company in private transactions in reliance upon the "private placement" exemption under Section 4(2) of the act in two separate transactions in July 1994 and in October 1995. Such shares are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933 ("Restricted Shares").

     In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned for at least one year shares of Common Stock which are treated as "restricted securities," including persons who may be deemed affiliates of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding (approximately 30,485 shares immediately after the Offering); or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Prior to the Offering, there has been no public market for the Debentures of the Company and no predictions can be made as to the effect, if any, that the issuance of the Debentures will have on the market price of the Common Stock prevailing from time to time.

                                  UNDERWRITING

     The Company has agreed to sell, and the Underwriter has agreed to purchase from the Company, $5,500,000 face value of Debentures. The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent. The Underwriter is committed to purchase all of the securities offered hereby if any are purchased.

     The Underwriter proposes to offer the Debentures directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and it may allow to selected dealers who are members of the NASD concessions not in excess of $____ per Debenture, of which not more than $____ per Debenture may be re-allowed to certain other dealers.

     The Underwriting Agreement provides further that the Underwriter will receive a non-accountable expense allowance of 3% of the gross proceeds of the Offering. The Company has also agreed to pay all expenses in connection with qualifying Debentures offered hereby for sale under the laws of such states as the Underwriter may designate, including expenses of counsel retained for such purpose by the Underwriter.

     The Company has granted to the Underwriter an option exercisable for 45 calendar days after the closing of the Offering to purchase up to an aggregate of $825,000 face value of additional Debentures to cover over-allotments, if any.

     The Company has agreed to sell to the Underwriter for nominal consideration the Underwriter's Warrants to purchase at face value 10% of the Debentures sold to the public (excluding the over-allotment option). The Underwriter's Warrants will be non-exercisable for one year after the date of this Prospectus, and thereafter will be exercisable for a period of four years at $1,200 per Debenture. The Underwriter's Warrants are non-transferable for a period of one year after the date of this Prospectus, except to officers of the Underwriter and to members of the selling group and their officers and partners. The Company has also granted certain "piggy back" and demand registration rights to the holders of the Underwriter's Warrants with respect to the registration of such securities under the Securities Act until the expiration of the Underwriter's Warrants. Generally, the Company is required to bear the expense of such registration.

     For the life of the Underwriter's Warrants, the holders thereof are given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock above the Debenture Conversion Rate with a resulting dilution in the interest of the other stockholders. Further, the holders may be expected to exercise the Underwriter's Warrants at a time when the Company would in all likelihood be able to obtain equity capital on terms more favorable than those provided in the Underwriter's Warrants.

     The Company has agreed, for a period of 12 months after the date of this Prospectus, not to issue any shares of Common Stock or Preferred Stock or any warrants, options or other rights to purchase Common Stock or Preferred Stock without the prior written consent of the Underwriter, except (i) options to purchase up to 360,000 shares of Common Stock under the Option Plan and shares issuable upon the exercise of such options, (ii) Common Stock issued in connection with the acquisition of assets or businesses by the Company, (iii) shares issuable upon exercise of the Warrants, and (iv) shares or options issued to attract or retain key employees. Notwithstanding the foregoing, the Company may issue shares upon exercise of any warrants or options outstanding upon closing of the Offering as described herein. Marc H. Bell, the Company's President and Chief Executive Officer and the Directors (other than Mr. Shiraishi), have agreed not to sell or otherwise dispose of any shares of Common Stock, for twelve months after the effective date of this prospectus without the Underwriter's prior written consent provided however, that Marc H. Bell will be permitted to sell up to 30,000 shares of Common Stock in the event the Common Stock trades at a price of at least $15.00 per share for 20 consecutive trading days and an additional 30,000 shares in the event the Common Stock trades at a price of at least $20.00 per share for 20 consecutive trading days.

     The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against certain liabilities in connection with the Offering, including liabilities under the Securities Act.

     The Company has agreed that upon the closing of the Offering it will, for a period of not less than three years, engage a designee of the Underwriter as advisor to the Board. In addition and in lieu of the Underwriter's right to designate an advisor, the Company has agreed, if requested by the Underwriter during such three-year period, to nominate and use its best efforts to cause the election of a designee of the Underwriter as a director of the Company. A person to be designated by the Underwriter has not yet been identified.

     The Underwriter intends to act as a market maker for the Debentures after the closing of this Offering.

     The Company has agreed to retain the Underwriter to manage the Debentures at an annual fee of $36,000 for a three-year period commencing on the date of this Prospectus. The entire fee ($108,000) is payable upon the closing of the Offering. Pursuant to this Agreement, the Underwriter will be obligated to provide services to the Company on an as needed basis with respect to the conversion or redemption of the Debentures by the Company and related matters. This Agreement does not require the Underwriter to provide any minimum number of hours of services to the Company.

     Prior to the Offering, there has been no public market for the Debentures. The public offering price of the Debentures and the conversion rights thereunder were negotiated between the Company and the Underwriter. The terms of the Debentures were determined by negotiation between the Company and the Underwriter and do not necessarily bear any direct relationship to the Company's assets, earnings, book value per share or other generally accepted criteria of value.

                                 LEGAL MATTERS

     The validity of the Debentures offered will be passed upon for the Company by Milberg Weiss Bershad Hynes & Lerach LLP, One Pennsylvania Plaza, New York, New York 10119. Certain legal matters relating to the Offering will be passed upon for the Underwriter by Schneck Weltman & Hashmall LLP, 1285 Avenue of the Americas, New York, New York 10019.

                                    EXPERTS


     The audited consolidated financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. Such report is included herein in reliance upon the authority of said firm as experts in giving said reports.

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                           PAGE NO.
                                                                                                           --------
Report of Independent Public Accountants................................................................      F-2
Financial Statements of Bell Technology Group Ltd. and Subsidiaries.....................................
Consolidated Balance Sheets -- September 30, 1996 and September 30, 1995................................      F-3
Consolidated Statements of Operations -- For the Year Ended September 30, 1996 and Nine Months Ended
  September 30, 1995....................................................................................      F-4
Consolidated Statements of Changes in Stockholders' Equity -- For the Year Ended September 30, 1996 and
  Nine Months Ended September 30, 1995..................................................................      F-5
Consolidated Statements of Cash Flows -- For the Year Ended September 30, 1996 and Nine Months Ended
  September 30, 1995....................................................................................      F-6
Notes to Consolidated Financial Statements -- For the Year Ended September 30, 1996.....................      F-7
Consolidated Balance Sheets as of June 30, 1997 and September 30, 1996..................................     F-15
Consolidated Statements of Operations for the Nine Months Ended June 30, 1997 and 1996..................     F-16
Consolidated Statements of Cash Flows for the Nine Months Ended June 30, 1997 and 1996..................     F-17
Notes to Consolidated Financial Statements for the Nine Months Ended June 30, 1997......................     F-18

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO: BELL TECHNOLOGY GROUP LTD.:

     We have audited the accompanying consolidated balance sheets of Bell Technology Group Ltd. (a Delaware corporation) and Subsidiaries as of September 30, 1996 and September 30, 1995, and the related consolidated statements of operations, and cash flows for the year and nine months then ended, respectively. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Bell Technology Group Ltd. and Subsidiaries as of September 30, 1996 and September 30, 1995, the results of its operations and its cash flows for the year and nine months then ended, respectively, in conformity with generally accepted accounting principles.

                                             ARTHUR ANDERSEN LLP

December 23, 1996
New York, New York

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                                      SEPTEMBER 30,    SEPTEMBER 30,
                                                                                          1996             1995
                                                                                      -------------    -------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................................................    $ 2,342,011      $   222,367
  Accounts receivable, net of allowance for doubtful accounts of $64,842 and
     $11,212 as of September 30, 1996 and September 30, 1995, respectively.........      1,847,918        1,423,548
  Inventories......................................................................        758,353          843,904
  Prepaid expenses and other current assets........................................        195,113           12,061
                                                                                      -------------    -------------
     TOTAL CURRENT ASSETS..........................................................      5,143,395        2,501,880
Property and equipment, net........................................................      2,151,294          413,306
Deferred stock offering costs......................................................             --           25,000
Long-term investment...............................................................        400,000               --
Other assets.......................................................................        115,093           21,364
                                                                                      -------------    -------------
     TOTAL ASSETS..................................................................    $ 7,809,782      $ 2,961,550
                                                                                      -------------    -------------
                                                                                      -------------    -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short term borrowings............................................................    $        --      $   711,952
  Current portion of notes payable.................................................         39,152           75,865
  Accounts payable.................................................................      1,274,197        1,319,532
  Accrued expenses.................................................................        240,116          118,414
  Deferred revenues................................................................        166,617           75,562
  Deferred income taxes............................................................             --           20,816
                                                                                      -------------    -------------
     TOTAL CURRENT LIABILITIES.....................................................      1,720,082        2,322,141
  Long term note payable, net of current portion...................................             --           47,050
  Note payable -- Stockholder......................................................             --          287,000
  Deferred income taxes............................................................             --            6,562
                                                                                      -------------    -------------
     TOTAL LIABILITIES.............................................................      1,720,082        2,662,753
                                                                                      -------------    -------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred Stock, $.01 par value; 500,000 shares authorized; no shares issued and
     outstanding...................................................................             --               --
  Common Stock, $.01 par value; 10,000,000 shares authorized; 3,083,210 and
     1,725,000 shares issued and outstanding.......................................         30,832           17,250
  Additional paid-in capital.......................................................      8,033,134          362,333
  Accumulated deficit..............................................................     (1,974,266)         (80,786)
                                                                                      -------------    -------------
     TOTAL STOCKHOLDERS' EQUITY....................................................      6,089,700          298,797
                                                                                      -------------    -------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....................................    $ 7,809,782      $ 2,961,550
                                                                                      -------------    -------------
                                                                                      -------------    -------------

   The accompanying notes are an integral part of these consolidated balance sheets.

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                      NINE MONTHS
                                                                                 YEAR ENDED              ENDED
                                                                             SEPTEMBER 30, 1996    SEPTEMBER 30, 1995
                                                                             ------------------    ------------------
REVENUES..................................................................      $ 10,373,664           $8,738,410
COSTS AND EXPENSES:
  Cost of revenues........................................................         8,599,241            7,292,232
  Selling, general and administrative.....................................         3,186,718            1,212,829
  Depreciation and amortization...........................................           219,176               68,510
  Research and development................................................            57,250               34,000
                                                                             ------------------    ------------------
     Total costs and expenses.............................................        12,062,385            8,607,571
Net Income (loss) from operations.........................................        (1,688,721)             130,839
  Interest income.........................................................           121,256                   --
  Interest expense........................................................           (98,520)             (72,881)
  Write-off of Debt Issuance Costs........................................          (257,391)                  --
                                                                             ------------------    ------------------
Income (loss) before taxes................................................        (1,923,376)              57,958
(Benefit from) provision for taxes........................................           (29,896)              19,099
                                                                             ------------------    ------------------
Net income (loss).........................................................      $ (1,893,480)          $   38,859
                                                                             ------------------    ------------------
                                                                             ------------------    ------------------

Net earnings (loss) per share.............................................      $      (0.72)          $     0.02

Weighted average shares outstanding.......................................         2,633,400            1,725,000

 The accompanying notes are an integral part of these consolidated statements.

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                         ADDITIONAL                      TOTAL
                                                                          PAID-IN      ACCUMULATED    STOCKHOLDERS
                                                  SHARES      AMOUNT      CAPITAL        DEFICIT         EQUITY
                                                 ---------    -------    ----------    -----------    ------------
BALANCE, DECEMBER 31, 1994....................   1,725,000    $10,625    $  368,958    $  (119,645)   $    259,938
Adjustment related to the Merger of PFMT and
  the Company.................................          --      6,625        (6,625)            --              --
Net income....................................          --         --            --         38,859          38,859
                                                 ---------    -------    ----------    -----------    ------------
BALANCE, SEPTEMBER 30, 1995...................   1,725,000     17,250       362,333        (80,786)        298,797
Stock insurance in connection with bridge
  financing...................................      35,710        357       249,643             --         250,000
Proceeds from Initial Public Offering, net of
  expenses of $1,602,175......................   1,322,500     13,225     7,421,158             --       7,434,383
Net Loss......................................          --         --            --     (1,893,480)     (1,893,480)
                                                 ---------    -------    ----------    -----------    ------------
BALANCE, SEPTEMBER 30, 1996...................   3,083,210    $30,832    $8,033,134    $(1,974,266)   $  6,089,700
                                                 ---------    -------    ----------    -----------    ------------
                                                 ---------    -------    ----------    -----------    ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                      NINE MONTHS
                                                                                 YEAR ENDED              ENDED
                                                                             SEPTEMBER 30, 1996    SEPTEMBER 30, 1995
                                                                             ------------------    ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.......................................................      $ (1,893,480)          $   38,859
  Adjustments to reconcile net (loss) income to net cash used in operating activities
     Depreciation and amortization........................................           219,176               68,510
     Write-off and amortization of debt issuance..........................           250,000                    0
     (Benefit) for deferred taxes.........................................           (29,896)                (838)
     CHANGES IN OPERATING ASSETS AND LIABILITIES:
       (Increase) in accounts receivable..................................          (424,370)            (111,434)
       Decrease (increase) in inventories.................................            85,551             (422,991)
       (Increase) decrease in prepaid expenses and other current assets...          (183,052)               4,354
       (Increase) in other assets.........................................           (68,729)             (31,890)
       (Decrease) increase in accounts payable............................           (45,337)              99,211
       Increase in accrued expenses.......................................           121,702                6,347
       (Decrease) in payable due to officers..............................                --               (5,250)
       Increase in deferred revenues......................................            91,057               48,762
                                                                             ------------------    ------------------

Net cash used in operations...............................................        (1,877,378)            (306,360)
                                                                             ------------------    ------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net of landlord reimbursement......        (1,954,646)            (149,917)
  Purchase of long-term investment........................................          (400,000)                  --
                                                                             ------------------    ------------------
Net cash used in investing activities.....................................        (2,354,646)            (149,917)
                                                                             ------------------    ------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (repayments of) proceeds from short term borrowings.................          (711,952)             417,739
  Repayments of stockholder loan..........................................          (287,000)             (13,000)
  Repayments of notes payable.............................................           (83,763)             (48,990)
  Proceeds from initial public offering, net of offering costs of
     $1,602,175...........................................................         7,434,383                   --
                                                                             ------------------    ------------------

Net cash provided by financing activities.................................         6,351,668              355,749
                                                                             ------------------    ------------------

Net increase (decrease) in cash and cash equivalents......................         2,119,644             (100,528)
  Cash and cash equivalents,
     beginning of period..................................................           222,367              322,895
                                                                             ------------------    ------------------
  Cash and cash equivalents,
     ending of period.....................................................      $  2,342,011           $  222,367
                                                                             ------------------    ------------------
                                                                             ------------------    ------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest..................................................            53,887               60,157
  Cash paid for income taxes..............................................            12,736                   --
  Noncash investing and financing activities:
     Issuance of common stock in connection with bridge financing.........           250,000                   --
     Equipment acquired under capital lease obligations...................                --              121,422

 The accompanying notes are an integral part of these consolidated statements.

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION

     Bell Technology Group Ltd. and Subsidiaries (the "Company") was incorporated in the State of Delaware in September 1995. Shortly thereafter, the Company succeeded by merger to all the assets and liabilities of PFM Technologies Corporation ("PFMT"), a New York corporation (See Note 3). In July 1994, the sole stockholder of NAFT International Ltd. ("NAFT") and Stellar Graphics Corp. ("Stellar Graphics") exchanged 100% of the common stock of both companies for 100 shares (100%) of PFMT, then a newly formed corporation, in a tax free exchange. Subsequent to this transaction, an additional 100 shares of PFMT were issued to Harpoon Holdings, Ltd. ("Harpoon") in consideration for $200,000, of which $198,000 represented additional paid-in capital. The Company also owns 100% of the equity of NAFT Computer Service Corp. ("NCS") a New York corporation formed in September 1994, PFM Communications Inc. ("PFMC"), a New York corporation formed in March 1995 and GameNet Corp. ("GameNet"), a New York corporation formed in March 1995. Prior to the merger of PFMT into the Company, these entities were wholly owned subsidiaries of PFMT. During 1996, the Company changed the name of Stellar Graphics Corp. to Bluestreak Digital Inc. ("Bluestreak").

     The consolidated financial statements herein include the accounts of the Company, NAFT, PFMC, NCS, GameNet and Bluestreak. All material intercompany accounts and transactions have been eliminated. The activities of NAFT and Bluestreak from January 1, 1994 until the formation of PFMT are included in these consolidated financial statements at their carryover basis as they were under common control prior to the tax free exchange discussed above. In September 1995, the Company changed its fiscal year end from December 31 to September 30. Accordingly, the period ended September 30, 1995 is for a nine month period.

  OPERATIONS

     The Company's activities presently fall into two main segments. One segment consists of computer products sales, service, network installation and maintenance. The second segment consists of all Internet related activities including Web hosting and interactive CD ROM design and preparation.

  SEGMENT INFORMATION

     The following is a summary of segment information for the year ended September 30, 1996. The Company started its Internet operations during the second half of the fiscal period ended September 30, 1995. For the fiscal year ended September 30, 1995 no operating segment of the Company had sufficient Gross Revenues, Operating Income/Loss or Identifiable Assets to require the reporting of results for that period on a Segment basis.

                                                                          COMPUTER
                                                                          PRODUCT &        INTERNET
                                                                        SERVICE SALES     OPERATIONS    CONSOLIDATED
                                                                       ---------------    -----------   ------------
Sales to unaffiliated Customers.....................................     $ 9,732,322      $   641,342   $ 10,373,664
Operating Loss......................................................         267,482          359,751      1,688,721*
Identifiable assets at September 30, 1996...........................       3,442,760        1,132,253      7,809,782**

---------------

 * Includes $1,061,488 of unallocated corporate overhead including executive salaries of $389,000 and overhead including rent, payroll charges for administrative staff including accounting, human resources, MIS and other support personnel and professional fees.

** Including corporate assets not allocable to a particular segment of $3,234,769.

  NET INCOME (LOSS) PER COMMON SHARE

     Net income (loss) per common share is based on the weighted average number of shares outstanding during the periods presented. The impact of outstanding and stock options has not been included in the calculation as the effect would be anti-dilutive.

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash and cash equivalents.

  CONCENTRATIONS OF CASH AND ACCOUNTS RECEIVABLE

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. As of September 30, 1996, the Company had concentrations of cash in a bank in the form of demand deposits and money market accounts, totaling approximately $2,103,416. The Company believes that concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities comprising the Company's customer base. The Company primarily operates in the New York City metropolitan area.

  INVENTORIES

     Inventory consists of computer hardware and software, parts and related items. Inventories are carried at the lower of cost or market determined by the first-in, first-out method.

  PROPERTY AND EQUIPMENT

     Furniture, equipment and internally developed software are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives, generally five years. Leasehold improvements are recorded at cost and amortized over the term of the lease or life of the asset, whichever is shorter. Property and equipment consist of the following.

                                                                                      SEPTEMBER 30,    SEPTEMBER 30,
                                                                                          1996             1996
                                                                                      -------------    -------------
Leasehold improvements.............................................................    $   510,057       $  43,935
Computer and network equipment.....................................................      1,862,416         520,805
Furniture and delivery equipment...................................................        193,054          40,312
Less Accumulated depreciation......................................................       (414,233)       (191,746)
                                                                                      -------------    -------------
Property and equipment, net........................................................    $ 2,151,294       $ 413,306
                                                                                      -------------    -------------
                                                                                      -------------    -------------

     Included in computer and network equipment is $155,507 of assets held under capital lease obligations at September 30, 1996 and 1995. Also included in computer and network equipment at September 30, 1996 and September 30, 1995 is $184,086 and $28,333, respectively, related to internally developed software costs.

  REVENUE RECOGNITION

     Revenues consist primarily of computer hardware sales, maintenance contracts, Internet access fees, network installation charges and repair fees. Generally, maintenance contracts are for an agreed upon number of hours and are prepaid by customers. Repair fees and maintenance charges are recognized as the service is provided. Payments received in advance of providing services are deferred until the period such services are provided. Equipment sales and installation charges are recognized when installation is completed.

     Monthly subscription service revenue related to Internet access is recognized over the period services are provided. Subscription service and equipment installation revenues, which require the use of Company-provided installation of equipment at a subscriber's location, are recognized at completion of installation and upon commencement of service. Revenues related to the Web and to 2-D and 3-D animation are recognized at the completion of each project. Projects are generally completed within a three month period.

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

  COST OF REVENUES

     Cost of revenues in the Company's Internet businesses, PFMC and GameNet, consist primarily of local access costs, leased network backbone circuit costs, the cost of equipment and applications sold to customers and depreciation of network-related equipment. NAFT's primary cost of revenues is the cost of the computer products it sells. NCS's cost of revenues consist of parts, internal and third-party labor costs, and training and certification costs. Bluestreak's cost of revenues consist primarily of labor, printing expenses and camera work.

  RESEARCH & DEVELOPMENT

     Research and development costs are expensed as incurred.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

  RECENT PRONOUNCEMENTS

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"), which is effective for financial statements for fiscal years beginning after December 15, 1995. SFAS 121 requires that long-lived assets and certain identifiable intangible assets held and used by a company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. The Company believes that, as of September 30, 1996, no assets covered by SFAS 121 have been impaired.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). SFAS 123 allows companies to account for stock-based compensation to employees under either (i) the new provisions of SFAS 123 or
(ii) the provisions of APB 25 with pro forma disclosure in the footnotes to the financial statements as if the measurement provisions of SFAS 123 had been adopted. The Company intends to continue accounting for its stock-based compensation to employees in accordance with the provisions of APB 25. As the Company did not issue options to non-employees, the implementation of SFAS 123 had no impact on the financial position, results of operations and cash flows of the Company.

NOTE 2 -- RESULTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996

     Revenues increased from $8,738,410 in fiscal 1995 to $10,363,664 in fiscal 1996 because of the longer fiscal year. In the fiscal year ended September 30, 1995, revenues from Internet operations were small, and no other segment of the Company's business accounted for 10% of Gross Revenues, Operating Income/Loss and Identifiable Assets of the Company. While the Company's actual revenues are not steady on a month by month basis, for comparison purposes only, average monthly revenues in fiscal 1996 were approximately $864,000 as contrasted with average monthly revenues in fiscal 1995 of approximately $971,000. This decline is due to a substantial reduction in the sales of Apple computer products which produced large sales numbers because of the price of the products being sold. The Company is replacing these sales in part with sales of other products and with Internet related sales, training and service. The Company anticipates that, in the future, a greater percentage of revenues will result from Internet related sales which have higher gross profit margins.

     Cost of Revenues remained constant from fiscal 1995 to fiscal 1996 at approximately 82%. However, gross profit margins for the 3 and 9 month periods ended June 30, 1996 were 23% and 20%, respectively. The gross profit margin for the 3 month period ended September 30, 1996 was 7%. The fourth quarter results of operations

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

NOTE 2 -- RESULTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996 -- Continued were negatively impacted by a number of events and adjustments, all of which adversely impacted gross margins. In particular, (a) the Company reflected a reclassification of approximately $100,000 from selling, general and administration to cost of revenue to more accurately reflect direct expenses of the Internet operations; (b) established a reserve of $90,000 for returned merchandise allowances primarily with Apple Computer Company, because of the Company's de-emphasis of its business with Apple and the Company's assessment of Apple's financial situation; and (c) various year-end adjustments of approximately $100,000. In addition, the Company relocated its operations in the fourth quarter of fiscal 1996, which adversely impacted revenues and gross profit margins.

     Approximately $220,000 of the Company's loss before taxes in 1996 was due to depreciation and $257,000 was due to the write-off of Debt Issuance Costs related to a debt incurred prior to the initial public offering. The balance of the loss (in the amount of $1,416,480) can be traced directly to Selling, General and Administrative costs. Within this category, a substantial portion of such costs were related to payroll. The monthly payroll of the Company increased from $162,233 for the month of October 1995 to $308,115 for the month of October 1996. In the Company's Form 10-KSB filed January 13, 1997 the Company attributed the increase in payroll to the hiring of additional sales staff, engineering staff and technicians working in the Internet sales and engineering departments of the Company. More particularly stated: This increase in payroll was primarily for corporate administrative personnel and sales personnel, technicians and engineers in all areas of operations. A portion of the Internet engineering payroll ($130,000) was capitalized. In the initial phases of operation, such increased payroll resulted in no significant revenue. This negative trend continued in the fourth quarter so that selling, general and administrative costs as a percentage of revenues increased from approximately 22% in the quarter ended December 31, 1995 to approximately 48% in the quarter ended September 30, 1996. The Computer Product and Service Sales segment in the year ended September 30, 1996 had an operating loss of approximately $267,000. For the nine months ended September 30, 1995, the segment had an operating profit of approximately $71,000. The cost of revenues for Computer Product and Service Sales for both fiscal years was approximately 85%. The reason for the loss in 1996 can be traced to (a) an increase in payroll of approximately $650,000 for the hiring of additional sales staff and computer technicians offset by (b) a decrease in other selling, general and administrative expenses of approximately $150,000 and (c) an increase in gross profits of $200,000 based on increased revenues of approximately $1,300,000. As noted above, the Company's focus is shifting toward its Internet operations. The Company believes that the increase in sales staff and technicians in Computer Sales and Service will lead to future business for its complimentary Internet segment.

     Expenditures for Research and Development increased by $23,250. This increase was for Internet programming work done by the Company in setting up its Internet network.

     As a result of the above, the Company reported a net loss for 1996 of $1,893,480 or $0.72 per share as opposed to the reported net income in 1995 of $38,859 or $0.02 per share. Losses will continue in the first half of the current fiscal year.

NOTE 3 -- DEBT

     The Company (through its NAFT subsidiary) has available a total of $1,400,000 pursuant to a Business Financing Agreement and an Agreement for Wholesale Financing with Deutsche Financial Services ("DFSO") to finance its accounts receivable and inventory. On certain inventory purchased from Apple and financed through DFS, Apple pays the finance charges for a thirty day period. As of September 30, 1995 and 1996, the Company had outstanding a total of $377,261 and $1,386,170, respectively, under these agreements, of which $377,261 and $674,218, respectively, represent the portion of the line used for the Wholesale Financing Agreement and are included in accounts payable in the accompanying balance sheet. At September 30, 1996, the Company had not drawn upon the Business Financing Agreement.

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

     The borrowings under these agreements bear interest at the prime rate plus 1.5% (9.75% as of September 30, 1996) and are secured by a continuing security interest in substantially all of the assets of NAFT and the guarantee of the Company. Interest expense related to such agreements was $45,000 for 1996 and $55,000 for 1995. Pursuant to the terms of these agreements, NAFT is required to obtain prior written consent from DFS before it engages in certain transactions outside of NAFT's ordinary course of business. These agreements also require that NAFT comply with certain financial covenants and prohibit dividends. NAFT presently has an accumulated deficit. Future retained earnings will be restricted as to the payment of dividends.

     The Company borrowed $300,000 from Harpoon, a stockholder of the Company, in 1994. The debt incurred by this borrowing was repaid in full during fiscal year 1996.

NOTE 4 -- STOCKHOLDERS' EQUITY AND STOCK OPTIONS

  INITIAL PUBLIC OFFERING

     In January, 1996. the Company sold, in an initial public offering, 1,150,000 shares of Common Stock at an initial offering price of $7.00 per share, and 575,000 Redeemable Common Stock Purchase Warrants for $.10 per warrant. Each warrant entitles the holder to purchase one share of the Company's common stock for $7.70 per share. The are redeemable by the Company at $.10 per warrant at any time after January 24, 1997 if certain conditions are met. The net proceeds, which the Company received, from the public offering amounted to approximately $6,600,000.

     In March 1996, the underwriter of the initial public offering exercised its over-allotment option to purchase 129,642 common shares from the Company for $7.00 per share. The net proceeds amounted to approximately $800,000.

  BRIDGE FINANCING

     In October 1995, the Company borrowed $250,000 in a Bridge Financing. The Bridge Notes issued in connection with the Bridge Financing carried interest at 9% per annum. Such loans were repaid at the closing of the initial public offering. In connection with the Bridge Financing, the Company issued 35,710 shares of Common Stock to the Bridge Lenders at no cost, which were registered as part of the initial public offering. Debt issuance costs of $257,391 and interest expense of $37,149 were incurred by the Company as a result of the bridge loan transaction.

  STOCK OPTIONS

     The Company has an Employee Stock Option Plan (the "Stock Option Plan"). Under the Option Plan, options are exercisable for a period up to 10 years from the date of the grant. The number of shares of Common Stock reserved for issuance under the Option Plan is 360,000. The purchase price of the stock will be equal to or greater than 100% of the fair market value at the date of issue.

     As of September 30, 1996, options to purchase approximately 202,730 shares, at exercise prices between $7.00 and $8.75 have been issued under the plan. In the opinion of management, options were issued at the fair market value of the Company's Common Stock as of the date of the grant.

  MERGER

     Pursuant to the terms of the merger of PFMT and the Company, in September 1995, each of the 200 shares of outstanding common stock of PFMT was exchangeable for 8,625 shares of common stock of the Company. As a result, as of September 30, 1996 there were a total of 1,725,000 shares of common stock of the Company issued and outstanding. All per share amounts have been adjusted retroactively to reflect this merger.

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

  DEPOSIT SHARES

     In connection with the Company's initial public offering, Marc Bell and Harpoon have each deposited 210,000 shares of the Common Stock owned by them (the "Deposit Shares") with the Company. The Company will hold such shares pursuant to a Share Deposit Agreement. The Deposit Shares will be returned to their respective owners no later than at the end of eight years from the date of the Prospectus for the initial public offering. However, the Deposit Shares may be returned prior to such time, if certain levels of profitability are met.

NOTE 5 -- COMMITMENTS AND CONTINGENCIES

  CAPITAL AND OPERATING LEASES

     The Company leases office equipment and office space under various non-cancelable operating leases. Rent expense for the year ended September 30, 1996 and the nine months ended September 30, 1995 was approximately $253,402 and $81,280, respectively. The Company has entered into capital leases for computer equipment. These capital lease obligations have been recorded at interest rates ranging from 8% to 8.75%.

     In February 1996 the Company entered into a lease for its corporate headquarters effective July 1996. The lease is for eleven years and six months starting with an initial annual base rental of $309,250 escalating to $563,547 in the final year. Under the lease, the landlord is to reimburse the Company $500,000 for leasehold improvements. The Company was required by the terms of the lease to maintain a letter of credit in the amount of $400,000 for the duration of the lease. In order to meet such requirement, the Company maintains a restricted certificate of deposit in the amount of $400,000, which is classified as a long-term investment as of September 30, 1996.

     Future minimum lease payments under these lease agreements are as follows:

                                      YEAR ENDING
                                     SEPTEMBER 30,                                          OPERATING    CAPITAL
----------------------------------------------------------------------------------------   -----------   --------
1997....................................................................................   $   421,160   $ 54,071
1998....................................................................................       392,548         --
1999....................................................................................       423,319         --
2000....................................................................................       447,362         --
2001....................................................................................       456,309         --
Thereafter..............................................................................     3,240,388         --
  Less: Amount representing interest....................................................            --    (14,919)
  Present value of net minimum lease payments...........................................   $ 5,381,086   $ 39,152

NOTE 6 -- INCOME TAXES

     Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The provision for income taxes on historical net income for the year ended September 30, 1996 and the nine months ended September 30, 1995 differs from the amount computed by applying the federal statutory rate due to the effects of state and local taxes, net of federal tax benefit and for the year ended September 30, 1996, the difference is also the result of the Company recording a valuation allowance.

     The Company is in an accumulated loss position for both financial reporting and income tax purposes. No current federal tax benefit has been recorded due to the uncertainty of the Company's ability to realize benefits by generating taxable income in the future. The Company has a tax loss carry-forward of approximately $1.5 million at September 30, 1996. This carry-forward expires in 2011. The benefit from the provision for taxes of $29,896 represents the reversal of deferred taxes provided in prior years.

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

     Income tax (benefit) expense consists of the following:

                                                                                                        NINE MONTHS
                                                                                       YEAR ENDED          ENDED
                                                                                      SEPTEMBER 30,    SEPTEMBER 30,
                                                                                          1996             1995
                                                                                      -------------    -------------
CURRENT:
  Federal..........................................................................     $      --         $ 8,410
  State and local..................................................................            --          11,527
                                                                                      -------------    -------------
     Total.........................................................................            --          19,937
                                                                                      -------------    -------------
DEFERRED:
  Federal..........................................................................     $ (19,759)           (398)
  State and local..................................................................       (10,137)           (440)
                                                                                      -------------    -------------
     Total.........................................................................       (29,896)           (838)
                                                                                      -------------    -------------
     Total.........................................................................     $ (29,896)        $19,099
                                                                                      -------------    -------------
                                                                                      -------------    -------------

     The provision for income taxes on historical net income for the year ended September 30, 1996 and the nine months ended September 30, 1995 differs from the amount computed by applying the federal statutory rate due to the following:

                                                                                                        NINE MONTHS
                                                                                       YEAR ENDED          ENDED
                                                                                      SEPTEMBER 30,    SEPTEMBER 30,
                                                                                          1996             1995
                                                                                      -------------    -------------
Statutory federal income tax rate..................................................          (34)%             34%
Effect of federal graduating tax rate..............................................           --              (18)%
State and local taxes, net of federal benefit......................................          (11)%             14%
Other:                                                                                        (1)%              3%
Valuation allowance................................................................          (44)%             --
Effective income tax rate..........................................................           (2)%             33%
                                                                                      -------------    -------------
     Total.........................................................................      (29,896)            (838)
                                                                                      -------------    -------------
     Total.........................................................................      (29,896)          19,099
                                                                                      -------------    -------------
                                                                                      -------------    -------------

     Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                                      SEPTEMBER 30,    SEPTEMBER 30,
                                                                                          1996             1995
                                                                                      -------------    -------------
Deferred tax assets (liabilities):
Tax depreciation and amortization in excess of book depreciation and
  amortization.....................................................................     $ (12,920)       $  (6,708)
  Income not recognized due to the change from the cash to the accrual method of
     accounting for income tax purposes............................................            --          (25,828)
  Net operating loss carry forward.................................................       733,393               --
  Allowance for doubtful accounts..................................................        29,176            5,158
  Valuation allowance..............................................................      (749,649)              --
                                                                                      -------------    -------------
     Total net deferred tax liabilities............................................     $      --        $ (27,378)
                                                                                      -------------    -------------
                                                                                      -------------    -------------

NOTE 7 -- EMPLOYMENT AGREEMENT

     In October 1995, the Company entered into an employment agreement with Marc
H. Bell, which extends for a period of five years, terminating on September 30, 2000. Pursuant to the terms of the agreement, Mr. Bell

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES receives a base salary of $200,000 per year and a bonus equal to 5% of the annual pre-tax net income of the Company in excess of $1 million.

     The Company also entered into employment agreements on October 1, 1995 with two officers of the Company, which extend for a period of two years. Pursuant to the terms of these agreements, annual base salaries totaled $125,000 and $64,000 per annum. In addition to base compensation, the Company intends to reserve at the end of each fiscal year, a sum equal to ten (10%) percent of the consolidated net income of the Company (computed before provision for federal and state income taxes) (the "Bonus Pool"), for allocation among the officers of the Company and certain key employees (including Marc H. Bell) as the Board of Directors of the Company may determine. Marc Bell will receive an amount equal to 5% of the pre-tax income over $1 million (50% of the Bonus Pool) to the extent, if any, that the Bonus Pool exceeds $100,000.

     Because the increases in the officer's base salaries did not become effective until January 1, 1996, the salary expense recognized in the 1996 financial statements for all officers was approximately $330,000, of which $165,000 related to Marc H. Bell.

NOTE 8 -- SUBSEQUENT EVENT

  NEW CREDIT AGREEMENT

     In October 1996, the Company entered into a new credit agreement with NationsCredit, to replace the DFS facility discussed in Note 2. This agreement provides for a revolving credit line of up to $3,000,000 based upon 100% of eligible inventory and 80% of eligible trade receivables. On inventory items, NAFT will finance the purchase invoice through the line of credit and pay no interest for the first 30 days. After the expiration of such 30 day period, interest will accrue at the prime rate plus 1.75%. Any borrowings under this agreement are secured by substantially all of the assets of NAFT and a cross guaranty of the Company.

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES



                          CONSOLIDATED BALANCE SHEETS



                                                                                       JUNE 30,        SEPT. 30,
                                                                                         1997            1996
                                                                                      -----------    -------------
                                                                                      (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................................................   $ 1,338,747     $ 2,342,011
  Accounts receivable, net of allowance for doubtful accounts of $151,676 and
     $64,843 as of June 30, 1997 and September 30, 1996, respectively..............     3,925,384       1,847,918
  Inventories......................................................................       962,187         758,353
  Prepaid expenses and other current assets........................................       109,023         195,113
                                                                                      -----------    -------------
     TOTAL CURRENT ASSETS..........................................................     6,335,341       5,143,395
Property and equipment, net........................................................     3,313,800       2,151,294
Long-term investment...............................................................       400,000         400,000
Loan to stockholder................................................................       145,408              --
Other assets.......................................................................        96,875         115,093
                                                                                      -----------    -------------
     TOTAL ASSETS..................................................................   $10,291,424     $ 7,809,782
                                                                                      -----------    -------------
                                                                                      -----------    -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings............................................................   $ 2,246,549     $        --
  Current portion of notes payable.................................................       328,561          39,152
  Accounts payable.................................................................     1,993,740       1,274,197
  Accrued expenses.................................................................       197,622         240,116
  Deferred revenues................................................................       133,304         166,617
                                                                                      -----------    -------------
     TOTAL CURRENT LIABILITIES.....................................................     4,899,776       1,720,082
                                                                                      -----------    -------------
  Notes payable, less current portion..............................................       896,940              --
                                                                                      -----------    -------------
     TOTAL LIABILITIES.............................................................     5,796,716       1,720,082
                                                                                      -----------    -------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred Stock, $.01 par value; 500,000 shares authorized; no shares issued and
     outstanding...................................................................            --              --
  Common Stock, $.01 par value; 10,000,000 shares authorized; 3,048,450 and
     3,040,352 shares issued and outstanding.......................................        30,485          30,404
  Additional paid-in capital.......................................................     7,978,886       8,033,562
  Accumulated deficit..............................................................    (3,514,663)     (1,974,266)
                                                                                      -----------    -------------
     TOTAL STOCKHOLDERS' EQUITY....................................................     4,494,708       6,089,700
                                                                                      -----------    -------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....................................   $10,291,424     $ 7,809,782
                                                                                      -----------    -------------
                                                                                      -----------    -------------



   The accompanying notes are an integral part of these consolidated balance sheets.

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                  (UNAUDITED)



                                                                                            NINE MONTHS ENDED
                                                                                                JUNE 30,
                                                                                        -------------------------
                                                                                           1997           1996
                                                                                        -----------    ----------
REVENUES.............................................................................   $13,868,965    $7,935,579
COSTS AND EXPENSES:
  Cost of revenues...................................................................    10,802,824     6,341,812
  Selling, general and administrative................................................     4,256,888     2,025,573
  Depreciation and amortization (net of $145,300 included in cost of revenues
  for the six months ended June 30, 1997)............................................       312,320       171,180
                                                                                        -----------    ----------
     Total costs and expenses........................................................    15,372,032     8,538,565
                                                                                        -----------    ----------
Loss from operations.................................................................    (1,503,067)     (602,986)
  Interest income (expense), net.....................................................       (37,330)       28,422
  Write-off of debt issuance costs...................................................            --      (256,351)
                                                                                        -----------    ----------
Loss before taxes....................................................................    (1,540,397)     (830,915)
Provision for taxes..................................................................            --            --
                                                                                        -----------    ----------
NET LOSS.............................................................................   $(1,540,397)   $ (830,915)
                                                                                        -----------    ----------
                                                                                        -----------    ----------
NET LOSS PER SHARE...................................................................   $     (0.51)   $    (0.34)
Weighted average shares outstanding..................................................     3,044,799     2,464,185



 The accompanying notes are an integral part of these consolidated statements.

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                  (UNAUDITED)



                                                                                           NINE MONTHS ENDED
                                                                                                JUNE 30,
                                                                                       --------------------------
                                                                                          1997           1996
                                                                                       -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..........................................................................   $(1,540,397)   $  (830,915)
  Adjustments to reconcile net (loss) to net cash used in operating activities
     Depreciation and amortization..................................................       457,620        134,051
     Provision for bad debts........................................................        86,833             --
     Write off of amortization of debt issuance costs...............................            --        293,500
     Provision for deferred taxes...................................................            --          2,570
CHANGES IN OPERATING ASSETS AND LIABILITIES:
  (Increase) in accounts receivable.................................................    (2,164,299)      (430,495)
  (Increase) decrease in inventories................................................      (203,834)       259,340
  Decrease (increase) in prepaid expenses and other current assets..................        86,090       (157,972)
  Decrease (increase) in other assets...............................................        18,218        (77,137)
  Increase (decrease) in accounts payable...........................................       636,955       (460,906)
  (Decrease) in accrued expenses....................................................       (42,494)       (51,555)
  (Decrease) increase in deferred revenues..........................................       (33,313)        85,378
                                                                                       -----------    -----------
     Net cash used in operations....................................................    (2,698,621)    (1,234,141)
                                                                                       -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net of landlord reimbursement................    (1,620,126)      (653,157)
                                                                                       -----------    -----------
  Purchase of long-term investment..................................................            --       (400,000)
     Net cash used in investing activities..........................................    (1,620,126)     1,053,157)
                                                                                       -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from short term borrowings...........................................     2,246,549       (711,952)
  Net proceeds of notes payable.....................................................     1,186,349       (350,195)
  Loan to stockholder...............................................................      (145,408)            --
  Proceeds initial public offering, net of offering costs of $1,602,175.............            --      7,412,819
  Proceeds from exercise of stock options...........................................        27,993             --
                                                                                       -----------    -----------
     Net cash provided by financing activities......................................     3,315,483      6,350,672
                                                                                       -----------    -----------
NET (DECREASE) INCREASE in cash and cash equivalents................................    (1,003,264)     4,063,374
CASH AND CASH EQUIVALENTS, beginning of period......................................     2,342,011        222,367
                                                                                       -----------    -----------
CASH AND CASH EQUIVALENTS, end of period............................................   $ 1,338,747    $ 4,285,741
                                                                                       -----------    -----------
                                                                                       -----------    -----------



 The accompanying notes are an integral part of these consolidated statements.

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 -- THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES



     The consolidated balance sheets as of June 30, 1997, statements of operations for the three and nine months ended June 30, 1997 and 1996 and the statements of cash flows for the nine months ended June 30, 1997 and 1996 have been prepared by Bell Technology Group Ltd. (the "Company") without audit. All material inter-company accounts and transactions have been eliminated. The consolidated results should be read in conjunction with the audited financial statements and notes thereto included in the Company's Form 10-KSB/A on file with the Securities and Exchange Commission. Results of operations for the three-month and nine-month periods are not necessarily indicative of the operating results for the full year. Interim statements are prepared on a basis consistent with year-end statements.



     In the opinion of management, the unaudited interim financial statements furnished herein include all adjustments necessary for a fair presentation of the results of operations of the Company. All such adjustments are of a normal recurring nature.



NOTE 2 -- REVOLVING CREDIT AGREEMENT



     The Company (through its NAFT subsidiary) has a Revolving Credit Agreement with NationsCredit ("Nations") which may be used to finance its accounts receivable and inventory up to a maximum of $3 million. The availability of credit is based upon the balance of collateral available which is 80% of its current accounts receivable and 100% of its inventory. As of June 30, 1997, the Company had an outstanding balance of approximately $2.2 million, which was the maximum available under the formula. Such obligation is secured by a continuing security interest in the accounts receivable and inventory of NAFT, and guaranties and cross guaranties of the Company and its other subsidiaries. The borrowings bear interest at the prime rate plus 1.75%. Pursuant to the terms of these agreements, NAFT is required to maintain certain liquidity ratios which it is currently maintaining: (a) tangible net worth plus indebtedness subordinated to amounts owed to Nations, less prepaid expenses, officer/employee receivables and other intangible assets of not less than $1.4 million at the end of each fiscal quarter, and (b) a ratio of total liabilities to tangible net worth of no greater than 2.5 to 1 at the end of each fiscal quarter. As of June 30, 1997, NAFT had a tangible net worth of approximately $1.45 million and a ratio of total liabilities to tangible net worth of 2.4 to 1, therefore keeping the Company in compliance with all requirements. As of March 31, 1997, NAFT had a tangible net worth as defined in the Credit Agreement of approximately $1.2 million and a ratio of total liabilities to tangible net worth of 2.9 to 1. The shortfall in tangible net worth arose because of certain intercompany transactions. Nations formally waived the default in May 1997. While the Credit Agreement gives Nations the right to demand repayment if it deems itself "insecure," Nations has given the Company no indication that it is considering utilizing this provision. Furthermore, incurring losses as the Company builds its new businesses was anticipated in setting its covenants with Nations in October 1996. The Company deems its relationship with Nations to be normal.



NOTE 3 -- LOAN TO STOCKHOLDER



     During the third quarter of fiscal 1997, the Company made loans to Marc H. Bell, the President and Chief Executive Officer, bearing interest at 8.75% per annum in the total amount of $145,408. These loans are pursuant to his existing employment agreement. The loans mature in June 2002.



NOTE 4 -- NOTES AND MORTGAGES PAYABLE



     The Company has entered into leases for various items of its office furniture and equipment as well as for its telephone system. The terms on the leases call for monthly payments of approximately $8,300 per month for 60 months. The office furniture and equipment lease commenced in January 1997. The telephone equipment lease will commence in July 1997. There is no residual payment under such leases and the Company will own the equipment after the expiration of the lease terms.

                  BELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

NOTE 4 -- NOTES AND MORTGAGES PAYABLE -- Continued


     The Company obtained a first chattel mortgage on certain of its furniture and computer equipment in April 1997 in the amount of approximately $874,000 from FINOVA Capital Corporation. Such loan is for a term of three years, bears interest at 12.19% per annum and is self-liquidating over its term.



NOTE 5 -- COMMITMENTS AND CONTINGENCIES



     In February 1996, the Company entered into a lease for its corporate headquarters. Rent commenced in July 1996. The lease is for eleven years and six months starting with an initial annual base rental of $309,250 escalating to $563,547 in the final year. Under the lease, the landlord is to reimburse the Company $500,000 for leasehold improvements. $450,000 has been received to date. The final $50,000 payment was received in July 1997 and is recorded as an other asset as of June 30, 1997. The Company was required by the terms of the lease to maintain a letter of credit as a security deposit under the lease. To secure its obligation to meet such requirement, the Company has pledged a certificate of deposit in the amount of $400,000. This amount is included in "Long-term investments" on the Company's consolidated balance sheet at June 30, 1997 and September 30, 1996. Under the terms of such lease, if the Company is not in default, $75,000 of the letter of credit and accompanying certificate of deposit will be released in July 1998, and an additional $75,000 will be released in July 1999 and $150,000 of the letter of credit will be released in July 2000.



NOTE 6 -- SUBSEQUENT EVENT



     In February 1997, the Company filed Form SB-2 for a warrant exchange. The Company has now voluntarily revised such offering and has filed amendments to Form SB-2 on July 31, 1997 and August 26, 1997 for the public offering of $5,500,000 Senior Subordinated 10% Convertible Debentures. The underwriter for such offering is Rickel & Associates, Inc. The Company expects that such offering will be completed prior to October 31, 1997.



NOTE 7 -- RECENTLY ISSUED ACCOUNTING STANDARDS



     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share. This statement establishes standards for computing and presenting earnings per share
(EPS), replacing the presentation of currently required primary EPS with a presentation of Basic EPS. For entities with complex capital structures, the statement requires the dual presentation of both Basic EPS and Diluted EPS on the face of the statement of operations. Under this new standard, Basic EPS is computed based on weighted average shares outstanding and excludes any potential dilution; Diluted EPS reflects potential dilution from the exercise or conversion of securities into common stock or from other contracts to issue common stock and is similar to the currently required fully diluted EPS. SFAS 128 is effective for financial statements issued for periods ending after December 31, 1997, including interim periods, and earlier application is not permitted. When adopted, the Company will be required to restate its EPS data for all prior periods presented. The Company does not expect the impact of the adoption of this statement to be material to previously reported EPS amounts.

------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS


                                                        PAGE
                                                        ----
Prospectus Summary...................................     3
Glossary.............................................     8
Risk Factors.........................................     9
Market for Company's Common Stock....................    15
Use of Proceeds......................................    16
Dividend Policy......................................    16
Capitalization.......................................    17
Selected Consolidated Financial Information..........    18
Management's Discussion and Analysis of
  Financial Condition and Results
  of Operations......................................    19
Business.............................................    23
Management...........................................    28
Principal Stockholders...............................    32
Description of Securities............................    34
Shares Eligible for Future Sale......................    38
Underwriting.........................................    39
Legal Matters........................................    40
Experts..............................................    40
Index to Consolidated Financial Statements...........   F-1


UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                           BELL TECHNOLOGY GROUP LTD.
                                10% CONVERTIBLE
                              SENIOR SUBORDINATED
                              DEBENTURES DUE 2003
                                ----------------
                                   PROSPECTUS
                                ----------------
                           RICKEL & ASSOCIATES, INC.
                                            , 1997
------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. The Company's Certificate of Incorporation limits the liability of Directors to the maximum extent permitted by Delaware General Corporation Law. Delaware law provides that the directors of a corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit. The Company's By-laws provide that the Company shall indemnify its directors and officers under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

     The directors and officers of the Company are insured (subject to certain exemptions and deductions) against liabilities that they may incur in their capacity as such, including liabilities under the Act, other than liabilities thereunder arising in connection with this Offering, under a liability insurance policy carried by the Company. Such policy provides coverage in an aggregate amount of $1,000,000 (subject to retentions ranging from $75,000 to $150,000).

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses payable by the Company in connection with this offering, other than the Underwriter's discount, are as follows:

                                                                                                          AMOUNT
                                                                                                         --------
SEC Registration Fee..................................................................................   $  2,283
NASD Filing Fee.......................................................................................      1,250
Nasdaq Filing Fee.....................................................................................      4,000
Printing..............................................................................................     50,000*
Underwriter's Non-accountable Expense Allowance.......................................................    148,000**
Underwriter's Debenture Management Fee................................................................    108,000
Boston Stock Exchange Filing Fee......................................................................      7,500
Legal Fees and Expenses...............................................................................    100,000*
Accounting Fees and Expenses..........................................................................     40,000*
"Blue Sky" Fees and Expenses..........................................................................     50,000*
Indenture Trustee's Fee...............................................................................      1,500
Miscellaneous.........................................................................................     35,467*
                                                                                                         --------
Total.................................................................................................   $548,000
                                                                                                         --------
                                                                                                         --------

---------------

 * Indicates expenses that have been estimated for purposes of this filing.

** Represents 3% of the total proceeds of the offering.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     In the past three years, the Company has made the following sales of unregistered securities, which were exempt from the registration requirements of the Act pursuant to Section 4(2) thereof:

     In October 1995, the Company issued 9% promissory notes in the aggregate principal amount of $250,000 to eight individual lenders to evidence loans for such amount, and also issued to the eight lenders, for $.01 per share, an aggregate of 35,710 shares of the Company's fully paid and non assessable Common Stock as a fee for making the loan. The loan was repaid out of the proceeds of the Company's initial public offering in January 1996.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

                                 EXHIBIT INDEX


     EXHIBIT                                                                                             PAGE
     NUMBER   DESCRIPTION                                                                                NO.
     ------   ----------------------------------------------------------------------------------------   ----

         1    Form of Underwriting Agreement the Company and Rickel & Associates, Inc. ("Rickel"), the
                Underwriter. (7)

       3(a )  Certificate of Incorporation of the Company, dated September 29, 1995. (1)

       3(b )  By-laws of the Company. (1)

       4(a )  Indenture.

       4(b )  Form of Underwriter's Warrant. (7)

         5    Opinion of Milberg Weiss Bershad Hynes & Lerach LLP.

      10(a )  Sublease for Penthouse Suite 907D between Rhodes Associates, Rose Associates, Electric
                Curtain Inc. and Stellar Graphics Corp., dated as of July 1, 1997.

      10(b )  Bell Technology Group Ltd. 1995 Stock Option Plan, adopted September 29, 1995. (1)(+)

      10(c )  Irrevocable Proxy Agreement between Harpoon Holdings Ltd. and Marc H. Bell, dated as of
                October 1, 1995. (1)

      10(d )  Employment Agreement between Marc H. Bell and the Company dated as of October 1, 1995.
                (1)(+)

      10(e )  Employment Agreement between Robert Bell and the Company dated as of October 1, 1995.
                (1)(+)

      10(f )  Share Deposit Agreement between Marc H. Bell, Harpoon Holdings Ltd., the Company, and
                Rickel & Associates. (3)

      10(g )  Form of Consulting Agreement between the Company and Rickel. (1)

      10(h )  Amendment to Employment Agreement between Marc H. Bell and the Company dated as of
                January 1, 1996. (4)(+)

      10(i )  Amendment to Employment Agreement between Robert Bell and the Company dated as of
                January 1, 1996. (4)(+)

      10(j )  Agreement of Lease between Bell Technology Group Ltd. and Puck Associates dated as of
                July 23, 1996. (4)

      10(k )  Security Agreement with NationsCredit Commercial Corporation of America
                ("NationsCredit") and NAFT International Ltd. ("NAFT")dated October 1996. (4)

      10(l )  Agreement for Wholesale Financing between NAFT and NationsCredit dated as of October
                1996.

      10(m )  Lock Box Service Agreement between NAFT, European American Bank and NationsCredit dated as of October 1996.

      10(n )  Loan and Security Agreement between FINOVA Capital Corporation ("FINOVA") and the
                Company, dated as of May 1, 1997. (6)

      10(o )  Guaranty by NAFT in favor FINOVA, dated as of May 1, 1997. (6)

      10(p )  Guaranty by NAFT Computer Service Corp. in favor of FINOVA, dated as of May 1, 1997. (6)

      10(q )  Guaranty by Bluestreak Digital, Inc. in favor of FINOVA, dated as of May 1, 1997. (6)

      10(r )  Guaranty by PFM Communications, Inc. in favor FINOVA, dated as of May 1, 1997. (6)

      10(s )  Form of Debenture Management Agreement between the Company and Rickel. (7)

      10(t )  Promissory Notes to Bell Technology Group Ltd. from Marc H. Bell dated April 2, 1997 and
                June 30, 1997.

        21    List of Subsidiaries. (5)

      23(a )  Consent of Arthur Andersen LLP.*

      23(b )  Consent of Milberg Weiss Bershad Hynes & Lerach LLP (included in its opinion filed as
                Exhibit 5 to this Registration Statement)

        25    Statement of Eligibility Under the Trust Indenture Act of Of 1939 of a Corporation
                Designated to Act as Trustee on Form T-1.

     (+) Denotes a management contract or compensatory plan, contract or agreement.

     (*) Filed herewith.


        (1 )  Incorporated by reference to Registration Statement on Form SB-2 (File No. 33- 98978)
                (the "Registration Statement") filed November 3, 1995.

        (2 )  Incorporated by reference to Amendment No. 1 to the Registration Statement, filed
                December 20, 1995.

        (3 )  Incorporated by reference to Amendment No. 2 to the Registration Statement filed January
                23, 1996, declared effective January 24, 1996.

        (4 )  Incorporated by reference to the Company's Annual Report on Form 10-KSB/A for the year ended September 30, 1996.

        (5 )  Incorporated by reference to the Company's Registration Statement on Form SB-2 filed
                March 13, 1997 (File No. 333-23259).

        (6 )  Incorporated by reference to the Company's Report on Form 8-K/A filed July 18, 1997.

        (7 )  Incorporated by reference to Amendment No. 1 to the Company's Registration Statement on
                Form SB-2 filed July 31, 1997 (File No. 333-23259).


---------------

ITEM 28. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes that it will:

             (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

             (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

             (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable ground to believe that it meets all the requirements for filing on Form SB 2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated: August 26, 1997


                                             BELL TECHNOLOGY GROUP LTD.

                                             By: /s/____________________________
                                                         MARC H. BELL
                                                    CHIEF EXECUTIVE OFFICER

     Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


                      SIGNATURE                                      CAPACITY                      DATE
------------------------------------------------------  ----------------------------------   ----------------

                         /s/                            Chief Executive Officer              August 26, 1997
------------------------------------------------------    and Director
                     MARC H. BELL

                         /s/                            Executive Vice President,            August 26, 1997
------------------------------------------------------    Chief Financial Officer
                    ROBERT B. BELL                        and Director

                                                        Director                             August 26, 1997
------------------------------------------------------
                      MARTIN FOX

                                                        Director                             August 26, 1997
------------------------------------------------------
                  TSUYOSHI SHIRAISHI

                         /s/                            Director                             August 26, 1997
------------------------------------------------------
                   RICHARD VIDEBECK

                         /s/                            Treasurer and                        August 26, 1997
------------------------------------------------------    Chief Accounting Officer
                      ALAN LEVY

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use of our report (and to all references to our Firm) included in or made a part of this registration statement on Form SB-2 registering 10% Convertible Senior Subordinated Debentures.

                                             ARTHUR ANDERSEN LLP


New York, New York
August 26, 1997

                               INDEX TO EXHIBITS


                                                                                                        SEQUENTIAL
EXHIBIT NO.                                        DESCRIPTION                                           PAGE NO.
-----------   --------------------------------------------------------------------------------------    ----------
     1.2      Form of Underwriting Agreement
     1        Form of Underwriting Agreement the Company and Rickel & Associates, Inc. ("Rickel"),
              the Underwriter. (7)
     3  (a)   Certificate of Incorporation of the Company, dated September 29, 1995. (1)
     3  (b)   By-laws of the Company. (1)
     4  (a)   Indenture.
     4  (b)   Form of Underwriter's Warrant. (7)
     5        Opinion of Milberg Weiss Bershad Hynes & Lerach LLP.
    10  (a)   Sublease for Penthouse Suite 907D between Rhodes Associates, Rose Associates, Electric
              Curtain Inc. and Stellar Graphics Corp., dated as of July 1, 1997.
    10  (b)   Bell Technology Group Ltd. 1995 Stock Option Plan, adopted September 29, 1995. (1)(+)
    10  (c)   Irrevocable Proxy Agreement between Harpoon Holdings Ltd. and Marc H. Bell, dated as of October 1, 1995. (1)
    10  (d)   Employment Agreement between Marc H. Bell and the Company dated as of October 1, 1995.
              (1)(+)
    10  (e)   Employment Agreement between Robert Bell and the Company dated as of October 1, 1995.
              (1)(+)
    10  (f)   Share Deposit Agreement between Marc H. Bell, Harpoon Holdings Ltd., the Company, and
              Rickel & Associates. (3)
    10  (g)   Form of Consulting Agreement between the Company and Rickel. (1)
    10  (h)   Amendment to Employment Agreement between Marc H. Bell and the Company dated as of
              January 1, 1996. (4)(+)
    10  (i)   Amendment to Employment Agreement between Robert Bell and the Company dated as of
              January 1, 1996. (4)(+)
    10  (j)   Agreement of Lease between Bell Technology Group Ltd. and Puck Associates dated as of
              July 23, 1996. (4)
    10  (k)   Security Agreement with NationsCredit Commercial Corporation of America
              ("NationsCredit") and NAFT International Ltd. ("NAFT")dated October 1996. (4)
    10  (l)   Agreement for Wholesale Financing between NAFT and NationsCredit dated as of October
              1996.
    10  (m)   Lock Box Service Agreement between NAFT, European American Bank and NationsCredit dated as of October 1996.
    10  (n)   Loan and Security Agreement between FINOVA Capital Corporation ("FINOVA") and the
              Company, dated as of May 1, 1997. (6)
    10  (o)   Guaranty by NAFT in favor FINOVA, dated as of May 1, 1997. (6)
    10  (p)   Guaranty by NAFT Computer Service Corp. in favor of FINOVA, dated as of May 1, 1997.
              (6)
    10  (q)   Guaranty by Bluestreak Digital, Inc. in favor of FINOVA, dated as of May 1, 1997. (6)
    10  (r)   Guaranty by PFM Communications, Inc. in favor FINOVA, dated as of May 1, 1997. (6)
    10  (s)   Form of Debenture Management Agreement between the Company and Rickel. (7)
    10  (t)   Promissory Notes to Bell Technology Group Ltd. from Marc H. Bell dated April 2, 1997 and June 30, 1997.
    21        List of Subsidiaries. (5)
    23  (a)   Consent of Arthur Andersen LLP.*
    23  (b)   Consent of Milberg Weiss Bershad Hynes & Lerach LLP (included in its opinion filed as
              Exhibit 5 to this Registration Statement)
    25        Statement of Eligibility Under the Trust Indenture Act of Of 1939 of a Corporation
              Designated to Act as Trustee on Form T-1.

---------------

(+) Denotes a management contract or compensatory plan, contract or agreement.

(*) Filed herewith.


        (1 )  Incorporated by reference to Registration Statement on Form SB-2 (File No. 33- 98978)
                (the "Registration Statement") filed November 3, 1995.
        (2 )  Incorporated by reference to Amendment No. 1 to the Registration Statement, filed
                December 20, 1995.
        (3 )  Incorporated by reference to Amendment No. 2 to the Registration Statement filed January
                23, 1996, declared effective January 24, 1996.
        (4 )  Incorporated by reference to the Company's Annual Report on Form 10-KSB/A for the year ended September 30, 1996.
        (5 )  Incorporated by reference to the Company's Registration Statement on Form SB-2 filed
                March 13, 1997 (File No. 333-23259).
        (6 )  Incorporated by reference to the Company's Report on Form 8-K/A filed July 18, 1997.
        (7 )  Incorporated by reference to Amendment No. 1 to the Company's Registration Statement on
                Form SB-2 filed July 31, 1997 (File No. 333-23259).

                           BELL TECHNOLOGY GROUP LTD.

                        $5,500,000 PRINCIPAL AMOUNT, 10%
                        CONVERTIBLE SENIOR SUBORDINATED
                        DEBENTURES, DUE AUGUST   , 2003

                             UNDERWRITING AGREEMENT

                                          , 1997

Rickel & Associates, Inc.
875 Third Avenue
New York, New York 10022

Dear Sirs:

     Bell Technology Group Ltd., a Delaware corporation (the "Company"), hereby confirms its agreement with Rickel & Associates, Inc. ("you" or the "Underwriter"), as follows:

     1. DESCRIPTION OF THE SECURITIES.

     The Company proposes to issue and sell to the Underwriter $5,500,000 principal amount of 10% convertible senior subordinated debentures, due August
  , 2003 (the "Debentures"), of the Company (the Debentures being sometimes referred to as the "Securities"). The Company proposes to grant to the Underwriter an option to purchase up to $825,000 additional principal amount of Debentures (the "Additional Securities"). The Debentures will be offered in multiples of $1,000 per Debenture. The offering of Securities and Additional Securities contemplated hereby may sometimes be referred to as the "Offering."

          (a) Underwriter's Securities.

          The Company will sell to the Underwriter, for nominal consideration, warrants to purchase up to $550,000 principal amount of Debentures at a price equal to $1,200 per Debenture (the "Underwriter's Warrants"). The Underwriter's Warrants and shares of Common Stock underlying the Underwriter's Warrants are hereinafter referred to collectively as the "Underwriter's Securities." The Underwriter's Warrants shall be non-exercisable and non-transferable (other than to officers and partners of the Underwriter and to members of the selling group and their officers or partners) for a period of 12 months following the Effective Date. Thereafter, the Underwriter's Warrants shall be exercisable and transferable for a period of four years (provided such transfer is in accordance with the Securities Act and any other applicable securities laws). If the Underwriter's Warrants are not exercised during their term, they shall, by their terms, automatically expire. The Underwriter's Securities shall be registered for sale to the public and shall be included in the Registration Statement filed in connection with the Offering.

     2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     The Company represents and warrants to the Underwriter that:

          (a) The Company has filed with the Securities and Exchange Commission (the "Commission"), a registration statement, and one or more amendments thereto, on Form SB-2 (File No. 333-23259), including in each such registration statement and each such amendment any related preliminary prospectus ("Preliminary Prospectus"), for the registration of the Securities under the Securities Act of 1933 (the "Act"). The Company will, if required, file a further amendment to said registration statement in the form to be delivered to you and will not, before the registration statement becomes effective, file any other amendment thereto to which you shall have reasonably objected in writing after having been furnished with a copy thereof. Except as the context may otherwise require, such registration statement, as amended, on file with the Commission at the time such registration statement becomes effective (including the prospectus, financial statements, exhibits and all other documents, as amended, filed as a part thereof), is hereinafter called the "Registration Statement," and the prospectus, in the form filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations of the Commission under the Act (the "Regulations") or, if no such filing is made, the definitive prospectus used in the Offering, is hereinafter called the "Prospectus." The Company has delivered to you copies of each Preliminary Prospectus as filed with the Commission and has consented to the use of such copies for purposes permitted by the Act.

          (b) The Commission has not issued any orders preventing or suspending the use of any Preliminary Prospectus, and, as of the date filed with the Commission, each Preliminary Prospectus conformed in all material respects with the requirements of the Act and did not include any untrue statement of a material fact or omit to state any material fact required to be stated therein and necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty does not apply to statements or omissions made in reliance upon and in conformity with written information furnished to the Company by or on your behalf for use in such Preliminary Prospectus and except that this representation and warranty does not apply to statements or omissions that have been cured in a subsequent preliminary prospectus or in the Prospectus.

          (c) When the Registration Statement becomes effective under the Act and at all times subsequent thereto to and including the Closing Date (hereinafter defined) and the Option Closing Date (hereinafter defined) and for such longer periods as a Prospectus is required to be delivered in connection with the sale of the Securities by the Underwriter, the Registration Statement and Prospectus, and any amendment thereof or supplement thereto, will contain all material statements which are required to be stated therein in accordance with the Act and the Regulations, and will in all material respects conform to the requirements of the Act and the Regulations, and neither the Registration Statement nor the Prospectus, nor any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty does not apply to statements or omissions made in reliance upon and in conformity with written information furnished to the Company by you for use in the Registration Statement or Prospectus, or in any amendment thereof or supplement thereto. It is understood that the statements set forth in the Prospectus with respect to (i) the amounts of the selling concession and reallowance; (ii) the identity of counsel to the Underwriter under the heading "Legal Matters"; (iii) information under the heading "Underwriting," including the information concerning the National Association of Securities Dealers, Inc. ("NASD") affiliation of the Underwriter; and (iv) the stabilization legend in the Prospectus constitute the only information supplied by you for use in the Registration Statement or Prospectus.

          (d) The Company is, and at the Closing Date and the Option Closing Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Exhibit 22 to the Registration Statement correctly sets forth the names of each of the Company's subsidiaries (the "Subsidiaries"). The Subsidiaries are the only subsidiaries of the Company are, and at the Closing Date and the Option Closing Date will be, corporations duly organized, validly existing and in good standing under the laws of the State of New York. Each of the Company and the Subsidiaries is duly qualified and in good standing as a foreign corporation in each jurisdiction in which its ownership or leasing of any properties or the character of its operations requires such qualification, except those jurisdictions in which the failure to so qualify would not have a material adverse effect on the business or operations of the Company and its subsidiaries, taken as a whole ("Material Adverse Effect"). Each of the Company and the Subsidiaries has all requisite corporate powers and authority, and all necessary authorizations, approvals, orders, licenses, certificates and permits of and from all governmental regulatory officials and bodies to own or lease its properties and conduct its business as described in the Prospectus except where the failure to have any such authorizations, approvals, orders, licenses, certificates or permits would not have a Material Adverse Effect, and each of the Company and the Subsidiaries is doing business and has been doing business during the period described in the Registration Statement in compliance with all such material authorizations, approvals, orders, licenses, certificates and permits and all material federal, state and local laws, rules and regulations concerning the business in which the Company or the Subsidiaries is engaged, except where the failure to comply with any such authorizations, approvals, orders, licenses, certificates or permits or any such laws, rules or regulations would not have a Material Adverse Effect. The disclosures in the Registration Statement concerning the effects of federal, state and local regulation on the Company's and the Subsidiaries' business as currently conducted and as contemplated are correct in all material respects and do not omit to state a material fact required to be stated therein in light of the circumstances under which such disclosures were made. The Company has all corporate power and authority to enter into this Agreement and carry out the provisions and conditions hereof, and all consents, authorizations, approvals and orders required in connection therewith have been obtained or will have been obtained prior to the Closing Date. In the event the Company forms a subsidiary after the Closing Date but before the Option Closing Date, the foregoing shall apply to the new subsidiary as appropriately modified.

          (e) This Agreement and the Indenture between the Company and Continental Stock Transfer & Trust Co. (the "Indenture"), have been duly and validly authorized and executed by the Company. The Securities (including the shares of common stock, $.01 par value per share (the "Common Stock"), issuable upon conversion of the Debentures (the "Shares"), or in payment of interest thereon (the "Interest Shares")), and the Underwriter's Securities have been duly authorized (and, in the case of the Shares, have been duly reserved for issuance) and, when issued and paid for in accordance with this Agreement (and, in the case of such Shares and Interest Shares, upon issuance), will be validly issued, fully paid and non-assessable; the Securities, Additional Securities, Shares and Interest Shares, and Underwriter's Securities are not and will not be subject to the preemptive rights of any stockholder of the Company and conform and at all times up to and including their issuance will conform in all material respects to all statements with regard thereto contained in the Registration Statement and Prospectus; and all corporate action required to be taken for the authorization, issuance and sale of the Securities, the Additional Securities, Shares and Interest Shares and Underwriter's Securities has been taken, and this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, to issue and sell, upon exercise in accordance with the terms thereof, the number and kind of securities called for thereby, except as enforceability may be limited by bankruptcy, reorganization, moratorium, insolvency or other laws affecting the enforceability of creditors' right generally and rules of law governing specific performance, injunctive relief and other equitable remedies.

          (f) The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, the Certificate of Incorporation or by-laws, in each case as amended, of the Company or of any evidence of indebtedness, lease, contract or other agreement or instrument to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their respective properties is bound, or under any applicable law, rule, regulation, judgment, order or decree of any government, administrative agency or court, domestic or foreign, having jurisdiction over the Company or the Subsidiaries or their respective properties, in each case except for any breach, violation or default that would not have a Material Adverse Effect, or result in the creation or imposition of any material lien, charge or encumbrance upon any of the properties or assets of the Company or the Subsidiaries; and no consent, approval, authorization or order of any court or governmental or other regulatory agency or body is required for the consummation by the Company of the transactions on its part herein contemplated, except such as may be required under the Act or under state securities or blue sky laws or under the rules and regulations of the NASD, and except where the breach, violation or failure to obtain such consent, approval, authorization or order would not have a Material Adverse Effect.

          (g) Subsequent to the date hereof, and prior to the Closing Date and the Option Closing Date, except as otherwise described in or contemplated by the Prospectus, neither the Company nor the Subsidiaries will issue or acquire any equity securities.

          (h) The consolidated financial statements and notes thereto included in the Registration Statement and the Prospectus fairly present the consolidated financial position and the results of operations of the Company and the Subsidiaries at the respective dates and for the respective periods to which they apply; and such financial statements have been prepared in conformity with generally accepted accounting principles, consistently applied throughout the periods involved.

          (i) Except as set forth in the Registration Statement, neither the Company nor any of the Subsidiaries is, and at the Closing Date and at the Option Closing Date neither the Company nor any of the Subsidiaries will be, in violation or breach of, or default in, the due performance and observance of any term, covenant or condition of any indenture, mortgage, deed of trust, note, loan or credit agreement, or any other agreement or instrument evidencing an obligation for borrowed money, or any other agreement or instrument to which the Company or the Subsidiaries is a party or by which the Company or the Subsidiaries may be bound or to which any of the property or assets of the Company or the Subsidiaries is subject, which violations, breaches, default or defaults, singularly or in the aggregate, have not been waived and would have a Material Adverse Effect. Neither the Company nor any of the Subsidiaries has and at the Closing Date or Option Closing Date neither the Company nor the Subsidiaries will have taken any action in violation of the provisions of the Certificate of Incorporation or by-laws, in each case as amended, of the Company or the Subsidiaries, as the case may be, or any statute or any order, rule or regulation of any court or regulatory authority or governmental body having jurisdiction over or application to either the Company or the Subsidiaries or its business or properties, except for any violations that, singularly or in the aggregate, would not have a Material Adverse Effect.

          (j) The Company and the Subsidiaries have, and at the Closing Date and at the Option Closing Date will have, good and marketable title to all properties and assets described in the Prospectus as owned by them, free and clear of all liens, charges, encumbrances, claims, security interests, restrictions and defects of any material nature whatsoever, except such as are described or referred to in the Prospectus and liens for taxes not yet due and payable or such as in the aggregate will not have a Material Adverse Effect. All of the material leases and subleases under which the Company or the Subsidiaries is the lessor or sublessor of properties or assets or under which the Company or the Subsidiaries holds properties or assets as lessee as described in the Prospectus are, and will on the Closing Date and the Option Closing Date be, in full force and effect, and except as described in the Prospectus, each of the Company and the Subsidiaries is not and will not be in default in respect of any of the terms or provisions of any of such leases or subleases (except for defaults which would not have a Material Adverse Effect), and no claim has been asserted by anyone adverse to rights of the Company or the Subsidiaries as lessor, sublessor, lessee or sublessee under any of the leases or subleases mentioned above, or affecting or questioning the right of the Company or the Subsidiaries to continue possession of the leased or subleased premises or assets under any such lease or sublease, except as described or referred to in the Prospectus or such as in the aggregate would not have a Material Adverse Effect, and the Company and the Subsidiaries owns or leases all such properties as are necessary to its operations as now conducted and, except as otherwise stated in the Prospectus, as proposed to be conducted as set forth in the Prospectus (except where the failure to own or lease such properties would not have a Material Adverse Effect).

          (k) The authorized, issued and outstanding capital stock of the Company as of the date referenced in the Prospectus is, and the authorized, issued and outstanding capital stock of the Company on the Closing Date will be, as set forth in the Prospectus under "Capitalization" (in each case based on the assumptions set forth therein and except that issuance and sale of the Additional Securities will not be reflected therein); the shares of issued and outstanding capital stock of the Company set forth thereunder have been (or as of the Closing Date will be) duly authorized and validly issued and are (or as of the Closing Date will be) fully paid and non-assessable; except as set forth in the Prospectus, no options, warrants or other rights to purchase, agreements or other obligations to issue, or agreements or other rights to convert any obligation into, any shares of capital stock of the Company have been granted or entered into by the Company; and the Common Stock, the Warrants and all such options and warrants conform in all material respects, to all statements relating thereto contained in the Registration Statement and Prospectus.

          (l) Except as described in the Prospectus, neither the Company nor the Subsidiaries owns or controls any capital stock or securities of, or has any proprietary interest in, or otherwise participates in any other corporation, partnership, joint venture, firm, association or business organization (other than those direct or indirect subsidiaries of the Company disclosed in Exhibit 22 to the Registration Statement); PROVIDED, HOWEVER, that this provision shall not be applicable to the investment, if any, of the net proceeds from the sale of the Securities sold by the Company or other funds thereof in interest-bearing savings accounts, certificates of deposit, money market accounts, United States government obligations or other short-term obligations.

          (m) Arthur Andersen LLP, who have reported on the financial statements of the Company which have been filed with the Commission as a part of the Registration Statement, are independent accountants with respect to the Company as required by the Act and the Regulations.

          (n) Subsequent to the respective dates as of which information is given in the Registration Statement and Prospectus, and except as may otherwise be indicated or contemplated herein or therein, neither the Company nor the Subsidiaries has (i) issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money; or (ii) entered into any transaction other than in the ordinary course of business; or (iii) declared or paid any dividend or made any other distribution on or in respect of its capital stock; PROVIDED, HOWEVER, that this provision shall not be applicable to any transaction between or among the Company and its Subsidiaries.

          (o) There is no litigation or governmental proceeding pending or to the knowledge of the Company or the Subsidiaries threatened against, or involving the properties or business of the Company or the Subsidiaries which might have a Material Adverse Effect, except as referred to in the Prospectus. Further, except as referred to in the Prospectus, there are no pending actions, suits or proceedings related to environmental matters or related to discrimination on the basis of age, sex, religion or race, nor is the Company or the Subsidiaries charged with or, to its knowledge, under investigation with respect to any violation of any statutes or regulations of any regulatory authority having jurisdiction over its business or operations, which violations might have a Material Adverse Effect, and no labor disturbances by the employees of the Company or the Subsidiaries exist or, to the knowledge of the Company or the Subsidiaries, have been threatened.

          (p) Each of the Company and the Subsidiaries has, and at the Closing Date and at the Option Closing Date will have, filed all necessary federal, state and foreign income and franchise tax returns required to be filed or has requested extensions thereof (except in any case where the failure so to file would not have a Material Adverse Effect), and has paid all taxes which it believes in good faith were required to be paid by it except for any such taxes that currently, or on the Closing Date or Option Closing Date, as the case may be, are being contested in good faith or as described in the Prospectus.

          (q) Neither the Company nor the Subsidiaries has at any time (i) made any contribution to any candidate for political office, or failed to disclose fully any such contribution, in violation of law, or (ii) made any payment to any state, federal, foreign governmental or professional regulatory agency, officer or official or other person charged with similar public, quasi-public or professional regulatory duties, other than payments or contributions required or allowed by applicable law.

          (r) Except as set forth in the Registration Statement, to the knowledge of the Company or the Subsidiaries, neither the Company or the Subsidiaries nor any officer, director, employee or agent of the Company or the Subsidiaries has made any payment or transfer of any funds or assets of the Company or the Subsidiaries or conferred any personal benefit by use of the Company's or the Subsidiaries' assets or received any funds, assets or personal benefit in violation of any law, rule or regulation, which is required to be stated in the Registration Statement or necessary to make the statements therein not misleading.

          (s) On the Closing Date and on the Option Closing Date, all transfer or other taxes, if any (other than income tax), which are required to be paid, and are due and payable, in connection with the sale and transfer of the Securities by the Company to the Underwriter will have been fully paid or provided for by the Company as the case may be, and all laws imposing such taxes will have been fully complied with in all material respects.

          (t) There are no contracts or other documents of the Company or the Subsidiaries which are of a character required to be described in the Registration Statement or Prospectus or filed as exhibits to the Registration Statement which have not been so described or filed.

          (v) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (1) transactions are executed in accordance with management's general or specified authorizations; (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; and (3) access to assets is permitted only in accordance with management's general or specific authorizations.

          (w) Except as set forth in the Prospectus, no holder of any securities of the Company has the right (which has not been effectively waived or terminated) to require registration of any securities because of the filing or effectiveness of the Registration Statement.

          (x) The Company has not taken and at the Closing Date will not have taken, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the Common Stock or the Warrants to facilitate the sale or resale of such securities.

          (y) To the Company's knowledge, there are no claims for services in the nature of a finder's origination fee with respect to the sale of the Securities hereunder, except as set forth in the Prospectus.

          (z) No right of first refusal exists with respect to any sale of securities by the Company.

          (aa) No statement, representation, warranty or covenant made by the Company in this Agreement or made in any certificate or document required by this Agreement to be delivered to the Underwriter was, when made, or as of the Closing Date or as of the Option Closing Date will be materially inaccurate, untrue or incorrect.

     3. COVENANTS OF THE COMPANY.

     The Company covenants and agrees with the Underwriter that:

          (a) It will deliver to the Underwriter, without charge, two conformed copies of each Registration Statement and of each amendment or supplement thereto, including all financial statements and exhibits.

          (b) The Company has delivered to the Underwriter, and each of the Selected Dealers (as hereinafter defined) without charge, as many copies as have been reasonably requested of each Preliminary Prospectus heretofore filed with the Commission in accordance with and pursuant to the Commission's Rule 430 under the Act and will deliver to the Underwriter and to others whose names and addresses are furnished by the Underwriter or a Selected Dealer, without charge, on the Effective Date, and thereafter from time to time during such reasonable period as you may request if, in the reasonable opinion of counsel for the Underwriter, the Prospectus is required by law to be delivered in connection with sales by the Underwriter or a dealer, as many copies of the Prospectus (and, in the event of any amendment of or supplement to the Prospectus, of such amended or supplemented Prospectus) as the Underwriter may reasonably request for the purposes contemplated by the Act. The Company will take all necessary actions to furnish to whomever directed by the Underwriter, when and as requested by the Underwriter, all necessary documents, exhibits, information, applications, instruments and papers as may be reasonably required in order to permit or facilitate the sale of the Securities.

          (c) The Company has authorized the Underwriter to use, and make available for use by prospective dealers, the Preliminary Prospectus, and authorizes the Underwriter, all dealers selected by you in connection with the distribution of the Securities (the "Selected Dealers") to be purchased by the Underwriter and all dealers to whom any of such Securities may be sold by the Underwriter or by any Selected Dealer, to use the Prospectus, as from time to time amended or supplemented, in connection with the sale of the Securities in accordance with the applicable provisions of the Act, the applicable Regulations and applicable state law, until completion of the distribution of the Securities and for such longer period as you may reasonably request if the Prospectus is required under the Act, the applicable Regulations or applicable state law to be delivered in connection with sales of the Securities by the Underwriter or the Selected Dealers.

          (d) The Company will use its best efforts to cause the Registration Statement to become effective and will notify the Underwriter immediately, and confirm the notice in writing: (i) when the Registration Statement or any post-effective amendment thereto becomes effective; (ii) of the receipt of any comments from the Commission regarding the Registration Statement or of the receipt of any stop order or of the initiation, or to the best of the Company's knowledge, the threatening, of any proceedings for that purpose; (iii) the suspension of the qualification of the Securities and the Underwriter's Warrants, or underlying securities, for offering or sale in any jurisdiction or of the initiating, or to the best of the Company's knowledge the threatening, of any proceeding for that purpose; and (iv) of the receipt of any comments from the Commission. If the Commission shall enter a stop order at any time, the Company will make every reasonable effort to obtain the lifting of such order as promptly as practicable.

          (e) During the time when a prospectus relating to the Securities is required to be delivered under the Act, the Company will use its best efforts to comply with all requirements imposed upon it by the Act and the Securities Exchange Act of 1934 (the "Exchange Act"), as now and hereafter amended and by the Regulations, as from time to time in force, as necessary to permit the continuance of sales of or dealings in the Securities in accordance with the provisions hereof and the Prospectus and the Company shall use its best efforts to keep the Registration Statement effective so long as a Prospectus is required to be delivered in connection with the sale of the Securities or Additional Securities by the Underwriter or by dealers effecting transactions therein in connection with the initial public offering thereof. If at any time when a prospectus relating to the Securities is required to be delivered under the Act, any event shall have occurred as a result of which, in the reasonable opinion of counsel for the Company or counsel for the Underwriter, the Prospectus as then amended or supplemented (or the prospectus contained in a new registration statement filed by the Company pursuant to Paragraph 3(q)), includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if, in the reasonable opinion of either such counsel, it is necessary at any time to amend the Prospectus (or the prospectus contained in such new registration statement) to comply with the Act, the Company will notify you promptly and prepare and file with the Commission an appropriate amendment or supplement in accordance with Section 10 of the Act and will furnish to you copies thereof.

          (f) The Company will endeavor in good faith, in cooperation with you, at or prior to the time the Registration Statement becomes effective, to qualify the Securities for offering and sale under the securities laws or blue sky laws of such jurisdictions as you may reasonably designate; PROVIDED, HOWEVER, that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction or to make any changes in its capital structure or certificate of incorporation or in any other material aspects of its business or to enter into any material agreement with any Blue Sky commissioner. In each jurisdiction where such qualification shall be effected, the Company will, unless you agree that such action is not at the time necessary or advisable, use it best efforts to file and make such statements or reports at such times as are or may reasonably be required by the laws of such jurisdiction to continue such qualification until none of the Warrants are outstanding.

          (g) The Company will make generally available (within the meaning of Section 11(a) of the Act and the Regulations) to its security holders, as soon as practicable, but in no event later than the first day of the eighteenth full calendar month following the Effective Date, an earnings statement of the Company, which will be in reasonable detail but which need not be audited, covering a period of at least twelve months beginning after the Effective Date, which earnings statements shall satisfy the requirements of Section 11(a) of the Act and the Regulations as then in effect. The Company may discharge this obligation in accordance with Rule 158 of the Regulations.

          (h) During the period of five years commencing on the Effective Date (unless the Company shall no longer have a class of equity securities registered under Section 12(b) or 12(g) of the Exchange Act), the Company will furnish to its stockholders an annual report (including financial statements audited by its independent public accountants), in accordance with Rule 14a-3 under the Exchange Act, and, at its expense, furnish to the Underwriter (i) within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its consolidated subsidiaries and a separate balance sheet of each subsidiary of the Company the accounts of which are not included in such consolidated balance sheet as of the end of such fiscal year, and consolidated statements of operations, stockholder's equity and cash flows of the Company and its consolidated subsidiaries and separate statements of operations, stockholder's equity and cash flows of each of the subsidiaries of the Company the accounts of which are not included in such consolidated statements, for the fiscal year then ended all in reasonable detail and all certified by independent accountants (within the meaning of the Act and the Regulations), (ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, similar balance sheets as of the end of such fiscal quarter and similar statements of operations, stockholder's equity and cash flows for the fiscal quarter then ended, all in reasonable detail, and subject to year end adjustment, all certified by the Company's principal financial officer or the Company's principal accounting officer as having been prepared in accordance with generally accepted accounting principles applied on a consistent basis, (iii) as soon as available, each report furnished to or filed with the Commission or any securities exchange and each report and financial statement furnished to the Company's stockholders generally, and (iv) as soon as available, such other material as the Underwriter may from time to time reasonably request regarding the financial condition and operations of the Company; PROVIDED, HOWEVER, that the Underwriter shall use such other material only in connection with its activities as Underwriter hereunder and shall otherwise keep such other material confidential.

          (i) For a period of twelve months from the Closing Date, the Company, at its expense, shall cause its regularly engaged independent certified public accountants to review (but not audit), the Company's financial statements for each of the first three quarters prior to the announcement of quarterly financial information, the filing of the Company's 10-Q quarterly report and the mailing,if any, of quarterly financial information to stockholders.

          (j) Prior to the Closing Date or the Option Closing Date (if any), the Company will not, directly or indirectly, without your prior written consent, which shall not be unreasonably withheld or delayed, issue any press release or other public announcement or hold any press conference with respect to the Company or its activities with respect to the Offering (other than trade releases issued in the ordinary course of the Company's business consistent with past practices with respect to the Company's operations or otherwise required by law).

          (k) The Company will deliver to you prior to filing, any amendment or supplement to the Registration Statement or Prospectus proposed to be filed after the Effective Date and will not file any such amendment or supplement to which you shall reasonably object after being furnished such copy.

          (l) During the period of 120 days commencing on the date hereof, the Company will not at any time take, directly or indirectly, any action designed to, or which will constitute or which might reasonably be expected to cause or result in stabilization or manipulation of the price of the Securities to facilitate the sale or resale of any of the Securities.

          (m) The Company will apply the net proceeds from the Offering received by it substantially in the manner set forth under "Use of Proceeds" in the Prospectus.

          (n) Counsel for the Company, the Company's accountants, and the officers and directors of the Company will, respectively, furnish the opinions, the letters and the certificates referred to in subsections of Paragraph 9 hereof, and, if the Company shall file any amendment to the Registration Statement relating to the offering of the Securities or any amendment or supplement to the Prospectus relating to the offering of the Securities subsequent to the Effective Date, such counsel, such accountants, and such officers and directors, respectively, will, at the time of such filing or at such subsequent time as you shall specify, so long as Securities being registered by such amendment or supplement are being underwritten by the Underwriter, furnish to you such opinions, letters and certificates, each dated the date of its delivery, of the same nature as the opinions, the letters and the certificates referred to in said Paragraph 9, as you may reasonably request, or, if any such opinion or letter or certificate cannot be furnished by reason of the fact that such counsel or such accountants or any such officer or director believes that the same would be inaccurate, such counsel or such accountants or such officer or director will furnish an accurate opinion or letter or certificate with respect to the same subject matter.

          (o) The Company will comply in all material respects with all of the provisions of any undertakings contained in the Registration Statement.

          (p) The Company will reserve and keep available for issuance that maximum number of its authorized but unissued shares of Common Stock which are issuable upon conversion of the Debentures or upon conversion of the Debentures issuable upon exercise of the Underwriter's Warrants outstanding from time to time.

          (q) The Company will timely prepare and file at its sole cost and expense one or more post-effective amendments to the Registration Statement or a new registration statement as required by law as will permit Underwriter's Warrant holders to be furnished with a current prospectus in the event and at such time as the Underwriter's Warrants are exercised, and the Company will use its best efforts and due diligence to have the same be declared effective (with the intent that the same be declared effective as soon as the Underwriter's Warrants become exercisable) and to keep the same effective so long as the Underwriter's Warrants are outstanding. The Company will deliver a draft of each such post-effective amendment or new registration statement to the Underwriter at least ten days prior to the filing of such post-effective amendment or registration statement.

          (r) So long as any of the Underwriter's Warrants remain outstanding, the Company will timely deliver and supply sufficient copies of the Company's current Prospectus, as will enable a holder to deliver a copy of such Prospectus to any Underwriter's Warrant or other holder where such Prospectus delivery is by law required to be made.

          (s) For a period of three years from the Effective Date, the Company shall continue to employ the services of a firm of independent certified public accountants reasonably acceptable to the Underwriter in connection with the preparation of the financial statements to be included in any registration statement to be filed by the Company hereunder, or any amendment or supplement thereto. During the same period, the Company shall employ the services of a law firm(s) reasonably acceptable to the Underwriter in connection with all legal work of the Company, including the preparation of a registration statement to be filed by the Company hereunder, or any amendment or supplement thereto.

          (t) The Company agrees that it will, upon the Effective Date, for a period of no less than three years, engage a designee of the Underwriter as an advisor (the "Advisor") to its Board of Directors where such Advisor shall attend meetings of the Board, receive all notices and other correspondence and communications sent by the Company to members of its Board of Directors. In addition, such Advisor shall be entitled to receive reimbursement for all reasonable costs incurred in attending such meetings including, but not limited to (if reasonably required in connection with any meeting held outside the New York City metropolitan area), reimbursement for food, lodging and transportation. The Company further agrees that, during said three year period, it shall schedule no less than four (4) formal meetings (at least one of which shall be held "in person" and the others which may be held telephonically) of its Board of Directors in each such year and such meetings shall be held quarterly each year and advance notice of such meetings identical to the notice given to directors shall be given to the Advisor. Further, during such three year period, the Company shall give notice to the Underwriter with respect to any proposed acquisitions, mergers, reorganizations or other similar transactions; provided, however, that the Underwriter agrees to keep all such information confidential and not to use such information in any way in violation of applicable securities laws. In lieu of the Underwriter's right to designate an Advisor, the Underwriter shall have the right during such three-year period, in its sole discretion, to designate one person for election as a Director of the Company and the Company will utilize its best efforts to obtain the election of such person who shall be entitled to receive the same compensation, expense reimbursements and other benefits as other non-officer Directors, including, but not limited to (if reasonably required in connection with any meeting held outside the New York City metropolitan area), reimbursement for food, lodging and transportation, but excluding any warrants, options or shares of equity securities issued to any other Directors as an inducement for joining the Board or for continuing membership on the Board. It is currently anticipated that Directors shall receive $1,000 for each board meeting attended in person.

          The Company agrees to indemnify and hold the Underwriter and such Advisor or Director harmless against any and all claims, actions, damages, costs and expenses, and judgments arising solely out of the attendance and participation of your designee at any such meeting described herein. In the event the Company maintains a liability insurance policy affording coverage for the acts of its officers and directors, it agrees, if possible, to include the Underwriter's designee as an insured under such policy.

          (u) Upon the Closing Date, the Company shall have entered into an agreement with the Underwriter in form reasonably satisfactory to the Underwriter (the "Debenture Management Agreement"), pursuant to which the Underwriter will be retained as a Debenture management consultant for a three-year period commencing as of the Closing Date, and will be paid a fee of $3,000 a month for a term of three years, all of which ($108,000) shall be paid upon the Closing Date.

          (v) The Debentures (and the Shares issuable upon conversion thereof) shall be quoted on The Nasdaq SmallCap Market ("Nasdaq"), not later than the Closing Date. Thereafter, (unless the Company is acquired) the Company will effect and use its best efforts to maintain such listing or cause such securities to be listed on a national securities exchange or in a comparable inter-dealer quotation system for at least five years from the date of this Agreement.

          (w) The Company will apply for listing in Standard and Poors Corporation Reports or Moodys OTC Guide and shall use its best efforts to have the Company included in such publications for at least five years from the Closing Date (unless the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange or unless the Company shall no longer have a class of equity securities registered under Section 12(b) or 12(g) of the Exchange Act).

          (x) The Company has obtained from each person who is currently an officer or director of the Company or a stockholder of the Company who holds (after taking into account the issuance of the Securities in the Offering) greater than 5% of the Company's outstanding securities (except for Tsuyoshi Shiraishi and Harpoon Holdings, Ltd.), a written agreement, in form and substance reasonably satisfactory to you and your counsel, to the effect that such person shall not offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, without your prior written consent (or pursuant to such other agreement with respect to the sale of capital stock as may be required by state "Blue Sky" laws in order to qualify the Offering in any such State), any shares of the Common Stock owned by such person or any securities convertible into, or exchangeable for, or warrants to purchase or acquire, shares of Common Stock, for a period of twelve months from the Effective Date. Notwithstanding the foregoing, Marc Bell will be permitted to sell up to 30,000 shares of Common Stock in the event the Common Stock trades at a price of at least $15.00 per share for 20 consecutive trading days and an additional 30,000 shares in the event the Common Stock trades at a price of at least $20.00 per share for 20 consecutive trading days. For a period of twelve months from the Effective Date, the Company shall not issue any Debentures, shares of Common Stock or preferred stock or any warrants, options or other rights to purchase Common Stock or preferred stock without the consent of the Underwriter, except for (i) the Securities and the Additional Securities,
     (ii) the Underwriter's Securities, (iii) securities issuable upon the exercise of other options or warrants outstanding as of the Closing Date,
     (iv) options to purchase up to 355,000 shares of Common Stock pursuant to the Company's existing stock option plan and shares of Common Stock issuable upon the exercise of such options, (v) shares, options or warrants issuable in connection with the hiring or retention of senior executives who are not currently affiliated or associated with the Company, and (vi) shares of Common Stock or preferred stock or any warrants, options or other rights to purchase Common Stock or preferred stock in connection with strategic alliances, partnerships, mergers, acquisitions or joint ventures, with the consent of the Underwriter which shall not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that the Underwriter will bear its own expenses incurred in connection with the granting of such consent (including, but not limited to any independent due diligence and reimbursement to the Company for any costs associated with obtaining a fairness opinion at the request of the Underwriter).

          (y) The Company will use its best efforts to maintain liability insurance covering its officers and directors.

          (z) The Company agrees that it will employ the services of a financial public relations firm reasonably acceptable to the Underwriter for a period of at least twelve months following the Effective Date.

          (aa) The Company agrees not to call for redemption the Company's outstanding publicly traded warrants until 12 months from the date hereof, without the prior written consent of the Underwriter.

     4. SALE, PURCHASE AND DELIVERY OF SECURITIES; CLOSING DATE; PUBLIC
OFFERING.

          (a) On the basis of the warranties, representations and agreements herein contained, and subject to the satisfaction of all the terms and conditions of this Agreement, the Company agrees to issue and sell to the Underwriter, and the Underwriter agrees to purchase from the Company, the Securities at a price of $1,000 per Debenture, less, in the case of each such Security, an underwriting discount of ten percent (10%) of the price for such Security. The Underwriter may allow a concession not exceeding $. per Debenture to Selected Dealers who are members of the NASD, and to certain foreign dealers, and such dealers may reallow to NASD members and to certain foreign dealers a concession not exceeding $. per Debenture.

          (b) Delivery of the Securities and payment therefor shall be made at 10:00 A.M., New York time on the Closing Date, as hereinafter defined, at the offices of the Underwriter or such other location as may be agreed upon by you and the Company. Delivery of certificates for the Debentures (in definitive form and registered in such names and in such denominations as you shall request by written notice to the Company delivered at least four business days' prior to the Closing Date), shall be made to you for the account of the Underwriter against payment of the purchase price therefor by certified or bank check or wire transfer payable in New York Clearing House funds to the order of the Company. The Company will make such certificates available for inspection at least one business day prior to the Closing Date at such place as you shall designate.

          (c) The "Closing Date" shall be           , 1997, or such other date
     not later than the fourth business day following the effective date of the Registration Statement as you shall determine and advise the Company by at least three full business days' notice.

          (d) The cost of original issue tax stamps, if any, in connection with the issuance and delivery of the Securities by the Company to the Underwriter shall be borne by the Company. The Company will pay and hold the Underwriter, and any subsequent holder of the Securities, harmless from any and all liabilities with respect to or resulting from any failure or delay in paying federal and state stamp taxes, if any, which are payable in connection with the original issuance or sale to the Underwriter of the Securities or any portions thereof.

          (e) As soon, on or after the Effective Date, as the Underwriter deems advisable, the Underwriter shall make a public offering of the Securities (other than to residents of or in any jurisdiction in which qualification of the Securities is required and has not become effective) at the initial public offering prices and upon the other terms set forth in the Prospectus. The Underwriter may from time to time increase or decrease the public offering prices of the Securities after the distribution thereof has been completed to such extent as the Underwriter, in its sole discretion, deems advisable.

     5. SALE, PURCHASE AND DELIVERY OF ADDITIONAL SECURITIES; OPTION CLOSING
DATE.

          (a) Upon the basis of the representations, warranties and agreements herein contained, and subject to the satisfaction of all the terms and conditions of this Agreement, the Company agrees to sell to the Underwriter, and the Underwriter shall have the option (the "Option") to purchase from the Company, the Additional Securities at the same price per Security as set forth in Paragraph 4(a) above. Additional Securities may be purchased solely for the purpose of covering over-allotments made in connection with the distribution and sale of the Securities as contemplated by the Prospectus.

          (b) The Option to purchase all or part of the Additional Securities covered thereby is exercisable by you at any time and from time to time before the expiration of a period of 45 calendar days from the date of the Effective Date (the "Option Period") by written notice to the Company setting forth the number of Additional Securities for which the Option is being exercised, the name or names in which the certificates for such Additional Securities are to be registered and the denominations of such certificates. Upon each exercise of the Option, the Company shall sell to the Underwriter the aggregate number of Additional Securities specified in the notice exercising such Option.

          (c) Delivery of the Additional Securities with respect to which Options shall have been exercised and payment therefor shall be made at 10:00 A.M., New York time on the Option Closing Date, as hereinafter defined, at the offices of the Underwriter or at such other locations as may be agreed upon by you and the Company. Delivery of certificates for Additional Securities shall be made to you for the account of the Underwriter against payment of the purchase price therefor by certified or bank check or wire transfer in New York Clearing House Funds to the order of the Company. The Company will make certificates for Additional Securities to be purchased at the Option Closing Date available for inspection at least one business day prior to such Option Closing Date at such place as you shall designate.

          (d) The "Option Closing Date" shall be the date not later than three business days after the end of the Option Period as you shall determine and advise the Company by at least three full business days' notice, unless some other time is agreed upon between you and the Company.

          (e) The obligations of the Underwriter to purchase and pay for Additional Securities at such Option Closing Date shall be subject to compliance as of such date with all the conditions specified in Paragraph 9 herein and the delivery to you of opinions, certificates and letters, each dated such Option Closing Date, substantially similar in scope to those specified in Paragraph 9 herein.

          (f) The cost of original issue tax stamps, if any, in connection with the issuance and delivery of the Additional Securities by the Company to the Underwriter shall be borne by the Company. The Company will pay and hold the Underwriter, and any subsequent holder of Additional Securities, harmless from any and all liabilities with respect to or resulting from any failure or delay in paying federal and state stamp taxes, if any, which are payable in connection with the original issuance or sale to the Underwriter of the Additional Securities or any portion thereof.

     6. INTENTIONALLY OMITTED

     7. REPRESENTATIONS AND WARRANTIES OF THE UNDERWRITER.

     The Underwriter represents and warrants to the Company that:

          (a) The Underwriter is a member in good standing of the NASD, and has complied with all NASD requirements concerning net capital and compensation to be received in connection with the Offering.

          (b) To the Underwriter's knowledge, there are no claims for services in the nature of a finder's or origination fee with respect to the sale of the Securities hereunder, which the Company is, or may become, obligated to pay.

     8. PAYMENT OF EXPENSES.

          (a) The Company will pay and bear all costs, fees and expenses incident to and in connection with: (i) the preparation, printing and filing of the offering documents and amendments thereto, including NASD, SEC and filing fees, preliminary and final Prospectus and the printing of the Underwriting Agreement, the Agreement Among Underwriters and the Selected Dealer's Agreement, a Blue Sky Memorandum, material to be circulated to any underwriter by the Underwriter and other incidental material; (ii) the mailing and distribution costs for the preliminary and final Prospectus; (iii) the issuance and delivery of certificates representing the Securities, including original issue and transfer taxes, if any; (iv) the qualification of the Securities and any shares of Company's Common Stock underlying the Securities under state securities or Blue Sky Laws, including counsel fees of the Underwriter relating thereto, not to exceed $25,000 (not including fees for the after-market survey in the amount of $10,000) ($15,000 of which shall be due and payable upon the commencement of Blue Sky filings together with appropriate state filing fees), plus disbursements relating to, but not limited to, long-distance telephone calls, photocopying, messengers, excess postage, overnight mail and courier services; (v) the fees and disbursements of counsel for the Company and the accountants for the Company; and (vi) advertising costs and expenses, including, but not limited to, the costs and expenses in connection with the "road show," memorabilia and "tombstones" in publications selected by the Underwriter.

          (b) In addition to the expenses to be paid and borne by the Company referred to in Paragraph 8(a) above, the Company shall reimburse you at closing for expenses incurred by you in connection with the Offering (for which you need not make any accounting), in the amount of 3% of the price to the public of the Securities and Additional Securities sold in the Offering. This 3% non-accountable expense allowance shall cover the fees of your legal counsel, but shall not include any expenses for which the Company is responsible under Paragraph 8(a) above, including the fees and disbursements of your legal counsel with respect to Blue Sky matters.

     9. CONDITIONS OF UNDERWRITER'S OBLIGATIONS.

     The obligations of the Underwriter to consummate the transactions contemplated by this Agreement shall be subject to the continuing accuracy in all material respects of the representations and warranties of the Company contained herein (except those representations and warranties that speak as of a specific date) and the accuracy in all material respects of the statements of the Company and its officers and directors made pursuant to the provisions hereof, as of the date hereof and as of the Closing Date, and to the performance by the Company in all material respects of its covenants and agreements hereunder and to the following additional conditions:

          (a) The Registration Statement shall have become effective not later than 5:00 p.m., New York time, on the date following the date of this Agreement, or such later date and time as shall be consented to in writing by you and, on or prior to the Closing Date, no stop order suspending the effectiveness of the Registration Statement and no proceedings for that purpose shall have been instituted or to your knowledge or the knowledge of the Company, shall be pending or contemplated by the Commission and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Underwriter and after the date hereof no amendment or supplement shall have been filed to the Registration Statement or Prospectus without your prior consent, which shall not have been unreasonably withheld or delayed.

          (b) The Underwriter shall not have advised the Company that the Registration Statement or the Prospectus or any amendment thereof or supplement thereto contains an untrue statement of a fact which, in the Underwriter's reasonable opinion, is material, or omits to state a fact which, in the Underwriter's reasonable opinion, is material and is required to be stated therein or is necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (c) Between the time of the execution and delivery of this Agreement and the Closing Date, there shall be no litigation instituted against the Company or any of its officers or directors and between such dates there shall be no proceeding instituted or, to the Company's knowledge, threatened against the Company or any of its officers or directors before or by any federal, state or county commission, regulatory body, administrative agency or other governmental body, domestic or foreign, in which litigation or proceeding an unfavorable ruling, decision or finding would have a Material Adverse Effect.

          (d) The representations and warranties of the Company contained herein and in each certificate and document contemplated under this Agreement to be delivered to you shall be true and correct in all material respects at the Closing Date as if made at the Closing Date, and all covenants and agreements contained herein to be performed on the part of the Company, and all conditions contained herein to be fulfilled or complied with by the Company at or prior to the Closing Date shall be fulfilled or complied with in all material respects.

          (e) At the Closing Date, you shall have received the opinion of Milberg Weiss Bershad Hynes & Lerach LLP, counsel to the Company, dated as of such Closing Date, addressed to the Underwriter and in form and substance satisfactory to counsel to the Underwriter, to the effect that:

             (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, each with all requisite corporate power and authority to own its properties and to conduct its business as described in the Registration Statement. Each of the Company and the Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions where its ownership, leasing, licensing or use of property and assets or the conduct of its business as described in the Registration Statement makes such qualification necessary, except where failure to be so qualified or in good standing will not have a Material Adverse Effect.

             (ii) The Company has all requisite corporate power and authority to execute, deliver and perform the Underwriting Agreement, the Debenture Management Agreement (to be entered into as of the Closing Date), the Indenture and the Underwriter's Warrants and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Underwriting Agreement, the Debenture Management Agreement, the Indenture and the Underwriter's Warrants by the Company, the consummation by the Company of the transactions therein contemplated and the compliance by the

        Company with the terms of the Underwriting Agreement, the Debenture Management Agreement, the Indenture and the Underwriter's Warrants have been duly authorized by all necessary corporate action, the Underwriting Agreement and the Indenture have been duly executed and delivered by the Company, and each of the Debenture Management Agreement and the Underwriter's Warrants will have been duly executed and delivered by the Company as of the Closing Date. The Underwriting Agreement is, and, as of the Closing Date each of the Debenture Management Agreement, the Indenture and the Underwriter's Warrants will be, a valid and binding obligation of the Company, enforceable in accordance with its terms, except insofar as enforceability of indemnification and contribution provisions may be limited by applicable law or policy or equitable principles, and except as enforceability may be limited by bankruptcy, reorganization, moratorium, insolvency or other laws affecting the enforceability of creditors' rights generally and rules of law governing specific performance, injunctive relief and other equitable remedies.

             (iii) The execution, delivery and performance of the Underwriting Agreement, the Debenture Management Agreement, the Indenture and the Underwriter's Warrants by the Company, and the consummation by the Company of the transactions therein or herein contemplated will not, with or without the giving of notice or the lapse of time, or both, (A) result in a violation of the Certificate of Incorporation or by-laws of the Company, in each case as the same may be amended, (B) to the best of such counsel's knowledge, result in a breach of, or conflict with, any terms or provisions of or constitute a default under, or result in the modification or termination of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company pursuant to, any indenture, mortgage, note, contract, commitment or other material agreement or instrument known to such counsel to which the Company is a party or by which the Company or any of its properties or assets are bound or affected, except where any of the foregoing would not have a Material Adverse Effect; (C) to the best of such counsel's knowledge, violate any existing applicable law, rule or regulation or judgment, order or decree known to such counsel of any governmental agency or court, domestic or foreign, having jurisdiction over the Company or any of its properties or business, which judgment, order or decree is binding on the Company or to which any of its business or operations is subject, except where any such violation would not have a Material Adverse Effect; or (D) to the best of such counsel's knowledge, have any material adverse effect on any permit, certification, registration, approval, consent, license or franchise necessary for the Company to own or lease and operate its properties and to conduct its business or the ability of the Company to make use thereof, in each case in the State of New York.

             (iv) To the best of such counsel's knowledge, no authorization, approval, consent, order, registration, license or permit of any court or governmental agency or body (other than under the Act, the Regulations and applicable state securities or Blue Sky laws) is required for the authorization, issuance, sale and delivery of the Securities, the Additional Securities or the Underwriter's Warrants, and the consummation by the Company of the transactions contemplated by the Underwriting Agreement, the Debenture Management Agreement, the Indenture or the Underwriter's Warrants. The Indenture has been duly qualified under the Trust Indenture Act of 1939.

             (v) Such counsel has been advised by the staff of the Commission that the Registration Statement was declared effective under the Act by the Commission on , 1997; to the best of such counsel's knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued by the Commission, and no proceedings for that purpose have been instituted or are pending or threatened under the Act.

             (vi) The Registration Statement and the Prospectus, as of the Effective Date (except for the financial statements and other financial data included therein or omitted therefrom, as to which such counsel need express no opinion), comply as to form in all material respects with the requirements of the Act and Regulations and, to the best of such counsel's knowledge, the conditions for use of a registration statement on Form SB-2 have been satisfied by the Company.

             (vii) The description in the Registration Statement and the Prospectus of statutes, regulations, contracts and other documents have been reviewed by such counsel, and, based upon such review, are accurate summaries of such statutes, regulations, contracts and other documents in all material respects and, to the best of such counsel's knowledge, there are no material contracts or documents of a character required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement, which are not so described or filed as required.

             (viii) Each share of Common Stock outstanding as of the date of the Prospectus or immediately prior to the Closing Date has been duly authorized and validly issued and is fully paid and nonassessable. To the best of such counsel's knowledge, none of the Common Stock outstanding as of either such date or time has been issued in violation of the preemptive rights of any stockholder of the Company. The authorized Debentures and Common Stock conforms in all material respects to the description thereof contained in the Registration Statement and Prospectus. To the best of such counsel's knowledge, except as set forth in the Prospectus, no holders of any of the Company's securities has any rights, "demand," "piggyback" or otherwise (which has not been waived or terminated), to have such securities registered under the Act.

             (ix) The issuance and sale of the Securities, the Additional Securities, the Shares, the Interest Shares and the Underwriter's Warrants have been duly authorized and, when issued, paid for and delivered in accordance with the terms hereof and thereof, the Shares and the Interest Shares will be validly issued, fully paid and nonassessable. Neither the Securities nor the Additional Securities are subject to statutory preemptive rights of any stockholder of the Company. The certificates representing the Securities are in proper legal form.

             (x) The Underwriter's Warrants constitute valid and binding obligations of the Company, enforceable in accordance with its terms, to issue and sell, upon exercise thereof and payment pursuant to the terms thereof, the numbers and types of securities of the Company called for thereby, except as enforceability may be limited by bankruptcy, reorganization, moratorium, insolvency or other laws affecting the enforceability of creditors' rights generally and rules of law governing specific performance, injunctive relief and other equitable remedies. The Underwriter's Warrants conform in all material respects to the descriptions thereof contained in the Registration Statement and Prospectus.

             (xi) Good title to the Securities, free and clear of all liens, encumbrances, equities, security interests and claims (except those that may arise from actions or inactions of the Underwriter), has been transferred to the Underwriter, provided that the Underwriter purchased the Securities in good faith and without notice of any such lien, encumbrance, equity, security or claim or any other adverse claim within the meaning of the New York Uniform Commercial Code.

             (xii) Assuming that the Underwriter exercises the Option to purchase the Additional Securities and makes payments therefor in accordance with the terms of the Underwriting Agreement, upon issuance of the Additional Securities to the Underwriter pursuant hereto, good title to the Additional Securities, free and clear of any liens, encumbrances, equities, security interests and claims (except those that may arise from actions or inactions of the Underwriter), will have been transferred to the Underwriter, provided that the Underwriter purchased the Additional Securities in good faith and without notice of any such lien, encumbrance, equity, security or claim or any other adverse claim within the meaning of the New York Uniform Commercial Code.

             (xiii) To the best of such counsel's knowledge, other than as set forth or contemplated in the Prospectus, there are no claims, actions, suits, proceedings, arbitrations, investigations or inquiries before any governmental agency, court or tribunal, or before any private arbitration tribunal, pending or threatened against the Company or to which its properties or business is subject, which, individually or in the aggregate, would have a Material Adverse Effect.

     In addition, such counsel shall state that during the course of the preparation of the Registration Statement and the Prospectus, such counsel participated in conferences with officers of the Company, and, while such counsel are not passing upon, has not verified or independently investigated, and does not assume any responsibility for the accuracy, completeness or fairness of the statements or documents contained in the Registration Statement or the Prospectus, during the course of such preparation and the foregoing conferences, no facts came to such counsel's attention which caused such counsel to believe that (A) the Registration Statement (except as to the financial statements and other financial data contained therein, as to which such counsel need express no opinion), as of the Effective Date, contained any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or that (B) the Prospectus (except as to the financial statements and other financial data contained therein, as to which such counsel need express no opinion), as of its date, contained any untrue statement or a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     In rendering such opinions, such counsel may limit their opinions to matters governed by the federal laws of the United States, the laws of the State of New York and the general corporation laws of the State of Delaware, and may rely as to matters of fact, to the extent they deem proper, on certificates and written statements of officers of the Company and certificates or other written statements of officers of departments of various jurisdictions having custody of documents respecting the corporate existence or good standing of the Company, provided that copies of any such statements or certificates shall be delivered to counsel to the Underwriter.

          (f) On or prior to the Closing Date, counsel for the Underwriter shall have been furnished such documents, certificates and opinions as they may reasonably require for the purpose of enabling them to review the matters referred to in subparagraph (e) of this Paragraph 9, or in order to evidence the accuracy, completeness or satisfaction of any of the representations, warranties or conditions herein contained.

          (g) Prior to the Closing Date:

             (i) There shall have been no material adverse change in the condition or prospects or the business activities, financial or otherwise, of the Company from the latest dates as of which such condition is set forth in the Registration Statement and Prospectus;

             (ii) There shall have been no transaction, outside the ordinary course of business, entered into by the Company from the latest date as of which the financial condition of the Company is set forth in the Registration Statement and Prospectus which is material to the Company, which is (x) required to be disclosed in the Prospectus or Registration Statement and is not so disclosed, and (y) likely to have a Material Adverse Effect;

             (iii) The Company shall not be in default under any material provision of any instrument relating to any outstanding indebtedness, except as described in the Prospectus and except such as will not have a Material Adverse Effect;

             (iv) No material amount of the assets of the Company shall have been pledged, mortgaged or otherwise encumbered, except as set forth in the Registration Statement and Prospectus;

             (v) No action, suit or proceeding, at law or in equity, shall have been pending or to its knowledge threatened against the Company or affecting any of its properties or businesses before or by any court or federal or state commission, board or other administrative agency wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect, except as set forth in the Registration Statement and Prospectus;

             (vi) No stop order shall have been issued under the Act and no proceedings therefor shall have been initiated or, to the Company's knowledge, threatened by the Commission; and

             (vii) Each of the representations and warranties of the Company contained in this Agreement and in each certificate and document contemplated under this Agreement to be delivered to you was, when originally made and is at the time such certificate is dated, true and correct in all material respects.

          (h) Concurrently with the execution and delivery of this Agreement and at the Closing Date, you shall have received a certificate of the Company signed by the Chief Executive Officer of the Company and the principal financial officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in subparagraph (g) above have been satisfied in all material respects and that, as of the Closing Date, the representations and warranties of the Company set forth in Paragraph 2 herein are true and correct, as if made on and as of the Closing Date, in all material respects. Any certificate signed by any officer of the Company and delivered to you or to counsel for the Underwriter shall be deemed a representation and warranty by the Company to the Underwriter as to the statements made therein.

          (i) At the time this Agreement is executed, and at the Closing Date, you shall have received a letter, addressed to the Underwriter and in form and substance reasonably satisfactory in all material respects to you and counsel for the Underwriter, from Arthur Anderson LLP dated as of the date of this Agreement and as of the Closing Date, substantially in the form of EXHIBIT A hereto.

          (j) All proceedings taken in connection with the authorization, issuance or sale of the Securities, Additional Securities and the Underwriter's Securities as herein contemplated shall be reasonably satisfactory in form and substance to you and to counsel to the Underwriter, and the Underwriter shall have received from such counsel an opinion, dated as the Closing Date with respect to such of these proceedings as you may reasonably require.

          (l) The obligation of the Underwriter to purchase Additional Securities hereunder is subject to the accuracy of the representations and warranties of the Company contained herein on and as of the Option Closing Date in all material respects and to the satisfaction on and as of the Option Closing Date of the conditions set forth herein in all material respects.

          (m) On the Closing Date there shall have been duly tendered to you for your account the appropriate number of Debentures constituting the Securities.

     10. INDEMNIFICATION AND CONTRIBUTION.

          (a) Subject to the conditions set forth below, the Company agrees to indemnify and hold harmless the Underwriter, each of its agents and counsel and each person, if any, who controls the Underwriter ("controlling person") within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act, against any and all losses, liabilities, claims, damages, actions and expenses or liability, joint or several, whatsoever (including but not limited to any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever), joint or several, to which it or such controlling persons may become subject under the Act, the Exchange Act or under any other statute or at common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any Preliminary Prospectus or the Prospectus (as from time to time amended and supplemented); in any post-effective amendment or amendments or any new registration statement and prospectus in which is included the Warrant Shares of the Company issued or issuable upon exercise of the Underwriter's Warrants; or in any application or other document or written communication (in this Paragraph 10 collectively called "application") executed by the Company or based upon written information furnished by the Company filed in any jurisdiction in order to qualify the Securities, Additional Securities, Underwriter's Warrants and Underwriter's Securities under the securities laws thereof or filed with the Commission or any securities exchange; or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading (in light of the circumstances under which they were made), unless such statement or omission was made in reliance upon or in conformity with written information furnished to the Company with respect to the Underwriter by or on behalf of the Underwriter expressly for use in any Preliminary Prospectus, the Registration Statement or Prospectus, or any amendment or supplement thereof, or in any application, as the case may be. Notwithstanding the foregoing, the Company shall have no liability under this Paragraph 10(a) if any such untrue statement or omission made in a Preliminary Prospectus, is corrected in the Prospectus and the Underwriter failed to deliver to the person or persons alleging the liability upon which indemnification is being sought, at or prior to the written confirmation of such sale, a copy of the Prospectus. This indemnity will be in addition to any liability which the Company may otherwise have.

          (b) The Underwriter agrees to indemnify and hold harmless the Company and each of the officers and directors of the Company who have signed the Registration Statement, each of its agents and counsel, and each other person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, to the same extent as the foregoing indemnity from the Company to the Underwriter in Paragraph 10(a), but only with respect to any untrue statement or alleged untrue statement of any material fact contained in or any omission or alleged omission to state a material fact required to be stated in any Preliminary Prospectus, the Registration Statement or Prospectus or any amendment or supplement thereof or necessary to make the statements therein not misleading or in any application made in reliance upon, and in conformity with, written information furnished to the Company by you expressly for use in the preparation of such Preliminary Prospectus, the Registration Statement or Prospectus with respect to the

     Underwriter or directly relating to the transactions effected or to be effected by the Underwriter in connection with the Offering. This indemnity agreement will be in addition to any liability which the Underwriter may otherwise have.

          (c) If any action is brought against any indemnified party (the "Indemnitee") in respect of which indemnity may be sought against another party pursuant to the foregoing (the "Indemnitor"), the Indemnitor shall assume the defense of the action, including the employment and fees of counsel (reasonably satisfactory to the Indemnitee) and payment of expenses. Any Indemnitee shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such action. If the Indemnitor shall have employed counsel to have charge of the defense or shall previously have assumed the defense of any such action or claim, the Indemnitor shall not thereafter be liable to any Indemnitee in investigating, preparing or defending any such action or claim. Each Indemnitee shall promptly notify the Indemnitor of the commencement of any litigation or proceedings or any other action against the Indemnitee in respect of which indemnification is to be sought.

          (d) In order to provide for just and equitable contribution under the Act in any case in which: (i) the Underwriter makes a claim for indemnification pursuant to Paragraph 10 hereof, but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the time to appeal has expired or the last right of appeal has been denied) that such indemnification may not be enforced in such case notwithstanding the fact that this Paragraph 10 provides for indemnification of such case; or (ii) contribution under the Act may be required on the part of the Underwriter in circumstances for which indemnification is provided under this Paragraph 10, then, and in each such case, the Company and the Underwriter shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after any contribution from others) in such proportion so that the Underwriter is responsible for the portion represented by dividing the total compensation received by the Underwriter herein or in connection with the Offering by the total purchase price of all Securities sold in the public offering and the Company is responsible for the remaining portion; provided, that in any such case, no person guilty of a fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

          The foregoing contribution agreement shall in no way affect the contribution liabilities of any persons having liability under Section 11 of the Act other than the Company and the Underwriter. As used in this Paragraph 10, the term "Underwriter" includes any officer, director, or other person who controls the Underwriter within the meaning of Section 15 of the Act, and the word "Company" includes any officer, director or person who controls the Company within the meaning of Section 15 of the Act. If the full amount of the contribution specified in this paragraph is not permitted by law, then the Underwriter and each person who controls the Underwriter shall be entitled to contribution from the Company to the full extent permitted by law. No contribution shall be requested with regard to the settlement of any matter from any party who did not consent in writing to the settlement.

          (e) Within fifteen (15) days after receipt by any party to this Agreement (or its representative) of notice of the commencement of any action, suit or proceeding, such party will, if a claim for contribution in respect thereof is made against another party (the "contributing party"), notify the contributing party of the commencement thereof, but the omission so to notify the contributing party will not relieve it from any liability it may have to any other party other than for contribution hereunder.

          In case any such action, suit or proceeding is brought against any party, and such party notifies a contributing party or his or its representative of the commencement thereof within the aforesaid fifteen
     (15) days, the contributing party will be entitled to participate therein with the notifying party and any other contributing party similarly notified. Any such contributing party shall not be liable to any party seeking contribution on account of any settlement of any claim, action or proceeding effected by such party seeking contribution without the written consent of such contributing party. The indemnification provisions contained in this Paragraph 11 are in addition to any other rights or remedies which either party hereto may have with respect to the other or hereunder.

     11. REPRESENTATIONS, WARRANTIES, AGREEMENTS TO SURVIVE DELIVERY.

     The respective indemnity and contribution agreements by the Underwriter and the Company contained in Paragraph 10 hereof, and the covenants, representations and warranties of the Company and the Underwriter set forth in this Agreement, shall remain operative and in full force and effect regardless of (i) any investigation made by the Underwriter or on its behalf or by or on behalf of any person who controls the Underwriter, or by the Company or any controlling person of the Company or any director or any officer of the Company, (ii) acceptance of any of the Securities and payment therefor, or (iii) any termination of this Agreement, and shall survive the delivery of the Securities; and any successor of the Underwriter or the Company, or of any person who controls you or the Company or any other indemnified party, as the case may be, shall be entitled to the benefit of such respective indemnity and contribution agreements. The respective indemnity and contribution agreements by the Underwriter and the Company contained in Paragraph 10 above shall be in addition to any liability which the Underwriter and the Company may otherwise have.

     12. EFFECTIVE DATE OF THIS AGREEMENT AND TERMINATION THEREOF.

          (a) This Agreement shall become effective at 10:00 A.M., New York time, on the first full business day following the day on which you and the Company receive notification that the Registration Statement became effective.

          (b) This Agreement may be terminated by the Underwriter by notifying the Company at any time on or before the Closing Date, if any domestic or international event or act or occurrence has materially disrupted, or in your reasonable opinion will in the immediate future materially disrupt, securities markets in the United States; or if trading in securities generally on the New York Stock Exchange, the American Stock Exchange, or in the over-the-counter market in the United States shall have been suspended, or minimum or maximum prices for trading in securities generally shall have been fixed, or maximum ranges for prices for securities shall have been required, on the over-the-counter market by the NASD or NASDAQ or by order of the Commission or any other governmental authority having jurisdiction; or if a moratorium in foreign exchange trading by major international banks or persons has been declared in the United States; or if the Company shall have sustained a loss material or substantial to the Company taken as a whole by fire, flood, accident, hurricane, earthquake, theft, sabotage or other calamity or malicious act which, whether or not such loss shall have been insured, will, in your reasonable opinion, make it inadvisable to proceed with the offering, sale and delivery of the Securities; or if there shall have been a material adverse change in the conditions of the United States securities market in general, as in your reasonable judgment would make it inadvisable to proceed with the offering, sale and delivery of the Securities.

          (c) If you elect to terminate this Agreement as provided in this Paragraph 12, the Company shall be notified promptly by you by telephone or facsimile, confirmed by letter.

          (d) Anything in this Agreement to the contrary notwithstanding, if this Agreement shall terminate or shall not be carried out within the time specified herein by reason of any failure on the part of the Company to perform any undertaking, or to satisfy any condition of this Agreement by it to be performed or satisfied, the sole liability of the Company to the Underwriter, in addition to the obligations assumed by the Company pursuant to Paragraph 8 herein, will be to reimburse the Underwriter on an accountable basis for the following: (i) reasonable Blue Sky counsel fees and expenses to the extent set forth in Paragraph 8(a)(iv); (ii) Blue Sky filing fees to that same extent; and (iii) such other reasonable out-of-pocket expenses actually incurred by the Underwriter (including the reasonable fees and disbursements of their counsel), to the extent set forth in Paragraph 8(a), in connection with this Agreement and the proposed offering of the Securities, but in no event to exceed the sum of $100,000 less such amounts as shall have already been paid pursuant to Section 8(b) or otherwise. The Company shall not in any event be liable to the Underwriter for the loss of anticipated profits from the transactions covered by this Agreement.

     Anything in this Agreement to the contrary notwithstanding, if this Agreement shall be terminated by you because you have exercised your rights pursuant to Paragraph 12(b) above, the Company shall not be under any liability to you except, on an accountable basis, for the portion of the non-accountable expense allowance referred to in Paragraph 8(b) for which expenses have actually been paid or incurred by you, and any balance will be returned by you to the Company.

     13. NOTICES.

     All communications hereunder, except as herein otherwise specifically provided, shall be in writing and, if sent to the Underwriter, shall be mailed, delivered or telegraphed and confirmed to the Underwriter at Rickel & Associates, Inc., 875 Third Avenue, New York, New York 10022, Attention: Elliot
J. Smith, with a copy thereof to Thomas A. Rose, Esq., Schneck Weltman & Hashmall LLP, 1285 Avenue of the Americas, New York, New York 10019, and, if sent to the Company, shall be mailed, delivered or telegraphed and confirmed to the Company at 295 Lafayette Street, New York, New York 10012, Attention: Marc
H. Bell, Chairman, with a copy thereof to Arnold N. Bressler, Esq., Milberg Weiss Bershad Hynes & Lerach LLP, One Pennsylvania Plaza, New York, New York 10119.

     14. PARTIES.

     This Agreement shall inure solely to the benefit of and shall be binding upon, the Underwriter, the Company and the controlling persons, directors and officers referred to in Paragraph 10 hereof, and their respective successors, legal representatives and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained. No purchaser of any of the Securities or Additional Securities from the Underwriter shall be deemed a successor or assign by reason merely of such purchase.

     15. CONSTRUCTION.

     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to the rules governing conflict of laws, and shall supersede any agreement or understanding, oral or in writing, express or implied, between the Company and you relating to the sale of any of the Securities.

     16. JURISDICTION AND VENUE.

     The Company agrees that the courts of the State of New York shall have jurisdiction over any litigation arising from this Agreement, and venue shall be proper in the Southern District of New York.

     17. COUNTERPARTS.

     This agreement may be executed in counterparts.

     If the foregoing correctly sets forth the understanding between you and the Company, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between us.

                                             Very truly yours,

                                             BELL TECHNOLOGY GROUP LTD.
                                             By: _______________________________
                                                   Marc H. Bell, Chairman

Accepted as of the date first above
written:

RICKEL & ASSOCIATES, INC.
BY: _____________________________________________

             NO SALE OR TRANSFER OF THIS WARRANT OR THE SECURITIES
                   UNDERLYING THIS WARRANT MAY BE MADE UNTIL
                 THE EFFECTIVENESS OF A REGISTRATION STATEMENT
                    OR OF A POST-EFFECTIVE AMENDMENT THERETO
                 UNDER THE SECURITIES ACT OF 1933 (THE "ACT"),
               COVERING THIS WARRANT OR THE SECURITIES UNDERLYING
             THIS WARRANT, OR UNTIL THE COMPANY IS IN RECEIPT OF AN
                 OPINION OF COUNSEL SATISFACTORY TO THE COMPANY
               STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM
             THE REGISTRATION REQUIREMENTS OF THE ACT. TRANSFER OF
              THIS WARRANT IS RESTRICTED UNDER PARAGRAPH 2 BELOW.

                       UNDERWRITER'S WARRANT TO PURCHASE
       10% CONVERTIBLE SENIOR SUBORDINATED DEBENTURES DUE AUGUST   , 2003

                           BELL TECHNOLOGY GROUP LTD.
                            (A DELAWARE CORPORATION)

                           Dated:              , 1997

     THIS CERTIFIES THAT, for value received, Rickel & Associates, Inc. (the "Underwriter") or its registered assigns (the "Holder") is the owner of options (the "Underwriter's Option") to purchase from Bell Technology Group Ltd., a Delaware corporation (the "Company"), during the period and at the prices hereinafter specified, up to $550,000 principal amount of 10% convertible senior
subordinated debentures due August   , 2003 (the "Debentures" or the
"Securities").

     This Underwriter's Option is issued pursuant to an Underwriting Agreement
dated              , 1997, between the Company and the Underwriter in connection with a public offering through the Underwriter (the "Public Offering"), of $5,500,000 principal amount of Debentures, and, pursuant to the Underwriter's overallotment option, an additional $825,000 principal amount of Debentures. The Debentures (including those issuable pursuant to the exercise of the Underwriter's Option) will be issued pursuant to and subject to the terms and conditions set forth in an agreement between the Company and Continental Stock Transfer & Trust Company (the "Indenture").

1. EXERCISE OF THE UNDERWRITER'S OPTION.

     (a) The rights represented by this Underwriter's Option shall be exercisable at the prices and during the period specified below, upon the terms and subject to the conditions as set forth herein:

          (i) During the period from              , 1997 to              , 1998,
     inclusive, the Holder shall have no right to purchase any Securities hereunder.

          (ii) Between              , 1998 and              , 2002, inclusive,
     the Holder shall have the option to purchase Debentures hereunder at a price of $1,200 per $1,000 Debenture, the purchase price of the Debentures being 120% of the public offering price for the Debentures set forth in the Prospectus forming a part of the registration statement on Form SB-2 (File No. 333-23259) of the Company, as amended (the "Registration Statement").

          (iii) After              , 2002, the Holder shall have no right to
     purchase any Securities hereunder and this Underwriter's Option shall expire effective at 5:00 p.m., New York time on such date.

     (b) The rights represented by this Underwriter's Option may be exercised at any time within the period above specified, in whole or in part, by (i) the surrender of this Underwriter's Option (with the purchase form at the end hereof properly executed) at the principal executive office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company); (ii) payment to the Company of the exercise price then in effect for the number of Debentures specified in the above-mentioned purchase form together with applicable stock transfer taxes, if any; and (iii) delivery to the Company of a duly executed agreement signed by the person(s) designated in the purchase form to the effect that such person(s) agree(s) to be bound by the provisions of Paragraph 5 and subparagraphs (b), (c) and (d) of Paragraph 6 hereof. This Underwriter's Option shall be deemed to have been exercised, in whole or in part to the extent specified, immediately prior to the close of business on the date this Underwriter's Option is surrendered and payment is made in accordance with the foregoing provisions of this Paragraph 1, and the person or persons in whose name or names the certificates for the Securities shall be issuable upon such exercise shall become the holder or holders of record of such Debentures at that time and date. The Debentures so purchased shall be delivered to the Holder within a reasonable time, not exceeding ten
(10) business days, after the rights represented by this Underwriter's Option shall have been so exercised.

2. RESTRICTIONS ON TRANSFER.

     This Underwriter's Option shall not be transferred, sold, assigned or
hypothecated for a period of one year commencing              , 1997, except
that it may be transferred to successors of the Holder, and may be assigned in whole or in part to any person who is an officer of the Underwriter or an officer or partner of any other member of the selling group during such period. Any such assignment shall be effected by the Holder by (i) completing and executing the transfer form at the end hereof and (ii) surrendering this Underwriter's Option with such duly completed and executed transfer form for cancellation, accompanied by funds sufficient to pay any transfer tax, at the office or agency of the Company referred to in Paragraph 1 hereof, accompanied by a certificate (signed by a duly authorized representative of the Holder), stating that each transferee is a permitted transferee under this Paragraph 2; whereupon the Company shall issue, in the name or names specified by the Holder (including the Holder), a new Underwriter's Option or Underwriter's Options of like tenor and representing in the aggregate rights to purchase the same number of Securities as are then purchasable hereunder. The Holder acknowledges that this Underwriter's Option may not be offered or sold except pursuant to an effective registration statement under the Act or an opinion of counsel satisfactory to the Company that an exemption from registration under the Act is available.

3. COVENANTS OF THE COMPANY.

     (a) The Company covenants and agrees that all Debentures issuable upon the exercise of this Underwriter's Option will, upon issuance thereof and payment therefor in accordance with the terms hereof, and all Common Stock issuable upon conversion of the Debentures underlying this Underwriter's Option, will upon the issuance thereof in accordance with the terms of the Indenture, be duly and validly issued, fully paid and nonassessable and no personal liability will attach to the holder thereof by reason of being such a holder, other than as set forth herein.

     (b) The Company covenants and agrees that during the period within which this Underwriter's Option may be exercised, the Company will at all times have authorized and reserved a sufficient number of Debentures and shares of Common Stock to provide for the exercise of this Underwriter's Option and conversion of the Debentures included therein.

     (c) The Company covenants and agrees that for so long as the Securities shall be outstanding (unless the Securities shall no longer be registered under Paragraph 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended) the Company shall use its best efforts to cause all Debentures and shares of Common Stock issuable upon the exercise of the Underwriter's Option and the conversion of the Debentures contained herein, to be quoted by The Nasdaq SmallCap Stock Market or listed on a national securities exchange.

4. NO RIGHTS OF STOCKHOLDER.

     This Underwriter's Option shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company, either at law or in equity, and the rights of the Holder are limited to those expressed in this Underwriter's Option and are not enforceable against the Company except to the extent set forth herein.

5. REGISTRATION RIGHTS.

     (a) During the period of four years from              , 1998, the Company
shall advise the Holder, whether the Holder holds this Underwriter's Option or has exercised this Underwriter's Option and holds Debentures or Common Stock underlying the Debentures (the "Debenture Shares"), by written notice at least 30 days prior to the filing of any post-effective amendment to the Registration Statement or of any new registration statement or post-effective amendment thereto under the Act, covering any securities of the Company, for its own account or for the account of others, and upon the request of the Holder made during such four-year period, include in any such post-effective amendment or registration statement such information as may be required to permit a public offering of any of the Debentures or Debenture Shares issuable hereunder (the "Registerable Securities"); provided, that this Paragraph 5(a) shall not apply to any registration statement filed pursuant to Paragraph 5(b) hereof or to registrations of shares in connection with an employee benefit plan or a merger, consolidation or other comparable acquisition or solely for registration of non-convertible debt or preferred equity securities of the Company; and provided, further, that, notwithstanding the foregoing, the Holder shall have no right to include any Registrable Securities in any new registration statement or post-effective amendment thereto unless as of the effective date thereof the Registration Statement (as it may hereafter be amended or supplemented) or any new registration statement under which the Registrable Securities are registered shall have ceased to be effective or the prospectus contained in such Registration Statement shall have ceased to be current. The Company shall supply prospectuses in order to facilitate the public sale or other disposition of the Registerable Securities, use its best efforts to register and qualify any of the Registerable Securities for sale in such states in which the Debentures are offered and sold in the Public Offering as such Holder reasonably designates and do any and all other acts and things which may be necessary to enable such Holder to consummate the public sale of the Registerable Securities, provided that, without limiting the foregoing, the Company shall not be obligated to execute or file any general consent to service of process or to qualify as a foreign corporation to do business under the laws of any such jurisdiction, and furnish indemnification in the manner provided in Paragraph 6 hereof. The Holder shall furnish information reasonably requested by the Company in accordance with such post-effective amendments or registration statements, including its intentions with respect thereto, and shall furnish indemnification as set forth in Paragraph 6. The Company shall continue to advise the Holders of the Registerable Securities of its intention to file a registration statement or amendment pursuant to this Paragraph 5(a) until the
earliest of (i)       , 2002; or (ii) such time as all of the Registerable
Securities have been registered and sold under the Act; or (iii) all of the Registrable Securities have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration or qualification of them under the Act, or (iv) in the opinion of legal counsel for the Company, the Registrable Securities may be offered and sold by the holders thereof without being registered under the Act and such securities, upon receipt by the purchasers thereof pursuant to such sale, will not constitute "restricted securities" as such term is defined in Rule 144 under the Act.

     (b) If any fifty-one (51%) percent holder (as defined below) shall give notice to the Company at any time during the four (4) year period beginning one
(1) year from              , 1997 to the effect that such holder desires to
register under the Act any Registerable Securities, under such circumstances that a public distribution (within the meaning of the Act) of any such Registerable Securities will be involved (and the Registration Statement or any new registration statement under which such Registerable Securities are registered shall have ceased to be effective or the Prospectus contained therein shall have ceased to be current), then the Company will as promptly as practicable after receipt of such notice, but not later than thirty (30) days after receipt of such notice, at the Company's option, file a post-effective amendment to the current Registration Statement or a new registration statement pursuant to the Act to the end that the Registerable Securities may be publicly sold under the Act as promptly as practicable thereafter and the Company will use its best efforts to cause such registration to become and remain effective as provided herein (including the taking of such steps as are reasonably necessary to obtain the removal of any stop order); provided, that such fifty-one (51%) percent holder shall furnish the Company with appropriate information in connection therewith as the Company may reasonably request; and provided, further, that the Company shall not be required to file such a post-effective amendment or registration statement pursuant to this Paragraph 5(b) on more than one occasion; and provided, further, that, the registration rights of the 51% holder under this Paragraph 5(b) shall be subject to the "piggyback" registration rights of other holders of securities of the Company to include such securities in any registration statement or post-effective amendment filed pursuant to this Paragraph 5(b). The Company will maintain such registration statement or post-effective amendment current under the Act for a period of at least nine months from the effective date thereof. The Company shall supply prospectuses in order to facilitate the public sale of the Registerable Securities, use its best efforts to register and qualify any of the Registerable Securities for sale in such states in which the Debentures are offered and sold in the Public Offering as such holder reasonably designates and furnish indemnification in the manner provided in Paragraph 6 hereof, provided that, without limiting the foregoing, the Company shall not be obligated to execute or file any general consent to service of process or to qualify as a foreign corporation to do business under the laws of any such jurisdiction.

     (c) The Holder may, in accordance with Paragraphs 5(a) or (b), at his or its option, and subject to the limitations set forth in Paragraph 1(a) hereof, request the registration of any of the Registerable Securities in a filing made by the Company prior to the acquisition of the Securities upon exercise of this Underwriter's Option. The Holder may thereafter exercise this Underwriter's Option at any time or from time to time subsequent to the effectiveness under the Act of the registration statement in which the Debentures underlying the Underwriter's Options were included.

     (d) The term "51% holder," as used in this Paragraph 5, shall include any owner or combination of owners of Underwriter's Options or Registerable Securities if the aggregate number of shares of Common Stock issuable upon conversion of the Debentures included in and underlying the Underwriter's Options and Registerable Securities held of record by it or them, would constitute a majority of the aggregate of such shares of Common Stock underlying the Debentures issuable upon exercise of the Underwriter's Option and Registrable Securities as of the date of the initial issuance of the Underwriter's Option.

     (e) The following provisions of this Paragraph 5 shall also be applicable:

          (i) Within ten (10) days after receiving any notice pursuant to Paragraph 5(b), the Company shall give notice to the other Holders of Underwriter's Options or Registerable Securities, advising that the Company is proceeding with such post-effective amendment or registration and offering to include therein the Registerable Securities of such other Holders, provided that they shall furnish the Company with all information in connection therewith as shall be necessary or appropriate and as the Company shall reasonably request in writing. Following the effective date of such post-effective amendment or registration, the Company shall, upon the request of any Holder of Registerable Securities, forthwith supply such number of prospectuses meeting the requirements of the Act, as shall be reasonably requested by such Holder. The Company shall use its best efforts to qualify the Registerable Securities for sale in such states in which the Debentures are offered and sold in the Public Offering as the 51% holder shall reasonably designate at such times as the registration statement is effective under the Act, provided that, without limiting the foregoing, the Company shall not be obligated to execute or file any general consent to service of process or to qualify as a foreign corporation to do business under the laws of any such jurisdiction.

          (ii) The Company shall bear the entire cost and expense of any registration of securities initiated by it under Paragraph 5(a) hereof notwithstanding that the Registerable Securities subject to this Underwriter's Option may be included in any such registration. The Company shall also comply with the one request for registration made by the 51% holder pursuant to Paragraph 5(b) hereof at the Company's own expense and without charge to any holder of the Registerable Securities. Notwithstanding the foregoing, any Holder whose Registerable Securities are included in any such registration statement pursuant to this Paragraph 5 shall, however, bear the fees of any counsel retained by him and any transfer taxes or underwriting discounts or commissions applicable to the Registerable Securities sold by him pursuant thereto and, in the case of a registration pursuant to Paragraph 5(a) hereof, any additional registration or "blue sky" or state securities fees attributable to the registration or qualification of such Holder's Registerable Securities.

          (iii) If the underwriter or managing underwriter in any underwritten offering made pursuant to Paragraph 5(a) hereof shall advise the Company that it declines to include a portion or all of the Registerable Securities requested by the Holders to be included in the registration statement, then distribution of all or a specified portion of the Registerable Securities shall be excluded from such registration statement (in case of an exclusion as to a portion of such Registerable Securities, such portion to be allocated among such Holders in proportion to the respective numbers of Registerable Securities requested to be registered by each such Holder). In such event the Company shall give the Holder prompt notice of the number of Registerable Securities excluded. Further, in such event the Company shall, commencing six (6) months after the completion of such underwritten offering, file and use its best efforts to have declared effective, at its sole expense (subject to the last sentence of Paragraph 5(a)(ii)), a registration statement relating to such excluded securities.

          (iv) Notwithstanding anything to the contrary contained herein, the Company shall have the right at any time after it shall have given written notice pursuant to Paragraph 5(a) or 5(b) (irrespective of whether a written request for inclusion of any Registerable Securities shall have been made) to elect not to file or to delay any such proposed registration statement or post-effective amendment thereto, or to withdraw the same after the filing but prior to the effective date thereof. In addition, the Company may delay the filing of any registration statement or post-effective amendment requested pursuant to Paragraph 5(b) hereof by not more than 120 days if the Company, prior to the time it would otherwise have been required to file such registration statement or post-effective amendment thereto, determines in good faith that the filing of the registration statement would require the disclosure of non-public material information that, in its judgment, would be detrimental to the Company if so disclosed or would otherwise adversely affect a financing, acquisition, disposition, merger or other material transaction.

          (v) If a registration pursuant to Paragraph 5(a) hereof involves an underwritten offering, the Company shall have the right to select the investment banker or investment bankers and manager or managers that will serve as underwriter with respect to the underwritten offering. No Holder of Registerable Securities may participate in any underwritten offering under this Agreement unless such holder completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwritten offering, in each case, in the form and upon terms reasonably acceptable to the Company and the underwriters. The requested registration pursuant to Paragraph 5(b) hereof shall not involve an underwritten offering unless the Company shall first give its written approval of each underwriter that participates in the offering, such approval not to be unreasonably withheld.

6. INDEMNIFICATION.

     (a) Whenever pursuant to Paragraph 5, a registration statement relating to any Registerable Securities is filed under the Act, amended or supplemented, the Company will indemnify and hold harmless each Holder of the Registerable Securities covered by such registration statement, amendment or supplement (such holder hereinafter referred to as the "Distributing Holder"), each person, if any, who controls (within the meaning of the Act) the Distributing Holder, and each officer, employee, partner or agent of the Distributing Holder, if the Distributing Holder is a broker or dealer, and each underwriter (within the meaning of the Act) of such securities and each person, if any, who controls (within the meaning of the Act) any such underwriter and each officer, employee, agent or partner of such underwriter against any losses, claims, damages or liabilities, joint or several, to which the Distributing Holder, any such underwriter or any other person may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any such registration statement or any preliminary prospectus or final prospectus constituting a part thereof or any amendment or supplement thereto, or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading; and will reimburse the Distributing Holder and each such underwriter or such other person for any legal or other expenses reasonably incurred by the Distributing Holder, or underwriter or such other person, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case (i) to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in said registration statement, said preliminary prospectus, said final prospectus or said amendment or supplement in reliance upon and in conformity with written information furnished by such Distributing Holder, any other Distributing Holder or any such underwriter for use in the preparation thereof, or (ii) such losses, claims, damages or liabilities arise out of or are based upon any actual or alleged untrue statement or omission made in or from any preliminary prospectus, but corrected in the final prospectus, as amended or supplemented.

     (b) Whenever pursuant to Paragraph 5 a registration statement relating to the Registerable Securities is filed under the Act, or is amended or supplemented, the Distributing Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed said registration statement and such amendments and supplements thereto, and each person, if any, who controls the Company (within the meaning of the Act) against any losses, claims, damages or liabilities to which the Company or any such director, officer or controlling person may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in any such registration statement or any preliminary prospectus or final prospectus constituting a part thereof, or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in said registration statement, said preliminary prospectus, said final prospectus or said amendment or supplement in reliance upon and in conformity with written information furnished by such Distributing Holder for use in the preparation thereof; and will reimburse the Company or any such director, officer or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

     (c) Promptly after receipt by an indemnified party under this Paragraph 6 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party, give the indemnifying party notice of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Paragraph 6.

     (d) In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Paragraph 6 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

7. [INTENTIONALLY OMITTED]

8. FRACTIONAL SHARES.

     (a) The Company shall not be required to issue fractions of Debentures on the exercise of this Underwriter's Option.

     (b) The Holder of this Underwriter's Option, by acceptance hereof, expressly waives his right to receive any fractional Debentures upon exercise of this Underwriter's Option.

9. MISCELLANEOUS.

     (a) This Underwriter's Option shall be governed by and in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof.

     (b) All notices, requests, consents and other communications hereunder shall be made in writing and shall be deemed to have been duly made when delivered, or mailed by registered or certified mail, return receipt requested:
(i) if to a Holder, to the address of such Holder as shown on the books of the Company, or (ii) if to the Company, 295 Lafayette Street, New York, New York 10012.

     (c) The Company and the Underwriter may from time to time supplement or amend this Underwriter's Option without the approval of any other Holders in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any provisions herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Underwriter may deem necessary or desirable and which the Company and the Underwriter deem not to materially adversely affect the interest of the Holders.

     (d) All the covenants and provisions of this Underwriter's Option by or for the benefit of the Company and the Holders shall bind and inure to the benefit of their respective successors and assigns hereunder.

     (e) Nothing in this Underwriter's Option shall be construed to give to any person or corporation other than the Company and the Underwriter and any other registered Holder or Holders, any legal or equitable right, and this Underwriter's Option shall be for the sole and exclusive benefit of the Company and the Underwriter and any other Holder or Holders.

     (f) This Underwriter's Option may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the Company has caused this Underwriter's Warrant to be signed by its duly authorized officer and this Underwriter's Option to be dated
             , 1997.

                                             BELL TECHNOLOGY GROUP LTD.

                                             By: /s/_MARC H. BELL_______________
                                               Marc H. Bell
                                               President

                                 PURCHASE FORM

     (To be signed only upon exercise of the Underwriter's Option)

     The undersigned, the Holder of the foregoing Underwriter's Option, hereby irrevocably elects to exercise the purchase rights represented by such
Underwriter's Option for, and to purchase thereunder, $       Debentures of Bell
Technology Group Ltd. and herewith makes payment of $       therefor, and
requests that the certificates for the Debentures be issued in the name(s) of,
and delivered to                               whose address(es) is (are)
                                                            and whose social
security or taxpayer identification number is        .

Dated: ____________________________

__________________________________*

___________________________________
Address

* Signature must conform in all respects to name of registered Holder.

                                 TRANSFER FORM

         (To be signed only upon transfer of the Underwriter's Option)

     For value received, the undersigned hereby sells, assigns, and transfers
unto                         the right to purchase Debentures of Bell Technology
Group Ltd. represented by the foregoing Underwriter's Option to the extent of
$                        Debentures, and appoints                         ,
attorney to transfer such rights on the books of Bell Technology Group Ltd., with full power of substitution in the premises.
Dated: _________________________________________________________________________
________________________________________________________________________________
(name of holder)
________________________________________________________________________________
Address
________________________________________________________________________________

In the presence of:
________________________________________________________________________________
________________________________________________________________________________

July 24, 1997

                         DEBENTURE MANAGEMENT AGREEMENT

                                          , 1997

Bell Technology Group Ltd.
295 Lafayette Street
New York, New York 10012

Attention: Marc H. Bell, Chairman

Gentlemen:

     This will confirm the arrangements, terms and conditions pursuant to which Rickel & Associates, Inc. (the "Consultant"), have been retained to serve as a debenture management consultant and advisor to Bell Technology Group Ltd., a Delaware corporation (the "Company"), on a non-exclusive basis for the term set forth in Section 2 below in connection with the Company's 10% Convertible Senior
Subordinated Debentures, Due           , 2003 (the "Debentures"). The
undersigned hereby agrees to the following terms and conditions:

     1. DUTIES OF CONSULTANT.

     (A) CONSULTING SERVICES. Consultant will provide such consulting services and advice pertaining to the Debentures as the Company may from time to time reasonably request. Without limiting the generality of the foregoing, Consultant will assist the Company in administrative aspects concerning the Debentures and in studying and evaluating matters concerning the redemption or retirement of the Debentures, prepare reports and studies thereon when advisable, and assist in negotiations and discussions pertaining thereto.

     (b) WALL STREET LIAISON. Consultant will, when appropriate, arrange meetings between representatives of the Company and individuals and financial institutions in the investment community, such as security analysts, portfolio managers and market makers.

     The services described in this Section 1 shall be rendered by Consultant under the supervision of the Company, but at such time and place and in such manner (whether by conference, telephone, letter or otherwise) as Consultant may determine. Consultant will keep the Company advised of its activities hereunder.

     2. TERM.

     This Agreement shall continue for a period of three years from the date hereof (the "Term").

     3. COMPENSATION.

     (a) As compensation for Consultant's services hereunder, the Company shall pay to the Consultant the sum of $108,000 (an aggregate of three thousand ($3,000) dollars per month), all of which shall be due and payable as of the date hereof.

     4. RELATIONSHIP.

     Nothing herein shall constitute Consultant as an employee or agent of the Company, except to such extent as might hereinafter be agreed upon for a particular purpose. Except as might hereinafter be expressly agreed, Consultant shall not have the authority to obligate or commit the Company in any manner whatsoever.

     5. CONFIDENTIALITY.

     Except in the course of the performance of its duties hereunder, Consultant agrees that it shall not disclose any trade secrets, know-how, or other proprietary information not in the public domain learned as a result of this Agreement unless and until such information becomes generally known.

     6. ASSIGNMENT AND TERMINATION.

     This Agreement shall not be assignable by any party except to successors to all or substantially all of the business of either party for any reason whatsoever without the prior written consent of the other party, which consent may not be unreasonably withheld.

                                                  Very truly yours,

                                                  RICKEL & ASSOCIATES, INC
                                                  By: __________________________

Agreed and Accepted:

BELL TECHNOLOGY GROUP LTD.
By: ____________________________________________________________________________